     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1995

                                                            REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           TENNESSEE                                    6712                              62-0859007
(State or other jurisdiction of                  (Primary Standard                     (I.R.S. Employer
 incorporation or organization)                      Industrial                      Identification No.)
                                            Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

    MARION S. BOYD, ESQ.                                                STEVEN J. EISEN, ESQ.
       McDonnell Dyer                                            Baker, Donelson, Bearman & Caldwell
    The Crescent Center                                              1700 Nashville City Center
6075 Poplar Avenue, Suite 650                                          Post Office Box 190613
  Memphis, Tennessee  38119                                          Nashville, Tennessee 37219



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED               PROPOSED
       TITLE OF EACH                                                 MAXIMUM               MAXIMUM
          CLASS OF                                                  OFFERING              AGGREGATE
      SECURITIES TO BE                       AMOUNT TO BE             PRICE                OFFERING           AMOUNT OF
         REGISTERED                           REGISTERED           PER UNIT(1)             PRICE(2)        REGISTRATION FEE
         ----------                           ----------           -----------             --------        ----------------
8% Cumulative, Convertible Preferred
Stock, Series E, having no par value but
having a stated value of $25.00 per share.(3)    407,196             $33.00              $13,437,468          $4,633.61

Common Stock having a par value of $5.00         508,995
per share into which the said 8% Cumulative,
Convertible Preferred Stock, Series E, will be
Convertible
- --------------------------

(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

(3) Each share is convertible into 1.25 shares of Union Planters Corporation Common Stock having a par value of $5.00 per share, including rights to purchase shares of Series A Preferred Stock under UPC's Share Purchase Rights Plan in certain circumstances.




                               DELAYING AMENDMENT

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page.  Cross Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF THE UPC SERIES E PREFERRED STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN REGULATORY CONSIDERATIONS, DESCRIPTION OF
                                                            THE UPC COMMON AND PREFERRED STOCK and INCORPORATION OF CERTAIN
                                                            DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, FIRST STATE BANCORPORATION. INC., MANAGEMENT'S
                                                            DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                                            and FIRST STATE BANCORPORATION, INC. CONSOLIDATED FINANCIAL STATEMENTS
                                                            (APPENDIX A)

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE
                                                            SPECIAL MEETING, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

*        Omitted because the answer is negative or the item is inapplicable.


                        FIRST STATE BANCORPORATION, INC.
                            213 CHURCH AVENUE NORTH
                           DYERSBURG, TENNESSEE 38025

                                 April 24, 1995

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION, INC.

         You are cordially invited to attend a Special Meeting of Shareholders of First State Bancorporation, Inc. ("FSB") to be held in the board room of the Dyersburg Office of First Exchange Bank, 213 Church Avenue North, Dyersburg, Tennessee 38025, at 3:00 p.m. CDT, on Wednesday, May 24, 1995.

         At the Special Meeting, you will have the opportunity to consider and to vote on a proposal to approve an Agreement and Plan of Reorganization dated as of February 24, 1995 (the "Reorganization Agreement") along with the Plan of Merger annexed thereto as Exhibit A (both as subsequently amended) pursuant to which FSB would be merged with and into FSB Acquisition Company, Inc., a newly-organized, wholly-owned subsidiary of Union Planters Corporation, which would survive the Merger. The Boards of Directors of FSB and Union Planters Corporation have approved the Reorganization Agreement and the Plan of Merger and the merger contemplated thereby.

         In the merger shareholders of FSB would receive shares of Union Planters Corporation 8% Cumulative, Convertible Preferred Stock, Series E, having no par value (the "Series E Preferred Stock") for their shares of FSB's common stock, $1.00 par value per share, outstanding immediately prior to the effective time of the merger. Based upon the "current market price per share" (as defined in the Reorganization Agreement) of the Series E Preferred Stock being neither less than $27.00 nor more than $33.00 per share, the FSB shareholders would receive 1.185433 shares of Series E Preferred Stock in exchange for each share of FSB Common Stock held by them at that time. The last trade of the Series E Preferred Stock on April 20, 1995, was $______ per share. Should the current market price be less than $27.00 or more than $33.00 per share, Section 3.1(e) of the Reorganization Agreement prescribes the method for determining whether the transaction will be consummated and for what consideration. At the time the Reorganization Agreement was negotiated, the value of the Series E Preferred Stock to be received by the shareholders of FSB was approximately $35.56 per share of FSB common stock based on an exchange ratio of 1.185433 shares of Series E Preferred Stock for each share of FSB common stock and a current market price of $30.00 per share for the Series E Preferred Stock. The enclosed Notice of Special Meeting of Shareholders and the Prospectus and Proxy Statement explain the merger and the Reorganization Agreement and the Plan of Merger and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of FSB's shareholders is required to consummate the merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

         The Board of Directors of FSB has considered more than one proposal to sell FSB and has determined that the proposal outlined in the Reorganization Agreement is the best plan for the employees and the community, while at the same time maximizing the financial interests of the shareholders of FSB. Accordingly the Board of Directors of FSB recommends that you vote FOR the proposal being considered.

Sincerely,



FIRST STATE BANCORPORATION, INC.

                 [SIG]

Percy E. Smith
Chairman, President and Chief Executive Officer

                        FIRST STATE BANCORPORATION, INC.
                            213 CHURCH AVENUE NORTH
                           DYERSBURG, TENNESSEE 38025


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, MAY 24, 1995


NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First State Bancorporation, Inc. ("FSB") has been called by the Board of Directors of FSB and will be held in the board room of the Dyersburg Office of First Exchange Bank, 213 Church Avenue North, Dyersburg, Tennessee 38025, on Wednesday, May 24, 1995, at 3:00 p.m. CDT for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of February 24, 1995 (the "Reorganization Agreement") by and between Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company; FSB Acquisition Company, Inc. ("Interim"), a newly-organized, wholly-owned subsidiary of UPC; First State Bancorporation, Inc. ("FSB"), a Tennessee-chartered bank holding company; and First Exchange Bank ("FEB"), a Tennessee-chartered banking corporation which is a wholly-owned subsidiary of FSB, along with the Plan of Merger annexed thereto as Exhibit A, both as subsequently amended by Letter Agreement dated April 4, 1995. The Reorganization Agreement and the Plan of Merger, as amended, provide for the merger (the "Merger") of FSB with and into Interim whereupon the holders of FSB's common stock, $1.00 par value per share, of record immediately prior to the effective time of the Merger would receive 1.185433 shares of the Union Planters Corporation 8% Cumulative, Convertible Preferred Stock, Series E, having no par value for each share of FSB common stock then held based upon the "current market price per share" (as defined in the Reorganization Agreement) of the Series E Preferred Stock being neither less than $27.00 nor more than $33.00 per share. The Reorganization Agreement, the Plan of Merger and the Merger are more fully described in the accompanying Prospectus and Proxy Statement; and

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

Shareholders of FSB have the right to dissent from the Merger pursuant to, and in accordance with, Section 48-23-101 et seq of the Tennessee Code Annotated. Copies of said section of the Tennessee Code Annotated accompany this notice as Appendix C to the Prospectus and Proxy Statement.

Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to ensure that your shares will be represented at the Special Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If you should attend the Special Meeting in person, the proxy appointment can be disregarded, if you wish, and you may vote your own shares.

Only holders of FSB Common Stock of record at the close of business on April 21, 1995, will be entitled to receive notice of, and to vote at the Special Meeting and any adjournments or postponements thereof.


By Order of the Board of Directors


         [SIG]


Percy E. Smith
Chairman, President and Chief Executive Officer



Dyersburg, Tennessee
Dated: April 24, 1995



THE BOARD OF DIRECTORS OF FIRST STATE BANCORPORATION, INC. BY UNANIMOUS VOTE RECOMMENDS THAT THE HOLDERS OF FIRST STATE BANCORPORATION, INC. COMMON STOCK VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

                                   PROSPECTUS
                               407,196 SHARES OF
                           UNION PLANTERS CORPORATION
              8% CUMULATIVE, CONVERTIBLE PREFERRED STOCK, SERIES E

                                PROXY STATEMENT
                        FIRST STATE BANCORPORATION, INC.
               SPECIAL MEETING TO BE HELD WEDNESDAY, MAY 24, 1995

This Prospectus and Proxy Statement (the "Prospectus") relates to up to 407,196 shares of the 8% Cumulative, Convertible Preferred Stock, Series E, having no par value but having a stated value of $25.00 per share (the "Series E Preferred Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company and savings and loan holding company, to be issued to shareholders of First State Bancorporation, Inc. ("FSB"), a Tennessee-chartered bank holding company, in a merger (the "Merger") of FSB with and into FSB Acquisition Company, Inc. ("Interim"), a newly-organized, wholly-owned subsidiary of UPC, pursuant to an Agreement and Plan of Reorganization dated as of February 24, 1995, by and between UPC, Interim, FSB, and First Exchange Bank ("FEB"), a wholly-owned, Tennessee-chartered banking subsidiary of FSB (the "Reorganization Agreement"), and in accordance with the Plan of Merger annexed thereto as Exhibit A (the "Plan of Merger"), both as amended by Letter Agreement dated April 4, 1995 (the "Letter Agreement"). The number of shares of Series E Preferred Stock to be issued by UPC in connection with the Merger in respect to each outstanding share of FSB common stock having a par value of $1.00 per share (the "FSB Common Stock") is based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, a copy of which (including the Plan of Merger and Letter Agreement) is attached as Appendix B to this Prospectus.

Shares of the outstanding Series E Preferred Stock are now, and the Series E Preferred Stock to be issued in connection with the Merger will be, listed for trading through the facilities of the National Association of Securities Dealers National Market System ("NASDAQ/NMS") under the symbol "UPCPO." The UPC Common Stock into which the Series E Preferred Stock is convertible is listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of Series E Preferred Stock on the NASDAQ/NMS on April 20, 1995, was $_____ per share. If the market price of the Series E Preferred Stock were $_____ per share, the value of the Series E Preferred Stock to be received by the shareholders of FSB would be approximately $_____ per share of FSB Common Stock based on an exchange ratio of 1.185433 shares of Series E Preferred Stock for each share of FSB Common Stock.

This Prospectus also constitutes a proxy statement and is furnished to holders of record of FSB Common Stock in connection with the solicitation of proxies by the FSB Board of Directors (the "FSB Board") for use at a Special Meeting of FSB shareholders to be held at 3:00 p.m. CDT, on Wednesday, May 24, 1995, in the board room of the Dyersburg Office of First Exchange Bank, 213 Church Avenue North, Dyersburg, Dyer County, Tennessee 38025 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of FSB Common Stock of record as of April 21, 1995, will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, both as amended by the Letter Agreement, upon consummation of which (i) all outstanding shares of FSB Common Stock (except for those shares held by any FSB shareholders with respect to which dissenters' rights shall have been perfected in accordance with Tennessee law) would be converted exclusively into the right to receive shares of Series E Preferred Stock (and cash in lieu of any remaining fractional share) based on a conversion formula more particularly set forth in Section 3.1(e) of the Reorganization Agreement and (ii) FSB would be merged with and into Interim with Interim surviving the Merger. Thus, at the Effective Time of the Merger, FEB would become a wholly-owned subsidiary of UPC.

All information contained in this Prospectus pertaining to UPC and its subsidiaries has been supplied by UPC and all information pertaining to FSB or FEB has been supplied by FSB. This Prospectus and the accompanying proxy appointment cards are first being mailed to shareholders of FSB on or about April 24, 1995.

NEITHER THE SHARES OF UPC SERIES E PREFERRED STOCK NOR THE SHARES OF UPC COMMON STOCK INTO WHICH THE SERIES E PREFERRED STOCK IS CONVERTIBLE OFFERED HEREBY ARE SAVINGS ACCOUNTS OR DEPOSITS AND NEITHER IS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL 24, 1995

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Series E Preferred Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items were omitted as permitted by the rules and regulations of the Commission. For further information regarding UPC and the Series E Preferred Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (except as indicated, under Commission File Number 1- 10160) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

         1.      UPC's Annual Report on Form 10-K for the year ended December
                 31, 1994;

         2. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989 (Commission File Number 0-6919), in connection with UPC's designation and authorization of its Series A Preferred Stock;

         3. UPC's Current Report on Form 8-K dated December 31, 1994, as filed on January 13, 1995 and amended on January 31, 1995;

         4. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description;

         5. The description of the Union Planters Corporation 8% Cumulative, Convertible Preferred Stock, Series E, contained in UPC's Registration Statement under Section 12(g) of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

         6. Restated Charter of Incorporation, as amended December 17, 1992, of Union Planters Corporation annexed as Exhibit 3(a) to its Annual Report on Form 10-K dated December 31, 1992.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1994, incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (UPC's "Annual Report to Shareholders") but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Series E

Preferred Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR FSB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                          TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  Parties to the Merger                                                                                      1
  Special Meeting of FSB Shareholders                                                                        2
  Votes Required; Record Date                                                                                2
  Terms of the Merger                                                                                        3
  The Effective Date                                                                                         3
  Reasons for the Merger; Recommendations of Boards of Directors                                             3
  Conditions; Regulatory Approvals                                                                           4
  Management After the Merger                                                                                4
  Shareholders' Dissenters' Rights                                                                           4
  Certain Federal Income Tax Consequences                                                                    5
  Accounting Treatment                                                                                       5
  Market Prices of UPC Series E Preferred Stock and UPC Common Stock                                         5
  Selected Consolidated Financial Data                                                                       7
  Recent Developments Affecting UPC                                                                          12
The Special Meeting                                                                                          12
   Time and Place of Special Meeting; Solicitation of Proxies                                                12
   Votes Required                                                                                            13
   Shareholders' Dissenters' Rights                                                                          13
   Recommendation                                                                                            15
The Merger                                                                                                   15
  Background of and Reasons for the Merger                                                                   16
  Terms of the Merger                                                                                        17
  Effective Date and Effective Time of the Merger                                                            17
  Surrender of Certificates                                                                                  17
  Conditions to Consummation of the Merger                                                                   18
  Regulatory Approvals                                                                                       19
  Conduct of Business Pending the Merger                                                                     20

                                                                                                           Page
                                                                                                           ----
  Payment of Dividends                                                                                       20
  Waiver and Amendment; Termination                                                                          21
  Management after the Merger                                                                                21
  FSB Executive Compensation                                                                                 24
  Interests of Certain Persons in the Merger                                                                 25
  Certain Federal Income Tax Consequences                                                                    25
  Accounting Treatment                                                                                       26
  Expenses                                                                                                   26
  Resales of Series E Preferred Stock                                                                        26
Certain Regulatory Considerations                                                                            27
Description of The UPC Common and Preferred Stock                                                            27
  The UPC Common Stock                                                                                       28
  The UPC Series E Preferred Stock                                                                           29
  Other Preferred Stock of UPC                                                                               32
Certain Provisions That May Have an Anti-Takeover Effect                                                     33
Effect of Merger on Rights of Shareholders                                                                   34
  Removal of Directors                                                                                       34
  Required Shareholder Votes                                                                                 34
  Election of Directors                                                                                      34
First State Bancorporation, Inc.                                                                             35
  Property                                                                                                   35
  Competition                                                                                                35
  Deposits                                                                                                   36
  Legal Proceedings                                                                                          36
  Market Price of FSB Common Stock                                                                           36
  Certain Beneficial Holders of FSB Common Stock                                                             36
  Holdings of FSB Common Stock by FSB Management                                                             37
  First State Bancorporation, Inc. Management's Discussion and Analysis
     of Financial Condition and Results of Operations                                                        37
Validity of the UPC Series E Preferred Stock                                                                 50
Experts                                                                                                      50
Index to Appendices
  Appendix A--First State Bancorporation, Inc. Consolidated Financial Statements
  Appendix B--Agreement and Plan of Reorganization and Letter Amendment thereto, along with the
              Plan of Merger annexed thereto as Exhibit A
  Appendix C--Tennessee Business Corporation Act--Dissenters' Rights

                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding UPC, FSB and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         UPC.   Union Planters Corporation ("UPC") is a multi-state bank
holding company and savings and loan holding company headquartered in Memphis, Tennessee. At December 31, 1994, UPC had total consolidated assets of approximately $10.0 billion, loans of approximately $5.9 billion, deposits of approximately $8.4 billion and shareholders' equity of approximately $731 million. As of that date, UPC was the second-largest independent bank holding company headquartered in Tennessee as measured by consolidated assets. In recent years UPC's Management has emphasized asset quality and maintenance of capital well in excess of regulatory minima. At December 31, 1994, UPC's ratio of nonperforming loans to total loans was .32% and its ratio of nonperforming assets to loans and foreclosed property was .42%. The ratio of UPC's allowance for losses on loans to total loans at such date was 2.05% and the ratio of UPC's allowance for losses on loans to nonperforming loans was 641%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 12.22%, 14.75% and 7.18%, respectively.

         UPC conducts its business activities through its two principal bank subsidiaries, the $2.2-billion Union Planters National Bank ("UPNB"), founded in 1869 and headquartered in Memphis, Tennessee, and the $2.0-billion Sunburst Bank, Mississippi ("SBM"), headquartered in Grenada, Mississippi; 32 other bank subsidiaries; and four savings and loan subsidiaries located in Tennessee, Mississippi, Arkansas, Louisiana, Alabama and Kentucky (collectively, the "Banking Subsidiaries"). Through its Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which they operate, including consumer, commercial and corporate lending, retail banking and mortgage banking. UPC also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         Through its Banking Subsidiaries, UPC operates approximately 380 banking offices. At December 31, 1994, UPC's assets were allocable by state to its banking offices approximately as follows: $6.1 billion in Tennessee, $2.5 billion in Mississippi, $680 million in Arkansas, $502 million in Louisiana, $273 million in Alabama and $110 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. The Corporation completed four acquisitions in 1992, 12 in 1993 and 13 in 1994, adding approximately $1.6 billion in total assets in 1992, $1.3 billion in 1993 and $3.8 billion in 1994. For a discussion of UPC's acquisition program and its managements philosophy, see "Acqusitions" on page 10 of UPC's Annual Report to Shareholders included as
Exhibit 13 to UPC's Annual Report on Form 10-K dated December 31, 1994 which is incorporated by reference herein. For information with respect to acquisitions consummated during the past three years, see Note 2 to UPC's audited Consolidated Financial Statements for the years ended December 31, 1994 and 1993 which are included in UPC's Annual Report to Shareholders which is Exhibit 13 to UPC's Annual Report on Form 10-K dated December 31, 1994 which is incorporated by reference herein. UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC. For acquisitions which are currently pending, see "-- Recent Developments Affecting UPC."

         UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Banking Subsidiary. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Banking Subsidiaries. UPC seeks to achieve economies in the Banking Subsidiaries through consolidation of administrative and operational processes and has substantially completed converting all of the Banking Subsidiaries to a common data processing system. This system conversion should be completed by the end of 1995 and should permit UPC to realize significant cost savings upon full implementation. Additional information about UPC is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

         Additional information about UPC is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         FSB.   First State Bancorporation, Inc. ("FSB") is a bank holding company chartered under the laws of the State of Tennessee whose main office is located at 213 Church Avenue North, Dyersburg, Tennessee 38025 [telephone (901) 285-0662]. FSB's principal subsidiary is First Exchange Bank ("FEB"), a Tennessee-chartered banking corporation. At December 31, 1994, FEB was rendering banking services, consisting primarily of traditional deposit and lending services, from four banking offices located in Lake County, Tennessee; one banking office in Dyer County, Tennessee; and three banking offices in Weakley County, Tennessee. As of December 31, 1994, FSB's total assets were approximately $110 million, its loans were approximately $70 million and its deposits were approximately $100 million.

         INTERIM. FSB Acquisition Company, Inc. ("Interim") was organized by UPC solely to be a party to the Merger. At the Effective Time of the Merger (as defined below), FSB will, pursuant to the terms of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (both as amended by the Letter Agreement), merge with and into Interim with Interim surviving the Merger and continuing as a wholly-owned subsidiary of UPC. The Agreement and Plan of Reorganization and annexed Plan of Merger initially contemplated that FSB would survive the Merger, however, by the Letter Agreement, the parties have agreed that FSB would be merged with and into Interim, such that Interim would survive the Merger.

SPECIAL MEETING OF FSB SHAREHOLDERS

         A Special Meeting (the "Special Meeting") of the FSB shareholders will be held on Wednesday, May 24, 1995, at 3:00 p.m. CDT, in the board room of the Dyersburg Office of First Exchange Bank, 213 Church Avenue North, Dyersburg, Tennessee 38025, to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Special Meeting."

VOTES REQUIRED; RECORD DATE

         Only holders of FSB Common Stock of record at the close of business on April 21, 1995 (the "Record Date") will be entitled to receive notice of, and vote at the Special Meeting. The affirmative votes of the holders of a majority of the shares of FSB Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. As of April 21, 1995, there were 343,499.7 shares of FSB Common Stock outstanding and entitled to vote.

         The directors and executive officers of FSB (the "Management Group") held, as of the Record Date, 203,563.5 shares, or 59.3% of the outstanding shares of FSB Common Stock. FSB has been advised by all of the members of the Management Group that these individuals intend to vote their shares in favor of approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit
A. See "The Special Meeting." Should they so vote their shares, the requirement of FSB shareholder approval would be satisfied.

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of FSB Common Stock which was outstanding immediately prior to the Effective Time of the Merger (except for shares with respect to which dissenters' rights had been perfected in accordance with Tennessee law) will be converted exclusively into the right to receive 1.185433 shares of UPC Series E Preferred Stock based upon the "Current Market Price Per Share" of the Series E Preferred Stock being neither less than $27.00 nor more than $33.00 per share. The "Current Market Price Per Share" is defined in the Reorganization Agreement as the average price per share of the "last" trades of the Series E Preferred Stock as reported in The Wall Street Journal for each of the ten (10) trading days next preceding the Closing Date. Should the Current Market Price Per Share of the Series E Preferred Stock be less than $27.00 or more than $33.00, Section 3.1(e) of the Reorganization Agreement sets forth the method for determining whether the Merger will be consummated and, if so, the method for determining the number of shares of Series E Preferred Stock to which an FSB shareholder would be entitled. The last trade of the UPC Series E Preferred Stock on the NASDAQ/NMS on April 20, 1995, was $_______ per share. The market price of the shares and therefore the Current Market Price Per Share may move up or down between the date of this Prospectus, the Closing Date and the Effective Time of the Merger.

THE EFFECTIVE DATE

         The Merger will become effective at the time Articles of Merger along with the executed Plan of Merger are filed with the Tennessee Secretary of State in accordance with the Tennessee Business Corporation Act, as amended (the "Act") or on such later date and at such later time as the Articles of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions to closing specified in the Reorganization Agreement, it is the present intention of the parties to the Reorganization Agreement that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about July 1, 1995. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). The parties to the Reorganization Agreement presently intend to close the transactions contemplated therein on the last business day next preceding the Effective Date of the Merger (the "Closing Date"). Holders of record of FSB Common Stock immediately prior to the Effective Time of the Merger will be entitled to receive the consideration for the Merger pursuant to the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The FSB Board believes that the Merger is fair to, and in the best interests of, FSB and its shareholders and recommends that FSB's shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, both as amended by the Letter Agreement. The FSB Board believes that the Merger will provide significant value to all FSB shareholders and will also enable them to participate in opportunities for investment growth that the FSB Board believes the Merger makes possible. The Merger will give FEB access to a substantially greater base of capital, affording FEB an opportunity to expand services beyond those presently provided. Moreover, affiliation with UPC and its affiliate banks will allow FEB to compete more strongly in its marketplace and will make available to FEB certain economies of scale in its banking operations. See headings "THE MERGER--Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the FSB shareholders, receipt of the necessary regulatory approvals and satisfaction of customary contractual closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and prior approval of the Tennessee Department of Financial Institutions (the "Tennessee Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies. As of the date of this Prospectus, approvals have not been received from either the Tennessee Department or the Federal Reserve for the parties to consummate the Merger. See headings: "THE MERGER--Conditions to Consummation of the Merger," "--Regulatory Approvals," "--Conduct of Business Pending the Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

MANAGEMENT AFTER THE MERGER

         At the Effective Time of the Merger, the persons who are serving as directors and officers of Interim immediately prior thereto shall continue to serve as the directors and officers of Interim as the entity surviving the Merger and shall continue to hold office as provided in the Charter and Bylaws of Interim as the surviving entity unless and until their successors shall have been duly elected or appointed and qualified. The persons serving as officers and directors of FEB immediately prior to the Effective Time of the Merger shall continue to serve as the officers and directors of FEB as a wholly owned subsidiary of UPC unless and until their service shall expire or terminate and their successors have been duly elected or appointed and qualified as provided in FEB's Bylaws. See "THE MERGER--Management After the Merger."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under Chapter 23 of Title 48 of the Tennessee Business Corporation Act (the "Act"), holders of FSB Common Stock outstanding and entitled to vote at the Special Meeting who do not vote "FOR" approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and who comply with certain notice and other requirements set forth in Sections 48-23-201 through 209 of the Act will have the right to dissent from the Merger and to be paid in cash the "fair value" of their shares of FSB Common Stock. (A vote in favor of the Merger will disqualify an FSB shareholder from exercising his or her dissenters' rights). Tennessee law defines "fair value" to mean the value, determined by appraisal pursuant to the Act, of the shares as of the moment immediately prior to the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. In order for a holder of FSB Common Stock to perfect dissenters' rights, such holder must not vote his or her shares of FSB Common Stock "FOR" approval of the Reorganization Agreement and the Plan of Merger and must also deliver to FSB, before the vote on the Merger is taken, a written notice of the dissenter's intent to demand payment for his or her shares. Neither delivery of a proxy appointment directing a vote against the Reorganization Agreement and the Plan of Merger nor a failure to vote "FOR" the Reorganization Agreement and the Plan of Merger will, in and of itself, constitute such written notice. Certain additional procedures must be followed in order for an FSB shareholder to exercise dissenters' rights. Shareholders wishing to dissent from the Reorganization Agreement and the Plan of Merger are urged to read carefully "The Special Meeting --Shareholders' Dissenters' Rights" and Appendix C (containing a copy of the Chapter of the Act pertaining to Dissenters' Rights) attached to this Prospectus and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended for federal income tax purposes that the Merger will be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that accordingly, for federal income tax purposes, FSB shareholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their FSB Common Stock. FSB shareholders may recognize taxable gain or loss by reason of receiving cash in lieu of a fractional share or by receiving cash incidental to the exercise of Dissenters' Rights. See "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for as a "purchase" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16. See "THE MERGER--Accounting Treatment" below.

MARKET PRICES OF UPC SERIES E PREFERRED STOCK AND UPC COMMON STOCK

         UPC Series E Preferred Stock . The Series E Preferred Stock is listed on the NASDAQ/NMS under the symbol "UPCPO." The following table sets forth for the indicated periods the high and low closing prices for the Series E Preferred Stock, as traded through the facilities of the NASDAQ/NMS and the cash dividends declared per share.

                                                                       CASH
                                           PRICE RANGE               DIVIDENDS
                                        -----------------            DECLARED
                                        HIGH          LOW            PER SHARE
                                        ----          ---            ---------
1995
  First Quarter                        $32.38        $27.75             $ .50
  Second Quarter through
    April 20, 1995                                                         -
                                       ------        ------             -----
         Total                                                          $ .50
                                                                        =====

1994
  First Quarter                        $37.13        $33.50             $ .50
  Second Quarter                        38.50         34.25               .50
  Third Quarter                         34.75         32.25               .50
  Fourth Quarter                        33.00         26.25               .50
                                                                        -----
         Total                                                          $2.00
                                                                        =====

1993
  First Quarter                        $40.00        $32.75             $ .50
  Second Quarter                        40.50         33.25               .50
  Third Quarter                         41.00         35.63               .50
  Fourth Quarter                        40.25         34.00               .50
                                                                        -----
         Total                                                          $2.00
                                                                        =====

1992
  First Quarter,                                                      $26.00        $25.00             $   -
  Second Quarter , accrued subsequent to date of issuance              29.13         25.00               .38
  Third Quarter                                                        30.13         28.00               .50
  Fourth Quarter                                                       34.00         28.25               .50
                                                                                                       -----
         Total                                                                                         $1.38
                                                                                                       =====

         The last reported sale price of Series E Preferred Stock on the NASDAQ/NMS on April 20, 1995, which was the last practicable date prior to the mailing of this Prospectus, was $______ per share.

         UPC Common Stock. The UPC Common Stock is listed and traded on the NYSE (symbol: "UPC"). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the NYSE and the cash dividends declared per share for the periods indicated:


                                                                                                     CASH
                                                                         PRICE RANGE               DIVIDENDS
                                                                      -----------------            DECLARED
                                                                      HIGH          LOW            PER SHARE
                                                                      ----          ---            ---------
1995
  First Quarter                                                       $24.50        $20.88             $ .23
  Second Quarter through
    April 20, 1995                                                                                       -
                                                                                                       -----
         Total                                                                                         $ .23
                                                                                                       =====
1994
  First Quarter                                                       $26.25        $23.13             $ .21
  Second Quarter                                                       28.75         24.75               .21
  Third Quarter                                                        26.00         23.50               .23
   Fourth Quarter                                                      24.50         19.63               .23
                                                                                                       -----
         Total                                                                                         $ .88
                                                                                                       =====
1993
  First Quarter                                                       $29.13        $22.50             $ .18
  Second Quarter                                                       29.25         22.63               .18
  Third Quarter                                                        30.00         25.00               .18
  Fourth Quarter                                                       28.75         23.63               .18
                                                                                                       -----
         Total                                                                                         $ .72
                                                                                                       =====

1992
  First Quarter                                                       $15.50        $13.75             $ .15
  Second Quarter                                                       20.13         14.63               .15
  Third Quarter                                                        20.75         17.50               .15
  Fourth Quarter                                                       24.75         17.75               .15
                                                                                                       -----
         Total                                                                                         $ .60
                                                                                                       =====

         The last reported sale price of UPC Common Stock on the NYSE as of April 20, 1995, which was the last practicable date prior to the mailing of this Prospectus, was $_______ per share.

         FSB Common Stock . The FSB Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC and FSB on an historical basis, selected unaudited consolidated financial data for the five years ended December 31, 1994. The information for UPC has been derived from the consolidated financial statements of UPC, including the consolidated financial statements of UPC incorporated in this Prospectus by reference to UPC's 1994 Annual Report on Form 10-K, dated December 31, 1994, and should be read in conjunction therewith and with the notes thereto. See "Incorporation of Certain Documents by Reference." The information for FSB has been derived from consolidated financial statements, including the consolidated financial statements of FSB appearing in Appendix A to this Prospectus. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and FSB, have been included.

                    UPC Selected Consolidated Financial Data




                                                                           Years Ended December 31, (1)
                                                          -----------------------------------------------------------------------
                                                              1994            1993           1992           1991           1990
                                                          -----------     ----------     ----------     ----------     ----------
                                                                      (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
 Net interest income                                      $   388,278     $  343,710     $  281,148     $  233,790     $  206,529
 Provision for losses on loans                                  3,636         16,558         27,182         34,203         26,304
 Investment securities gains (losses)                         (20,298)         4,495         14,019          2,624             83
 Other noninterest income                                     113,860        115,430         98,590         90,697         92,076
 Noninterest expense                                          398,835        319,681        279,464        238,475        231,733
                                                          -----------     ----------     ----------     ----------     ----------
 Earnings before income taxes,
  extraordinary item, and accounting changes                   79,369        127,396         87,111         54,433         40,651
 Applicable income taxes                                       20,761         37,420         23,861         11,537          5,408
                                                          -----------     ----------     ----------     ----------     ----------
 Earnings before extraordinary item and
  accounting changes                                           58,608         89,976         63,250         42,896         35,243
 Extraordinary item-defeasance of debt, net of taxes                -         (3,206)             -              -              -
 Accounting changes, net of taxes                                   -          5,782              -              -              -
                                                          -----------     ----------     ----------     ----------     ----------
 Net earnings                                             $    58,608     $   92,552     $   63,250     $   42,896     $   35,243
                                                          ===========     ==========     ==========     ==========     ==========
PER COMMON SHARE DATA (2)
 Primary
  Earnings before extraordinary item and
   accounting changes                                     $      1.25     $     2.31     $     1.79     $     1.32     $     1.03
  Extraordinary item-defeasance of debt, net of taxes               -           (.09)             -              -              -
  Accounting changes, net of taxes                                  -            .16              -              -              -
  Net earnings                                                   1.25           2.38           1.79           1.32           1.03
 Fully diluted
  Earnings before extraordinary item and
   accounting changes                                            1.25           2.23           1.77           1.32           1.03
  Extraordinary item-defeasance of debt, net of taxes               -           (.08)             -              -              -
  Accounting changes, net of taxes                                  -            .15              -              -              -
  Net earnings                                                   1.25           2.30           1.77           1.32           1.03
 Cash dividends                                                   .88            .72            .60            .48            .48
 Book value                                                     16.01          16.29          14.02          12.77          11.77
BALANCE SHEET DATA (AT PERIOD END)
 Total Assets                                             $10,015,069     $9,029,893     $7,493,004     $5,928,496     $6,095,531
 Loans, net of unearned income                              5,949,128      4,653,368      3,585,769      3,132,924      3,376,435
 Allowance for losses on loans                                122,089        114,353         89,827         67,989         67,505
 Investment securities                                      2,962,144      3,295,644      2,793,950      1,777,754      1,773,508
 Deposits                                                   8,417,842      7,671,621      6,441,991      5,145,181      5,182,379
 Short-term borrowings                                        415,171        275,537        321,976        222,510        362,364
 Long-term debt (3)
  Parent company                                              114,790        114,729         74,292         38,163         44,662
  Subsidiary banks                                            226,161        195,442         21,756         10,083          4,469
 Total shareholders' equity                                   730,707        682,002        529,496        425,970        383,349
Average assets                                             10,025,383      8,857,216      6,934,718      5,928,927      6,096,808
Average shareholders' equity                                  778,232        639,874        494,529        398,651        386,800
Average shares outstanding (in thousands)
     Primary                                                   40,055         35,311         31,910         31,752         33,738
     Fully diluted                                             40,397         39,541         34,754         32,105         34,078

                                                                                Years Ended December 31, (1)
                                                             -----------------------------------------------------------------------
                                                                1994            1993           1992           1991           1990
                                                             -----------     ----------     ----------     ----------     ----------
PROFITABILITY AND CAPITAL RATIOS
 Return on average assets                                         .58%          1.04%           .91%           .72%           .58%
 Return on average common equity                                 7.40          15.55          13.48          10.80           9.12
 Net interest income (taxable-equivalent) to
  average earning assets (4)                                     4.39           4.44           4.62           4.54           4.02
 Loans/deposits                                                 70.67          60.66          55.66          60.89          65.15
 Common and preferred dividend payout ratio                     64.68          31.81          35.72          35.66          43.08
 Equity/assets (period end)                                      7.30           7.55           7.07           7.19           6.29
 Average shareholders' equity/average total assets               7.76           7.22           7.13           6.72           6.34
 Leverage ratio (5)                                              7.18           7.23           7.11           7.10           6.18
 Tier 1 capital to risk-weighted assets (5)                     12.22          13.58          13.35          11.91           9.98
 Total capital to risk-weighted assets (5)                      14.75          16.40          15.44          14.13          12.09
ASSET QUALITY RATIOS
 Allowance/period end loans                                      2.05           2.46           2.51           2.17           2.00
 Nonperforming loans/total loans                                  .32            .59           1.32           1.09           1.07
 Allowance/nonperforming loans                                    641            414            190            200            187
 Nonperforming assets/loans and foreclosed properties             .42            .78           1.69           1.74           1.81
 Provision/average loans                                          .07            .37            .77           1.04            .78
 Net charge-offs/average loans                                    .09            .30            .60           1.02            .85
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS (6)
 Excluding interest on deposits                                  2.25x          4.23x          4.20x          3.18x          2.01x
 Including interest on deposits                                  1.23           1.46           1.34           1.18           1.11

- -----------------

(1) Reference is made to "Basis of Presentation" in Note 1 to the consolidated financial statements.
(2) Share and per share amounts have been retroactively restated for material acquisitions accounted for as poolings of interests.
(3) Long-term debt includes subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year. Subsidiary banks' long-term debt is primarily FHLB advances.
(4) Calculation does not include the impact of the unrealized gain or loss on available for sale investment securities.
(5) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and Total Capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5% (5% for bank holding companies effecting acquisitions).
(6) For the purpose of computing these ratios, earnings represent earnings before income taxes, extraordinary item and accounting changes, preferred dividend factor and fixed charges. Fixed charges represent the preferred dividend factor, interest expense (exclusive of interest on deposits in one case and inclusive of interest in the other), capitalized interest expense, amortization of debt issuance costs and one-third (the portion deemed representative of the interest factor) of all operating rents.

                                        FSB SELECTED CONSOLIDATED FINANCIAL DATA


                                                                             YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------------------
                                                      1994            1993             1992             1991           1990
                                                 ------------------------------------------------------------------------------
  INCOME STATEMENT DATA
     Net interest income                         $  4,287,282     $  4,182,120      $ 3,961,434     $ 3,264,666     $ 2,833,136
     Provision for loan losses                        104,000          165,000          155,000          60,000          41,000
     Noninterest income                             1,067,345          967,174          749,283         704,794         445,114
     Noninterest expense                            3,929,440        3,624,172        3,285,149       3,396,305       2,805,243
     Income before taxes and cumulative
      effect adjustment                             1,321,187        1,360,122        1,270,568         513,155         432,007
     Corporate income taxes                           436,388          473,934          392,159         139,000          39,498
     Income before effect of a change in
      accounting principle                            884,799          886,188          878,409         374,155         392,509
     Cumulative effect of a change in
      accounting principle                                  -          (53,988)               -               -               -
     Net income                                       884,799          832,200          878,409         374,155         392,509

  PER COMMON SHARE DATA
     Income before effect of a change in
      accounting principle                       $       2.58     $       2.58      $      2.56    $       1.05    $       1.08
     Cumulative effect of a change in
      accounting principle                                  -           $(0.16)               -               -               -
     Net income                                  $       2.58     $       2.42      $      2.56    $       1.05    $       1.08
     Cash dividends                              $       1.25     $       1.50      $      1.25    $       0.97    $       1.00
     Book value                                  $      21.93     $      20.72      $     19.80    $      17.91    $      17.96
     Average shares                                   343,500          343,500          343,500         354,758         362,800

  BALANCE SHEET DATA (period end)
     Investment securities                         30,531,286       18,385,046       16,957,278      19,930,865      27,353,342
     Loans, net of unearned income                 69,743,547       70,694,860       61,159,860      54,634,496      37,871,938
     Allowance for loan losses                        918,367          900,499          727,821         674,048         744,393
     Total assets                                 109,766,449      101,841,431       92,031,653      85,758,311      77,074,349
     Deposits                                      99,486,169       93,115,572       83,666,034      78,089,715      69,153,690
     Long-term debt                                 1,922,544          746,800          504,875          82,500         432,000
     Total capital                                  7,532,829        7,118,489        6,801,538       6,352,504       6,514,848

  PROFITABILITY RATIOS
     Return on average assets                            0.83%            0.82%            1.02%           0.46%           0.53%
     Return on average capital                          12.11%           12.19%           13.08%           5.34%           5.49%
     Net yield on interest earning assets                4.34%            4.43%            5.02%           4.33%           4.11%
     Dividend payout                                    48.53%           61.91%           48.88%          91.81%          92.43%

  ASSET QUALITY DATA
     Net charge-offs (recoveries)                      72,132           (7,678)         101,227         130,345         (57,000)
     Nonperforming loans (1)                           91,210          112,870          119,388         150,289         595,000
     Foreclosed assets                                 96,087                -                -               -               -
     Allowance for loan losses to loans,
      net of unearned income                             1.32%            1.27%            1.19%           1.23%           1.97%
     Nonperforming loans to loans, net
      of unearned income                                 0.13%            0.16%            0.20%           0.28%           1.57%
     Allowance for loan losses to
      nonperforming loans                             1006.87%          797.82%          609.63%         448.50%         125.11%
     Nonperforming assets to loans, net of
      unearned income, and foreclosed assets (2)         0.27%            0.16%            0.20%           0.28%           1.57%
     Provision for loan losses to average
      loans, net of unearned income                      0.15%            0.23%            0.26%           0.13%           0.11%
     Net charge-offs (recoveries) to average
      loans, net of unearned income                      0.10%           (0.01)%           0.17%           0.28%          (0.16)%


                                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                        1994             1993            1992            1991           1990
                                                       ------------------------------------------------------------------------
  LIQUIDITY AND CAPITAL RATIOS
     Loans, net of unearned income to deposits         70.10%           75.92%          73.10%          69.96%          54.76%
     Total capital to total assets (period end)         6.86%            6.99%           7.39%           7.41%           8.45%
     Average capital to average assets                  6.84%            6.71%           7.80%           8.53%           9.65%
     Tier 1 capital to risk-weighted assets (3)        11.26%           10.45%          11.08%          11.42%          15.83%
     Total capital to risk-weighted assets (3)         12.51%           11.70%          12.27%          12.64%          17.08%
     Leverage ratio (3)                                 6.97%            7.05%           7.64%           7.36%           8.79%


  (1) Nonperforming loans include loans on nonaccrual status and restructured loans.
  (2)  Nonperforming assets include nonperforming loans plus foreclosed assets.
  (3) The risk-based capital ratios are based upon capital guidelines prescribed by federal regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.

RECENT DEVELOPMENTS AFFECTING UPC

         Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to FSB (collectively, the "Pending Acquisitions") which management considers probable of consummation and which are expected to be closed in the third quarter of 1995:


                                                                                  CONSIDERATION
                                                  APPROXIMATE              ---------------------------
INSTITUTION                                       ASSET SIZE               VALUE                  TYPE
- -----------                                       -----------              -----                  ----
                                                 (In millions)
Planters Bank & Trust Co.
  Forrest City, Arkansas                              $59                  $8.0            UPC Common Stock

First Bancshares of Eastern Arkansas, Inc
  and its subsidiary,
  First National Bank of West Memphis
  West Memphis, Arkansas                               57                   9.4                  Cash

First Bancshares of Northeast Arkansas, Inc.
  and its subsidiary
  First National Bank of Osceola
  Osceola, Arkansas                                    65                   9.3                  Cash
                                                     ----                 -----

     Totals                                          $181                 $26.7
                                                     ====                 =====


                              THE SPECIAL MEETING

TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

     Each copy of this Prospectus mailed to holders of FSB Common Stock is accompanied by a proxy appointment card furnished in connection with the FSB Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 3:00 p.m. CDT, on Wednesday, May 24, 1995, in the board room of the Dyersburg Office of First Exchange Bank, 213 Church Avenue North, Dyersburg, Tennessee 38025. Only holders of record of FSB Common Stock at the close of business on April 21, 1995, are entitled to receive notice of, and to vote at the Special Meeting. At the Special Meeting the FSB shareholders will consider and vote upon (i) a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (both as amended by the Letter Agreement) and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

     HOLDERS OF FSB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO FSB IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER (BUT WILL NOT BE SUFFICIENT TO PERFECT DISSENTERS' RIGHTS). FSB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

     Any holder of FSB Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to First State Bancorporation, Inc., 213 Church Avenue North, Dyersburg, Tennessee 38025, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by FSB before the vote of shareholders has been taken. A proxy appointment will not be revoked by the death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of FSB. The shares of FSB Common Stock represented by properly executed proxy appointments received will be voted "FOR" (or "AGAINST," if so indicated) approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the FSB proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by FSB for the purpose of soliciting additional proxy appointments. FSB is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

     The cost of soliciting proxies from the holders of FSB Common Stock will be borne by FSB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of FSB (who will receive no additional compensation for doing so).

VOTES REQUIRED

     The affirmative votes of the holders of a majority of the outstanding shares of FSB Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. Therefore, a failure to return a properly executed proxy appointment or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (but will not be sufficient to perfect the holder's dissenters' rights). As of the Record Date, there were 343,499.7 shares of FSB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

     As of the Record Date, the Management Group beneficially owned and held of record a total of 203,563.5 shares or approximately 59.3% of the issued and outstanding shares of FSB Common Stock. ALL THE MEMBERS OF THE MANAGEMENT GROUP HAVE ADVISED FSB OF THEIR INTENTION TO VOTE THEIR SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

SHAREHOLDERS' DISSENTERS' RIGHTS

     Any shareholder of FSB entitled to vote on the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A has the right to receive payment in cash of the "fair value" of his or her shares of FSB Common Stock upon compliance with Sections 48-23-201, et seq., of the Act, a copy of which is Appendix C to this Prospectus. A shareholder may not dissent as to less than all of the shares that he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held by another on his or her behalf must notify FSB in writing of the name and address of the record holder of the shares, if known to him or her.

     Any FSB shareholder intending to enforce his or her dissenters' rights may not vote in favor of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (either personally or by proxy) and must deliver to the Corporate Secretary before the time of the vote a written notice of intent to demand payment for his or her shares (the "Objection Notice"). The Objection Notice must state that the shareholder intends to demand payment for his or her shares of FSB Common Stock if the Merger is effected. A vote against approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the Act.

     If the Reorganization Agreement, including the Plan of Merger annexed thereto as Exhibit A, is approved by FSB's shareholders at the Special Meeting, each FSB shareholder who has filed an Objection Notice will be notified by FSB of such approval no later than ten (10) days after the FSB Special Meeting (the "Dissenter's Notice"). The Dissenter's Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of FSB Common Stock (the "Certificates") must be deposited, (ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which FSB must receive the payment demand, which date may not be fewer than one nor more than two months after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the Act. Within the time prescribed in the Dissenter's Notice, an FSB shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares of FSB Common Stock before February 24, 1995 (the date of the first public announcement of the terms of the Reorganization Agreement), and deposit his or her Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the FSB shareholder will retain all other rights of an FSB shareholder until these rights are cancelled or modified by consummation of the Merger. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE FSB SHAREHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES IN CASH. CONSEQUENTLY, ANY FSB SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR HER SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

     As soon as the Merger is consummated, or upon later receipt of a timely Payment Demand, FSB shall, pursuant to Section 48-23-206 of the Act, pay to each dissenting shareholder who has complied with the requirements of Section 48-23-204 of the Act the amount that FSB estimates to be the fair value of the shares of FSB Common Stock, plus accrued interest. Such payment must be accompanied by (i) certain of FSB's financial statements, (ii) a statement of FSB's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 48-23-209 of the Act, and (v) a copy of Section 48-23-101 through 48-23-302 of the act if not previously furnished. As authorized by
Section 48-23-208 of the Act, FSB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder before February 24, 1995, the date of the first public announcement of the terms of the Reorganization Agreement. To the extent that FSB (or Interim as FSB's successor by merger) should elect to withhold payment, after effecting the Merger, Interim, as the surviving corporation in the Merger, must estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenter who agrees to accept it in full satisfaction of this demand. FSB shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Act.

     If (i) a dissenter should believe that the amount paid in respect to his or her shares or offered under Section 48-23-208 is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (ii) FSB fails to make payment under Section 48-23-206 within two months after the date set for demanding payment, or (iii) FSB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the dissenter may notify FSB (or its successor in the Merger) in writing (which notice is invalid if not delivered to FSB within one month after FSB made or offered payment for such shareholder's shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment in respect to such shares already received by the shareholder, or, in the alternative, if no payment has yet been made by FSB, reject FSB's offer under
Section 48-23-208 and demand payment of the fair value of his or her shares and interest due.

     If FSB (or the surviving corporation) cannot agree with such dissenter on a fair value within two months after FSB receives the Payment Demand, FSB will institute judicial proceedings in either the Chancery or Circuit Court having jurisdiction over Lake County, Tennessee (the "Court"), naming all dissenters (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares as of the point in time immediately prior to the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and will determine the interest owing on the disputed amount. The fair value of a dissenter's shares of FSB Common Stock may be more than, less than or the same as the consideration provided for in the Reorganization Agreement. The Court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount (if any) by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by FSB or the fair value, plus accrued interest, of his or her after-acquired shares for which FSB elected to withhold payment under Section 48-23-208 of the Act.

     The Court shall assess the costs and expenses of such proceeding (including reasonable compensation for, and expenses of the appraiser but excluding fees and expenses of counsel and experts) against FSB (or its successor in the Merger), except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it should find that their demand for additional payment was arbitrary, vexatious or not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against FSB, if the Court finds that FSB did not comply substantially with the relevant requirements of the Act or (ii) against FSB or its successor by merger or against any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

     The foregoing summary of the applicable provisions of Sections 48-23-101 through 48-23-302 of the Act is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix C hereto.

     For a discussion of certain tax consequences in connection with exercising Dissenters' Rights, see "THE MERGER--Certain Federal Income Tax Consequences."

RECOMMENDATION

     For the reasons described below, the FSB Board has adopted the Reorganization Agreement and the Plan of Merger, believes the Merger is in the best interest of FSB and its shareholders and recommends that shareholders of FSB vote "FOR" approval of the Reorganization Agreement and the Plan of Merger.


                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreement or the Plan of Merger annexed thereto as Exhibit A, is qualified in its entirety by reference to the Reorganization Agreement, including the Plan of Merger and the Letter Agreement amending both, which are attached hereto as collective Appendix B. FSB shareholders are urged to read the Reorganization Agreement, the Plan of Merger and the Letter Agreement carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background. FSB has for several years operated FEB in Lake, Dyer and Weakley Counties as a community bank in Northwest Tennessee. FEB has focused its activities primarily on serving depositors and local businesses and making small business, agricultural and consumer type loans. While FEB's basic business has remained largely the same, the regulatory environment in which the bank operates has become increasingly complex. Credit analysis and documentation have become more complex.

     During 1994, the FSB Board conducted various long-range planning discussions to determine the future of the corporation in the light of regulatory and marketing changes in the banking industry. Various alternatives were considered, including the sale of the corporation. In order to investigate the market value of the corporation, the FSB Board decided to ask certain potential purchasers what they might offer to purchase the corporation. A package of information on FSB and FEB was prepared and delivered to these potential purchasers.

     On November 23, 1994, such a package was sent to Jackson W. Moore, President of UPC. Percy E. Smith, Chairman, President and Chief Executive Officer of FSB, traveled to Memphis, thereafter, and met with Mr. Moore to discuss the possible acquisition. Mr. Moore contacted legal counsel for FSB to discuss possible acquisition alternatives, such as preferred stock. In the meantime, similar discussions were held with at least seven other potential purchasers. In light of the value of some of the offers received, the FSB Board decided to proceed with the sale of FSB. After numerous FSB Board meetings to review the offers received, on January 31, 1995, the FSB Board accepted the UPC offer subject to no noncompete covenant being required of James E. McFarlin, President and a director of FEB and a director of FSB, which was accepted by Mr. Moore by telephone with FSB's legal counsel. The attorneys for FSB and UPC were directed to prepare an acquisition agreement to be presented to the FSB Board for execution. The Reorganization Agreement was adopted February 23, 1995, by the FSB Board and on February 24, 1995, by the UPC Board.

     FSB Reasons. In light of the foregoing, the FSB Board has voted to recommend the approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A by the FSB shareholders for the following reasons:

                 (i) The trend in the banking industry is toward consolidation, making it less likely that an institution the size of FEB will be able to compete successfully in the future;

                 (ii) Given the trend in the banking industry as discussed above and the highly competitive environment in which FEB would be expected to compete in the future, the proper time to effect a merger of the organization with a larger institution is at the beginning of the trend and before increased competition has had time to adversely affect FSB's earnings and, consequently, its value;

                 (iii) FEB will be able to significantly benefit from UPC's larger capital base, operations and regulatory expertise and management talent; and

                 (iv) The value of the Series E Preferred Stock offered in exchange for the FSB Common Stock exceeds the most recent trading prices for the FSB Common Stock, the annual dividend yield on the Series E Preferred Stock exceeds the historical yield on the FSB Common Stock, and there is a broader and more liquid market for the Series E Preferred Stock, which is listed on the NASDAQ/NMS.

         The FSB Board did not assign any specific or relative weight to the foregoing factors in determining to recommend the Merger to the FSB shareholders.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Merger and the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A, because (i) FSB has experienced strong and continued growth, (ii) FSB is located geographically in a county in which UPC has sought to increase its market share, and (iii) UPC believes that by providing FEB with access to UPC's capital base and other banking resources, FEB will be well positioned to compete in its market in the face of enhanced competition from larger, better capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, FSB will merge with and into Interim (which was formed for the specific purpose of effecting the Merger) with Interim surviving the Merger. Immediately after the Effective Time of the Merger, Interim, as the surviving corporation of the Merger, would remain a wholly-owned subsidiary of UPC and would hold all assets of FSB, including all of the capital stock of First Exchange Bank. Initially, the Reorganization Agreement contemplated a merger in which FSB would be the corporate survivor; however the Reorganization Agreement has been amended such that FSB would be merged with and into Interim and Interim would survive the Merger. In the Merger, each share of FSB Common Stock outstanding immediately prior to the Effective Time of the Merger, other than those shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right to receive shares of Series E Preferred Stock as provided in the Reorganization Agreement and the Plan of Merger.

         The number of shares of Series E Preferred Stock to be received by FSB Record Holders (other than dissenting shareholders, who would be entitled to receive "fair value" in cash only) in the Merger would be determined pursuant to a conversion formula set forth in Section 3.1(e) of the Reorganization Agreement which is based on the Current Market Price Per Share of the Series E Preferred Stock. The Current Market Price Per Share equals the average price per share of the "last" trades of the Series E Preferred Stock through the facilities of the NASDAQ/NMS for each of the ten (10) trading days next preceding the Closing Date. No fractional shares of Series E Preferred Stock will be issued in respect to FSB Common Stock, and, after aggregation of all of the shares (and any fractional shares) of Series E Preferred Stock to which an FSB Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share.

         Holders of FSB Common Stock will have the right to dissent from the Reorganization Agreement and the Plan of Merger and receive a cash payment equal to the "fair value" of their shares, all in conformity with Section 48-23-101 et seq of the Act. See "THE SPECIAL MEETING--Shareholders' Dissenters' Rights."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and FSB. The Effective Time of the Merger will be at the time the Articles of Merger along with the Plan of Merger are filed in the Office of the Tennessee Secretary of State pursuant to the Act or at such later time as the parties may agree and specify in the Articles of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently expected that the Articles of Merger will be filed on June 30, 1995, but will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m. CDT, on July 1, 1995. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of FSB Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly evidencing and representing shares of FSB Common Stock for certificates representing shares of Series E Preferred Stock.

HOLDERS OF FSB COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, FSB Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of FSB Common Stock to the Exchange Agent in the return envelope supplied. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger, UPC will issue and the Exchange Agent will mail to the FSB Record Holder a certificate representing the whole number of shares of Series E Preferred Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash consideration with respect any remaining fractional share to which the holder is entitled. No consideration will be delivered to an FSB Record Holder unless and until such holder shall have delivered to the Exchange Agent in accordance with the Exchange Materials all certificates formerly representing the shares of FSB Common Stock held by him or her and in respect of which he or she claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as required by the Reorganization Agreement.

         No dividend or other distribution with respect to the Series E Preferred Stock will be paid or delivered to the holder of any unsurrendered FSB certificate until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on FSB's stock transfer books of shares of FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of FSB Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, FSB nor any other person will be liable to any former holder of FSB Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing FSB Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and FSB to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) approval of the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the FSB Common Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by the Federal Reserve and the Tennessee Department and the expiration of any statutory waiting periods; (iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, Interim, FSB or FEB will be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; (vi) UPC shall have received executed "affiliate agreements" from those shareholders of FSB who would be deemed to be "affiliates" by the Commission, a tax opinion letter from legal counsel to UPC confirming that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code, and a three-year non-compete agreement from each member of the FSB Board (other than James E. McFarlin, President of FEB and a member of the Boards of Directors of FSB and FEB) with all members receiving nominal consideration for such agreement except Percy E. Smith, who will receive twelve (12) quarterly payments of $37,500.00 each; and
(vii) the Registration Statement of which this Prospectus forms a part shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and Interim to effect the Merger are further subject to the satisfaction or waiver by UPC of, among others, the following conditions: (i) UPC shall have received a legal opinion, dated the date of Closing, from counsel to FSB as to the good standing of FSB, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of FSB and FEB set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of FSB and FEB to such effect; (iii) there shall have been no damage or destruction to, or taking of, any property of FSB or FEB or any material adverse change in the business, financial condition, results of operations or prospects of FSB or FEB; and (iv) FSB and FEB shall not have committed to effect any form of business combination with, or asset sale to, any other person or entity; adopted any "poison pill," shareholders' rights provision or "golden parachute," or taken any other action the effect of which would be to materially diminish the value of FSB or FEB to UPC.

         The obligations of FSB to effect the Merger are further subject to the satisfaction, or waiver by FSB, of, among others, the following conditions: (i) FSB shall have received a legal opinion, dated the date of Closing, from counsel to UPC as to the good standing of UPC and Interim, the enforceability and due authorization of the Reorganization Agreement, the validity of the Series E Preferred Stock, the receipt of required approvals and the absence of conflict with UPC's Charter, Bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and FSB shall have received a certificate signed by certain officers of UPC to that effect; (iii) FSB shall have received from UPC certificates from UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; and (iv) FSB shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the Series E Preferred Stock and cash constituting the Consideration payable in the Merger.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the Tennessee Department under the Tennessee Reciprocal Banking Act and (ii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve and the Tennessee Department. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Merger may be consummated no sooner than 15 days following the date of Federal Reserve approval, during which time the United States Department of Justice is authorized to challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. As of the date of this Prospectus, neither the Federal Reserve nor the Tennessee Department has given its approval of the Merger. See "THE MERGER-- Conditions to Consummation of the Merger" and "--Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of FSB's and FEB's business pending consummation of the Merger. In particular, the Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, FSB and FEB, respectively, may not, among other things, (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by FSB; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the FSB Common Stock; (iv) issue or sell any FSB Common Stock or sell or otherwise dispose of a substantial part of FSB's or FEB's assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business;
(vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless FSB or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan; (x) enter into any new service contracts, purchase or sale agreements or lease agreements that are material to it; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of FSB Common Stock if such extension of credit would exceed $300,000, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in FSB's or FEB's fiduciary capacity. Moreover, FSB and FEB, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         Under the Reorganization Agreement, FSB is prohibited from declaring or paying any dividends prior to Closing; provided, however, that if for any reason, including an unexpected delay in the Merger becoming effective, the FSB shareholders should not receive in the third quarter of 1995 the full cash dividend of $.50 per share on the UPC Series E Preferred Stock into which their FSB Common Stock would be converted in the Merger, FSB shall have the right to declare before Closing a dividend on the FSB Common Stock in an amount equal to the shortfall. See "DESCRIPTION OF THE UPC COMMON AND PREFERRED STOCK--The UPC Series E Preferred Stock--Dividends."


WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and FSB; provided, however, that no such amendment may be effected after shareholder approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A without approval of the FSB shareholders if the effect of such amendment would be to change the amount or the type of consideration to be delivered in the Merger to the FSB Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the FSB shareholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC or Interim if FSB or FEB, respectively, should violate any affirmative or negative covenant in respect to the operation of its business; (iii) by UPC, Interim or FSB if Closing shall not have occurred by December 31, 1995, (and earlier under certain circumstances) unless the failure is due to the failure of the party seeking to terminate; (iv) by either party if any governmental or regulatory approval is denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date or if the other party has committed a material breach that is not cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC if there has been a material adverse change in the business, properties, liabilities or prospects of FSB or FEB or if FSB or FEB should enter into a formal capital plan in cooperation with applicable banking regulators; or (vii) by UPC should FSB or FEB enter into any business combination or any letter of intent or agreement in respect thereof with any other person.

         In the event of the valid termination of the Reorganization Agreement by either UPC or FSB, the Reorganization Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.


MANAGEMENT AFTER THE MERGER

         The Reorganization Agreement provides that after the Effective Time of the Merger, the surviving corporation will be managed by a board of directors consisting of the members of the Board of Directors of Interim immediately prior to the effective time of the merger and that the persons serving as officers and directors of FEB, all of whom have served on either the FSB Board or the FEB Board for one or more terms and are expected to be qualified to serve as officers and/or directors of FEB. All officers and directors serve one-year terms but may be re-elected or reappointed, as the case may be. Set forth below are those persons who are executive officers of FSB, FEB and Interim, members of FSB's, FEB's and Interim's Boards of Directors, their ages and principal occupations for the last five years.

Executive Officers and Directors of FSB and FEB:

NAME                              AGE        POSITION
- ----                              ---        --------
Percy E. Smith                    63         Chairman, President, Chief Executive Officer and Director
                                             of FSB; Chairman and Director of FEB

James E. McFarlin                 49         President and Director of FEB
                                             Director of FSB

T.H. Farmer, III                  66         Vice Chairman and Director of both FSB and FEB

Mack Forrester                    61         Secretary/Treasurer and Director of FSB; Secretary and Director of FEB

Daron McNatt                      61         Executive Vice President and Director
                                             of FEB

Dessel T. Wright                  68         Director of FSB

Bruce D. Wyatt, Sr.               63         Director of FSB

_____________________________

         Mr. McFarlin was President and Chief Executive Officer of Sovran Bank-Union City from 1985 to 1990.

         Mr. Farmer is a retired wholesale food distributor in Martin, Tennessee.

         Mr. Forrester has been a partner in Forrester & White Insurance Agency in Ridgely, Tennessee.

         Mr. McNatt was a loan officer for the Production Credit Association before joining FEB in 1989.

         Mr. Wright is the owner and former operator of Dessell T. Wright Co, a Tom's Snack Food Distributor in Martin, Tennessee.

         Mr. Wyatt is a farmer in Ridgely, Tennessee


Executive Officers and Directors of Interim:

Name                              Age        Position
- ----                              ---        --------
Jackson W. Moore                  46         President and Director of Interim

M. Kirk Walters                   54         Vice President, Treasurer and Director of Interim

E. James House, Jr.               58         Secretary and Director of Interim

____________________

         Mr. Moore is President of UPC and has been since April 1, 1989. Previous to that he was a partner with the law firm of Wildman, Harrold, Allen, Dixon & McDonnell in Memphis, Tennessee.

         Mr Walters is Senior Vice President and Chief Accounting Officer of UPC and has been Treasurer of UPC since 1985.

         Mr. House is also corporate Secretary of UPC and, until December 31, 1994, served as Manager of the Trust Group of UPNB.

FSB EXECUTIVE COMPENSATION

During the last few years, compensation has been paid to certain executive officers from both FSB and FEB. The following information reflects the
aggregate amounts of such compensation.   The following table sets forth the
compensation received by the President and Chief Executive Officer of FSB and FEB for the periods indicated. Neither FSB nor FEB has any other executive officers whose total annual remuneration exceeded $100,000.

                                                                                       LONG-TERM COMPENSATION
                                                                                       ----------------------
                                             ANNUAL COMPENSATION                   AWARDS               PAYOUTS
                                             -------------------                   ------               -------
NAME AND                                                                   RESTRICTED
PRINCIPAL                                                   OTHER ANNUAL      STOCK        OPTIONS/      LTIP         ALL OTHER
POSITION                    YEAR   SALARY(1)      BONUS     COMPENSATION     AWARDS          SARS       PAYOUTS    COMPENSATION(2)
- ---------                   ----   ---------      -----     ------------     ------        --------     -------    ---------------
Percy E. Smith, Chairman    1994   $307,535         0             0           -                -           -        $1,095
President and               1993    264,132         0             0           -                -           -             0
CEO of FSB;                 1992    255,404         0             0           -                -           -             0
Chairman
of FEB

James E.McFarlin            1994   $148,160         0             0           -                -           -         1,095
President of FEB            1993    123,872         0             0           -                -           -         1,095
                            1992    108,872     4,957             0           -                -           -           583

____________________

(1) Information under "Salary" includes fees for service as a director of FSB and FEB and as a member of various committees.

(2)      Reflects automobile and insurance benefits.

           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (1)


                                                      Estimated Future Payouts under Non-Stock
                                                                      Priced-Based Plans
                                    Performance       ----------------------------------------
                     Number of         or Other
                 Shares, Units     Period Until
                      or Other    Maturation or    Threshold          Target           Maximum
Name                Rights (#)           Payout    ($ or #)         ($ or #)         ($ or #)
- -----------------------------------------------------------------------------------------------------------------
James E.               3,816      12/31/2002          N/A                (2)         In no event may the number
McFarlin,              Units                                                         of Units exceed 10% of the
President of                                                                         outstanding shares of common
FEB                                                                                  stock of FSB

_______________________

(1) After a change in control of FSB, which will occur as a result of the acquisition of FSB by UPC, the employees covered by the Phantom Stock Appreciation Plan dated June 13, 1993 (the "Plan") described above will receive an amount equal to $1.00 less than three times their average earnings for the last five years. In the case of Mr. McFarlin, this amount is equal to $332,588.

(2) On the Payment Date (12/31/2002), employees will receive a payment in cash equal to the Fair Market Value of the Units previously awarded, plus all Excess Dividend Gains, less the Fair Market Value of the Units at the date the Units were awarded. Therefore, at the time of the award of Units, the difference is zero so that the Plan has no current value. As the Fair Market Value of the shares of common stock of FSB rise, the value of the Plan to covered employees rises as well. Capitalized terms used herein are defined in the Plan, and this description is only a summary of the Plan and does not include other conditions and adjustments that might apply.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The directors and officers of FSB own approximately 59.3% of the shares of FSB Common Stock issued and outstanding and will receive the Merger consideration described above. Immediately subsequent to the Effective Time of the Merger, all directors of FSB who are also directors of FEB and all Directors of FEB are likely to retain their positions as directors of FEB.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below is abbreviated in nature and is included for general information only. FSB shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state and local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC, Interim or FSB as a result of the Merger, (ii) gain or loss will be recognized by the FSB shareholders only to the extent of any cash consideration received in respect to their FSB Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of Series E Preferred Stock); (iii) the tax basis of Series E Preferred Stock to be received by the FSB shareholders in connection with the Merger will be the same as the basis in the FSB Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the Series E Preferred Stock to be received by the FSB shareholders in connection with the Merger will include the holding period of the FSB Common Stock surrendered in exchange therefor, provided that the FSB Common Stock is held as a capital asset at the Effective Time of the Merger.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. An FSB shareholder who is entitled to receive cash in lieu of a fractional share of Series E Preferred Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain or loss recognized will be capital gain (or loss) if the FSB Common Stock is held by such shareholder as a capital asset at the Effective Date of the Merger.

         Cash Received by Holders of FSB Common Stock Who Perfect their Dissents. A shareholder of FSB who perfects his dissenters' rights under the laws of Tennessee and who receives a cash payment for the "fair value" of his shares of FSB Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of
Section 318. In general, if the shares of FSB Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis of such shares. Each holder of FSB Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him would be treated as dividend income.

ACCOUNTING TREATMENT

         The Merger will be accounted for by UPC and FSB under the "purchase" method of accounting. Accordingly, under generally accepted accounting principles, the assets and liabilities of FSB will be adjusted to their fair values as of the date of acquisition and the resulting goodwill allocated in
accordance with APB Opinion No. 16.   Net income of UPC subsequent to the
Effective Time of the Merger will include the net income of both FSB and UPC.

EXPENSES

         The Reorganization Agreement provides, in general, that UPC and FSB will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own independent accountants and counsel.

RESALES OF SERIES E PREFERRED STOCK

         The shares of Series E Preferred Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any shareholder who may be deemed to be an "affiliate" of FSB and therefore an "underwriter" with respect to the Series E Preferred Stock offered hereunder for purposes of Rule 145 under the Securities Act as of the date of the Effective Time of the Merger. Affiliates may not sell their shares of Series E Preferred Stock acquired in connection with the Merger except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FSB generally include individuals or entities that control, are controlled by or are under common control with FSB and will include members of the Management Group in their roles as either executive officers, directors or the holders of ten percent (10%) or more of the outstanding shares of FSB. UPC will place restrictive legends on certificates representing Series E Preferred Stock issued to all persons who are deemed "underwriters" under Rule 145. See "DESCRIPTION OF THE UPC COMMON AND PREFERRED STOCK--The UPC Series E Preferred Stock."

                       CERTAIN REGULATORY CONSIDERATIONS

         As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's federally-chartered savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the Banking Subsidiaries are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy. A more detailed discussion of this subject may be found in Part I, Item 1 of UPC's Annual Report on Form 10-K dated December 31, 1994, under the caption GOVERNMENTAL SUPERVISION AND REGULATION OF FINANCIAL INSTITUTIONS (pages 3 through 6) which is hereby incorporated by reference in this Prospectus.

         As a bank holding company, FSB is subject to the regulation and supervision of the Federal Reserve. As a Tennessee- chartered, nonmember, insured bank, FEB is subject to the regulation and supervision of both the Tennessee Department of Financial Institutions and the FDIC. Thus FSB and FEB are subject to regulation similar in scope to that of UPC and of UPC's subsidiaries which are Tennessee-chartered, non-member, FDIC-insured banks.

         Some of the subjects of regulation are: business expansion through acquisitions or otherwise, capital adequacy, the requirement of prompt corrective action under certain circumstances, restriction upon payments of dividends and making other distributions, support of subsidiary banks, limitations upon transactions with affiliates, FDIC Deposit Insurance assessments, standards for safety and soundness, limitations upon acceptance of brokered deposits, consumer protection, accounting, financial reporting and similar matters.



               DESCRIPTION OF THE UPC COMMON AND PREFERRED STOCK

         UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share (the "UPC Common Stock") and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). UPC's shareholders will vote upon a proposal at UPC's Annual Meeting to be held April 27, 1995, to amend UPC's Charter to increase its authorized common stock from 50,000,000 shares to 100,000,000 shares. As of March 31, 1995, 40,369,088 shares of UPC Common Stock were issued and outstanding, and approximately 811,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,050,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock.
Additionally, as of March 31, 1995, 3,405,577 shares of UPC Preferred Stock of all series were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative, Convertible Preferred Stock,

Series D (the "Series D Preferred Stock"); and 3,107,922 shares of the UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of April 14, 1995, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

THE UPC COMMON STOCK

         General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's Charter or Bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

         Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the UPC Common Stock and UPC Preferred Stock. In June 1993, UPC entered into an unsecured $25-million credit agreement which expires May 31, 1996. No borrowings are outstanding thereunder. The line of credit is for working capital purposes and as a commercial paper backup and includes certain negative covenants relating to payment of dividends, making acquisitions, sale of assets, and incurring indebtedness. UPC's dividends are limited by the loan agreement to 60% of its consolidated net earnings for the preceding fiscal year. Because of significant restructuring and other charges taken by UPC in the fourth quarter of 1994 which reduced its net earnings, should UPC desire to draw against this line of credit it would be necessary for UPC to obtain the lenders' permission to pay dividends on the UPC Common Stock, but not the UPC Preferred Stock, in the latter part of 1995. Although UPC has not drawn on this line of credit, UPC has requested such permission and it is expected to be forthcoming.

         Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

THE UPC SERIES E PREFERRED STOCK

         General. Pursuant to its Charter, as amended, UPC is authorized to issue 3,340,000 shares of Series E Preferred Stock. The UPC Board has approved the Reorganization Agreement and the issuance by UPC of shares of Series E Preferred Stock to satisfy the terms of the Reorganization Agreement and is expected to adopt a resolution on April 27, 1995, amending the charter of UPC to increase to 4,500,000 the number of shares of UPC Preferred Stock which may be issued as Series E Preferred Stock. 3,107,922 shares of the Series E Preferred Stock were issued and outstanding on the date hereof. Shares of Series E Preferred Stock have no par value but have a $25.00 per share "Stated Value" for purposes of determining the amounts of dividends and preferential payments in the event of liquidation of UPC. When issued and delivered to the FSB Record Holders, the shares of Series E Preferred Stock offered hereby will be fully paid and non-assessable. The Series E Preferred Stock ranks, with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation, on a parity with UPC's outstanding (i) Series B Preferred Stock, (ii) Series D Preferred Stock, and (iii) Series A Preferred Stock, if and when shares of the same should be issued. Shares of Series E Preferred Stock have no preemptive rights, no voting rights (except as may be provided by statute) and are not subject to any sinking fund or other obligation of UPC to purchase or redeem the Series E Preferred Stock. Union Planters National Bank is the Registrar, Transfer Agent and Dividend Disbursing Agent for UPC's Series E Preferred Stock. The following description of the terms applicable to the Series E Preferred Stock is subject in its entirety to the provisions of Article SIXTH of UPC's Restated Charter which specifies in detail the rights of the holders of UPC's Capital Stock, including the Series E Preferred Stock. UPC's Restated Charter, as presently in effect, is Exhibit 3(a) to the Annual Report on Form 10-K of Union Planters Corporation dated December 31, 1992. Said Exhibit 3(a) is incorporated by reference as a part of this Prospectus.

         Dividends. Holders of shares of the Series E Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors of UPC out of funds legally available therefor, an annual cash dividend at a rate of 8% of the $25.00 Stated Value per share, i.e., $2.00 of dividends per annum payable in four quarterly installments of $.50 per share in the manner described below.

         Dividends on each share of Series E Preferred Stock accrue and are cumulative from (but not including) the date of its original issuance on the basis of a quarterly dividend period consisting of three calendar months ending on the last days of January, April, July and October. Dividends are payable quarterly on the 15th days of February, May, August and November (each, a "Quarterly Dividend Payment Date"), unless such 15th day is not a day on which banks in Memphis, Tennessee are required to be open for business, in which case such Quarterly Dividend Payment Date will be the next business day. Assuming the Effective Date will be July 1, 1995, the first Quarterly Dividend Payment Date for the Series E Preferred Stock offered hereby will be August 15, 1995. The amount of dividends payable for the initial dividend period or for any period shorter than a full dividend period, shall be calculated on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months. Dividends are payable to holders of record as they appear on the stock transfer records of UPC on such record dates, not more than 30 days nor less than 10 days preceding the Quarterly Dividend Payment Date, as may be fixed by the Board of Directors.

         For any dividend period, no dividends may be paid or declared and set apart for payment on any Series E Preferred Stock, or any other series of UPC Preferred Stock at the time outstanding, unless dividends properly accumulated in respect to the Series E Preferred Stock and all other series of UPC Preferred Stock ranking senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment.

         In the event that full cumulative dividends on the Series E Preferred Stock shall not have been paid when due, or set apart for payment, then, until such aggregate deficiency shall have been declared and paid, or set apart for payment, UPC may not (A) declare or pay any dividends or make other distributions on the UPC Common Stock other than (i) dividends payable in shares of UPC Common Stock or other stock of UPC ranking junior to the Series E Preferred Stock as to the payment of dividends and distributions upon liquidation, dissolution and winding up of UPC (such other capital stock is hereinafter referred to as "Junior Stock") or (ii) options, warrants or rights to subscribe for or purchase shares of UPC Common Stock or Junior Stock or (B) purchase, redeem or otherwise acquire (i) any share of UPC Common Stock or Junior Stock (other than with funds previously deposited in trust for the redemption of shares of Junior Stock pursuant to any sinking fund) or (ii) any other shares of capital stock of UPC ranking on a parity with the Series E Preferred Stock, except by conversion into or exchange for UPC Common Stock or Junior Stock.

         A holder of shares of Series E Preferred Stock surrendered for conversion during the period between any dividend payment record date and the corresponding dividend payment date will receive the dividend payable by UPC on such shares of Series E Preferred Stock on such date, even though the payment date for such dividend may be subsequent to the date of conversion.

         UPC has the right to, and may, from time to time or at any time hereafter, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the Common Stock and the Preferred Stock of UPC.

         Liquidation Rights. In the event of a liquidation, dissolution and winding up of UPC, whether voluntary or involuntary, the registered holders of shares of Series E Preferred Stock then outstanding shall be entitled to receive out of the assets of UPC, before any distributions to the holders of the UPC Common Stock or any other Junior Stock, an amount equal to the "Liquidation Preference" with respect to such shares of Series E Preferred Stock. The Liquidation Preference for the Series E Preferred Stock is $25.00 per share, plus an amount equal to all dividends thereon (whether or not declared) accrued and unpaid through the date of final distribution. After receipt of the Liquidation Preference, the holders of shares of Series E Preferred Stock will not be entitled to any further participation in any distributions of the assets of UPC. If, upon any such liquidation, dissolution and winding up of UPC, the assets of UPC are insufficient to make full payment to the holders of shares of the Series E Preferred Stock and to the holders of any UPC Preferred Stock ranking as to liquidation, dissolution and winding up, on a parity with the Series E Preferred Stock, then such assets will be distributed pro rata among the holders of shares of Series E Preferred Stock and of any other UPC Preferred Stock in proportion to the amounts of their respective Liquidation Preferences. Neither the consolidation nor the merger of UPC with or into any other corporation or corporations, nor a reorganization of UPC alone, nor the sale or transfer by UPC of substantially all of its assets will be deemed to be a dissolution or liquidation of UPC.

         The holders of Series E Preferred Stock will not be entitled to receive the Liquidation Preference in respect to such shares until the liquidation preferences on any shares of UPC's capital stock ranking senior to the Series E Preferred Stock as to the right to receive distributions upon liquidation, dissolution and winding up shall have been paid, or a sum set aside therefor sufficient to provide payment in full. No such senior capital stock of UPC is currently authorized or outstanding and the holders of Series E Preferred Stock will have certain voting rights with respect to the creation of any such series or class of senior capital stock of UPC. See "--Voting Rights" below.

         Because UPC is a holding company, its rights and the rights of its creditors and shareholders, including the holders of the Series E Preferred Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         Optional Redemption. At the option of UPC, and upon the giving of at least 30 but not more than 60 days' notice, the Series E Preferred Stock may be redeemed, in whole or in part, at any time or from time to time on or after March 31, 1997, for a redemption price per share of $25.00 plus accrued and
unpaid dividends to the redemption date.   Any such redemption may be effected
only with the prior approval of the Federal Reserve. If fewer than all the outstanding shares of Series E Preferred Stock are to be redeemed, UPC may select those to be redeemed by lot or pro rata (or by a substantially equivalent method), as determined by UPC's Board of Directors to be equitable.

         Conversion. From and after original issuance but prior to redemption, the Series E Preferred Stock is convertible into shares of UPC's $5.00 par value Common Stock at a ratio of 1.25 common shares for each share of Series E Preferred Stock. The conversion ratio will be adjusted upon the occurrence of any (i) dividend in respect to the UPC Common Stock that is paid in shares of UPC Common Stock; (ii) expansion or contraction of the number of outstanding shares of UPC Common Stock by means of any stock split, reverse stock split or other similar transaction; (iii) combination or subdivision of shares of Series E Preferred Stock into a smaller or larger number of shares by means of any stock split, reverse stock split or other similar transaction having the effect of altering the number of shares of Series E Preferred Stock then outstanding; or (iv) issuance of rights or warrants entitling holders of UPC Common Stock to subscribe for or purchase UPC Common Stock at less than the then current market price. No events requiring adjustment have occurred. No fractional shares will be issued upon conversion of the Series E Preferred Stock and converting holders will receive cash in lieu of fractional shares upon conversion.

         If UPC should merge into or consolidate with another corporation or reclassify the UPC Common Stock (other than by stock split, reverse split or other similar transaction described above), then each share of Series E Preferred Stock shall be convertible into the stock, securities or other property that would have been received in such transaction had such share been converted into UPC's Common Stock immediately prior to the consummation of such transaction.

         Treasury regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended, treat as taxable events certain constructive distributions of stock with respect to stock and convertible securities. An adjustment in the conversion price of the Series E Preferred Stock to reflect taxable distributions on Common Stock (but not stock splits or non-taxable stock dividends) may be treated as a constructive distribution of stock that is taxable as a dividend to the extent of the current and accumulated earnings and profits of UPC. Prospective purchasers are advised to consult their own tax advisors as to the Federal, state and local tax consequences of acquiring, holding, converting and disposing of shares of Series E Preferred Stock and Common Stock issuable upon conversion thereof.

         Voting Rights. Except as indicated below or in a Prospectus Supplement, or except as expressly required by applicable law, the holders of Series E Preferred Stock are not entitled to vote. So long as any shares of Series E Preferred Stock remain outstanding, the consents of the holders of at least two-thirds (2/3rds) of the shares of Series E Preferred Stock outstanding at the time (voting separately as a class together with all other series of UPC Preferred Stock ranking on a parity with the Series E Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution and winding up and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate (i) the authorization, creation or issuance of a new class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series E Preferred Stock, or any increase in the number of authorized shares of any class of capital stock or series of Preferred Stock of UPC having rights, preferences or privileges senior to the Series E Preferred Stock or (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of UPC's Charter which would materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Common Stock or Preferred Stock or the creation and issuance of any other class of capital stock or series of Preferred Stock, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         Preemptive Rights. Holders of shares of Series E Preferred Stock are not entitled to preemptive rights with respect to any shares or other securities of UPC which may be issued.

         Ranking. Series E Preferred Stock ranks on a parity with UPC's Series B Preferred Stock, Series D Preferred Stock, and, when and if ever issued, UPC's Series A Preferred Stock. UPC has redeemed all of its outstanding Series C Preferred Stock.


OTHER PREFERRED STOCK OF UPC

         Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, and filed February 1, 1989 (Commission File No. 0-6919) which is incorporated by reference herein.

         Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are
cumulative.   Each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

         Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. Management intends to call for redemption on July 1, 1995, all of UPC's Series D Preferred Stock. This action is contingent upon receipt of the prior approval of the Federal Reserve. It is expected that upon its call, the holders thereof would convert their Series D Preferred Stock into shares of UPC Common Stock unless the market price of the UPC Common Stock should fall below $20.50 per share.

         Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee.





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


            CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

         Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by shareholders.

         The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

         Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right was required to be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, thus they would have no right to vote or to receive dividends on these shares..

         Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

         The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company sought to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

         At the Effective Time of the Merger, shareholders of FSB (except for any FSB shareholder properly exercising dissenters' rights) automatically will become holders of the Series E Preferred Stock of UPC, and their rights as holders of the Series E Preferred Stock will be determined by the Tennessee Business Corporation Act and by UPC's Charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and FSB.

REMOVAL OF DIRECTORS

         FSB's Bylaws provide that its directors may be removed with cause by vote of a majority vote of the entire FSB Board. FSB's Directors may be removed with or without cause by the vote of a majority of the shareholders entitled to vote at a regular or special meeting.

         UPC's Bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED SHAREHOLDER VOTES

         FSB's Charter and Bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a shareholder vote. The UPC Charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold should be the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

         FSB's Bylaws provide for only one class of directors, and shareholders are entitled to elect FSB directors annually. The number of directors may be fixed from time to time by a majority of the entire board of directors within the parameters set forth in the Bylaws.

         UPC's Bylaws provide for a classified board of directors consisting of three classes of directors having staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one-third of UPC's directors annually. The number of directors shall be not less than 7 nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.


                        FIRST STATE BANCORPORATION, INC.

         First State Bancorporation, Inc. ("FSB") was organized as a Tennessee corporation in 1980, and is headquartered in Dyersburg, Dyer County, Tennessee. FSB is a one-bank holding company registered with and regulated by the Federal Reserve. First Exchange Bank ("FEB") was chartered as a state banking association in 1923 and commenced operations that same year under the name The First State Bank and Trust Company. In 1984, FSB acquired The Martin Bank in Martin, Tennessee, and transferred the assets and liabilities of The Martin Bank to FEB in 1992. FEB'S main headquarters is located at 213 Church Avenue North, Dyersburg, Tennessee 38025, which is a branch which opened in 1988. FEB's official principal office is in Tiptonville. FEB has a total of eight banking offices located in Martin, Ridgely, Tiptonville, and Dyersburg, Tennessee. FEB had total assets as of December 31, 1994, of $110 million and total deposits of $100 million, and is engaged in the general banking business, including taking deposits from the public and using such deposits, together with other funds to make loans and investments. The deposits of FEB are insured by the FDIC up to the maximum allowed by law.

         All of the outstanding shares of common stock of FEB are owned by FSB. FSB has no active subsidiaries other than FEB.

         As of December 31, 1994, FEB had approximately 51 full-time employees and 10 part-time employees. Percy E. Smith, its Chairman, President and Chief Executive Officer, is the sole employee of FSB. Management believes that FEB has a good relationship with its employees. FEB has a 401(k) profit sharing plan for its employees as well as group health, disability and life insurance coverage.

PROPERTY

         FEB owns all of its banking offices. FEB owned three parcels of foreclosed property as of December 31, 1994. One of these properties has been written off of the books of FSB and is not reflected in the FSB Financial Statements. The other two parcels are recorded at the lower of cost or the assets' fair market values.

COMPETITION

         FEB competes with numerous other commercial banks and other financial institutions in Lake, Weakley and Dyer Counties in Tennessee. There are other commercial banks, savings and loan institutions, credit unions, and other companies offering financial services in these surrounding counties.

DEPOSITS

         Management of FEB does not believe there are any depositors whose withdrawals would have a significant adverse effect on the deposits of FEB.

LEGAL PROCEEDINGS

         As of the date of this Prospectus, neither FSB nor FEB is involved as defendant in any legal matters that management of FSB deems would have a material impact on the financial position or results of operations of FSB.

MARKET PRICE OF FSB COMMON STOCK

         The FSB Common Stock has no established trading market, and relatively few transfers have occurred since FSB was organized in 1980. There has been only intermittent trading in the FSB Common Stock, all of which has occurred in the price range between $7.00 and $19.00 per share. As of April 21,1995, there were 206 shareholders of record of the FSB Common Stock and a total of 343,499.7 shares of FSB Common Stock issued and outstanding.

         FEB has historically declared and paid dividends quarterly with all dividends payable to FSB to be used for funding of FSB'S obligations and dividend payments to FSB's shareholders. FSB has historically declared and paid cash dividends annually with the most recent dividend paid on December 30, 1994, being $1.25 per share.

CERTAIN BENEFICIAL HOLDERS OF FSB COMMON STOCK

         The following table sets forth certain information with respect to those known to FSB to be beneficial owners of more than five percent (5%) of the FSB Common Stock.

NAME AND ADDRESS OF                                  NUMBER OF               % OF
  BENEFICIAL OWNER                                    SHARES                 TOTAL
- -------------------                                   ------                 -----
Percy E. Smith, Chairman, President and              171,920.1               50.05%
  Chief Executive Officer (1)
  Dyersburg, TN

_________________________

(1) Mr. Smith is also a director of both FSB and FEB. His wife is the holder of 434 shares which are included in the above amount and percentage

 HOLDINGS OF FSB COMMON STOCK BY FSB MANAGEMENT

         The following executive officers and directors of FSB held the following amounts and percentages of the outstanding FSB Common Stock as of April 21, 1995:

                                                       NUMBER OF           % OF
       NAME                                             SHARES            TOTAL(1)
       ----                                           ----------          -----
T.H. Farmer, III                                      10,007.0               2.9%

Mack M. Forrester                                      8,300.0 (2)           2.4

James E. McFarlin                                        500.0                .1

Percy E. Smith                                       171,920.1 (2)          50.0

Bruce D. Wyatt, Sr.                                    2,450.0 (3)            .7

Dessel T. Wright                                      10,386.4               3.0
                                                     ---------              ----

       Totals                                        203,563.5              59.3%
                                                     =========              ====

_________________________

(1) Individual percentages may differ from total percentage due to rounding to the nearest hundredth

(2) Includes 1,400 shares and 434 shares held of record respectively by the wives of Messrs. Forrester and Smith

(3) All 2,450 shares are registered in the name of Wyatt Farms, Inc., a corporation controlled by Mr. Wyatt.



FIRST STATE BANCORPORATION, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and tabular data presented below analyze major factors and trends regarding the financial condition of First State Bancorporation, Inc. and Subsidiaries (FSB) as of December 31, 1994 and 1993, and the results of operations of FSB for each of the fiscal years ended December 31, 1994, 1993, and 1992. This discussion should be read in conjunction with the audited consolidated financial statements and the notes thereto as of and for the years ended December 31, 1994, 1993 and 1992, presented in Appendix A of this Prospectus and Proxy Statement.

OVERVIEW

For a summary of selected consolidated financial data of FSB as of and for the years ended December 31, 1990 through 1994, see pages 9 and 10 of this Prospectus. Since December 31, 1990, total assets of FSB have grown at an average annual rate of approximately 10.60% to $109.766 million at December 31, 1994.

FSB's net income for the year ended December 31, 1994, of $884,799 represents the highest level for the five year period ended December 31, 1994, and compares to net income of $392,509 for the year ended December 31, 1990, which represents the lowest earnings for the same five year period.

There has been steady growth in both assets and earnings since 1990, with a slight decline in earnings for the period ended December 31, 1993, due to the effect of adopting SFAS 109. The increase in earnings from 1991 to 1992 of $504,254 was due to improved net margins in 1992. The improved net margins were the result of decreasing interest rates in 1991 and 1992. FSB, as do other institutions, normally enjoys improved margins during periods of fluctuating interest rates, both increasing and decreasing. However, such growth is dependent on the economies of the markets served by FSB and other factors which are discussed below. FSB is located in Tiptonville, Lake County, Tennessee and has branches in Martin, Weakley County, Tennessee and Dyersburg, Dyer County, Tennessee.

SOURCES AND USES OF FUNDS

FSB has a variety of sources of funds available, but its primary resource is the taking of deposits from customers, both individual and business. FSB's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, FSB utilizes time deposits over $100,000 and public deposits for additional sources of funds. At December 31, 1994, the percentage of time deposits over $100,000 to total deposits was 9.65% compared to 7.01% at December 31, 1993. The acquisition of deposits are from customers, individuals and businesses within FSB's market area. Management believes that the rates offered for deposits are competitive with other financial institutions in FSB's market area.

FSB's primary use of funds is the making of loans to customers. During 1994, the loan portfolio averaged 71.62% of total earning assets of FSB compared to 74.86% in 1993. Table 5 presents the composition of the loan portfolio at December 31, 1994 and 1993. FSB's loan portfolio is comprised of loans to individuals and businesses secured by various types of collateral, and in certain circumstances, loans are extended on an unsecured basis.

A secondary use of funds is the purchasing of investment securities. During 1994, the investment portfolio averaged 24.83% of total earning assets of FSB compared to 19.48% in 1993. Table 3 presents the composition of investment securities at December 31, 1994 and 1993, with the average yields and maturities of the portfolio detailed in Table 4. The portfolio is comprised principally of U.S. Treasury obligations, obligations of U.S. Government agencies, obligations of state and local governments and mortgage backed securities. While FSB may continue to upgrade or reposition the portfolio, FSB's management has not in the past nor does it intend in the future to trade securities for profit or to depend upon securities gains for a regular source of income. Securities gains and losses have not had a material impact on the results of operations for the years ended December 31, 1994 and 1993.
Effective January 1, 1994, FSB adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Consequently, upon adoption of SFAS 115, securities of

$11,226,430 were transferred to the available-for-sale category at their fair value, with an offsetting credit to capital of $75,683, net of deferred income taxes of $30,273. At December 31, 1994, the net unrealized loss on these securities was $41,084.

For liquidity purposes, FSB invests available funds in federal funds sold. The level of such invested funds varies based on the liquidity needs of FSB and the timing of other activities of FSB, including lending and deposit activities.

FINANCIAL CONDITION - DECEMBER 31, 1994 AND 1993

Total assets have increased at December 31,1994, to $109.766 million, compared to $101.841 million at December 31, 1993.

Investment securities totaled $30.531 million at December 31, 1994, compared to $18.385 million at December 31, 1993. This increase was funded by net income of $884,799, net increase in deposits of $6.363 million, proceeds from borrowed money of $1.214 million, proceeds from calls and maturities of securities of $3.741million and the decrease in federal funds sold of $4.075 million. The level of investment securities in the future will depend on loan demand and the ability of management to attract quality loans.

Total loans, net of unearned income, at December 31,1994, were $69.744 million, compared to $70.695 million at December 31, 1993, which evidences a stable loan portfolio.

Federal funds sold totaled $1.3 million at December 31, 1994, compared to $5.4 million at December 31, 1993, a $4.1 million decrease. Management feels that this decline and the deployment into higher yielding investment securities does not significantly affect its liquidity.

Customer deposits totaled $99.486 million as of December 31, 1994, a $6.37 million increase over total deposits of $93.116 million as of December 31, 1993. This increase was caused by $1 million in noninterest-bearing deposits, $2.38 million in interest-bearing deposits under $100,000 and $2.99 million in certificates of deposit over $100,000. The increase in certificates of deposit over $100,000 is attributable to the institution having approximately $3 million in governmental funds. These certificates of deposit will mature within the next year and the withdrawals will be funded by maturities of investment securities and a decrease in federal funds sold.

At December 31, 1994, FSB's loan to deposit ratio was 70.10%, compared to 75.92% at December 31, 1993. This ratio decreased due to total deposits increasing by $6.37 million (as explained in the above paragraph) while total loans, net of unearned interest, decreased by $951,000.

Total capital as of December 31, 1994 was $7.533 million, compared to $7.118 million at December 31, 1993. The increase for each period is attributable to net income for the applicable period less dividends paid by FSB of $429,375 and $515,249 for the years ended December 31, 1994 and 1993, respectively.

FSB's capital to assets ratio was 6.86% at December 31, 1994, compared to 6.99% as of December 31, 1993. The ratio of capital to assets has decreased due to assets growing at a faster rate than earnings.

RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

Net Income - Net income for 1994 was $884,799, a slight increase over 1993 net income of $832,200. Net income for 1993 decreased $46,209 from net income of $878,409 for 1992. This decrease was due to the adoption of SFAS 109 in 1993. Net income per share was $2.58 in 1994, compared to $2.42 in 1993 and $2.56 in 1992.

A more detailed analysis of the components of net income and the changes in such components is included under the appropriate captions below.

The return on average assets for the year ended December 31, 1994, was .83% compared to .82% and 1.02% for 1993 and 1992, respectively. The return on average capital for 1994 was 12.11% compared with 12.19% and 13.08% for the years ended December 31, 1993 and 1992, respectively. FSB declared and paid dividends on its common stock of $429,375, $515,249, and $429,375 for the years ended December 31, 1994, 1993, and 1992, respectively.

Net Interest Income - Net interest income, the major component of FSB's income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds incurred to carry them. Table 1 - Interest Rates and Interest Differential, and Table 2 - Volume and Yield/Rate Variances provides an analysis of net interest income for the years ended December 31, 1994, 1993 and 1992.

Net interest income was $4.287 million for the year ended December 31, 1994, compared to $4.182 million and $3.961 for the years ended December 31, 1993 and 1992, respectively. The growth in net interest income has come from increased levels of interest- earning assets over the growth in interest-bearing liabilities. The changes in yields and rates have changed the levels of total interest income and interest expense; however, such changes have not significantly altered the overall level of net interest income, except for the difference in net interest income for the years ended December 31, 1991 and 1992.

Provision for Loan Losses - The provision for loan losses for the three years ended December 31, 1994, 1993 and 1992 were $104,000, $165,000 and $155,000, respectively. The allowance for loan losses, which totaled $918,367 at December 31, 1994, has been, in management's opinion, sufficient to support the loan portfolio and levels of nonperforming loans. Future provisions for loan losses will be based on past loan experience, growth and composition of the loan portfolio, as well as the then current economic conditions. The $918,367 allowance for loan losses at December 31, 1994 represents 1.32% of outstanding loans, net of unearned income. A summary of the activity in the allowance for loan losses for the years ended December 31, 1994 and 1993 is set forth in Table 8.

Noninterest Income - Noninterest income for the three years ended December 31, 1994, 1993 and 1992, was $1.067 million, $.967 million and $.749 million, respectively. The primary sources of noninterest income are from service charges on deposits and other miscellaneous income from the operations of FSB. Securities gains (losses) were $(5,553) and $194,047 for the years ended December 31, 1994 and 1993. There were no securities sold during 1992. Other fluctuations responsible for the increase in income for 1994 as compared to 1993 were recoveries of defaulted investment securities, increases in credit life insurance and a gain on the sale of a bank subsidiary. The securities gains in 1993 of $194,047 was attributable to certain strategic restructurings of securities to provide funds necessary for moderate growth to maintain liquidity in the anticipated adoption of SFAS No. 115 on January 1, 1994.

Noninterest Expenses - Noninterest expenses for the years ended December 31, 1994, 1993 and 1992, were $3.929 million, $3.624 million and $3.285 million, respectively. The primary components of noninterest expenses are salaries and wages, occupancy expenses, furniture and equipment expenses, FDIC insurance premiums and other miscellaneous expenses of FSB. One of the largest fluctuations in the above expenses, other than salaries, was the difference in furniture and equipment expenses. This expense increased $156,554 from 1993 to 1994 due to the bank leasing statement-imaging equipment in 1994, and increases in depreciation expense as a result of significant additions in 1993 to fixed assets.

Income Taxes - The provision for income taxes for the three years ended December 31, 1994, 1993 and 1992, was $436,388, $473,934 and $392,159,
respectively. The increase in 1993 was due to higher pretax earnings as a result of the items discussed above. The effective tax rate for the three years was 33.03% for December 31, 1994, compared to 34.84% for 1993 and 30.86% for 1992.

Effective January 1, 1993, FSB adopted SFAS 109, Accounting for Income Taxes which did not have a material impact on FSB's financial position or results of operations. The cumulative effect of the accounting change was $53,988 which is included in net income for the year ended December 31, 1993.

 FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
 TABLE 1 - INTEREST  RATES AND INTEREST DIFFERENTIAL (Dollars in thousands)

                                                                            For the Years Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                         1994                           1993                            1992
                                               -------------------------   ----------------------------   --------------------------
                                               Average            Yield/   Average               Yield/   Average           Yield/
                                               Balance  Interest   Rate    Balance    Interest    Rate    Balance  Interest  Rate
                                               -------  --------  ------   -------    --------   ------   -------  -------- ------
ASSETS
  Interest earning assets
    Loans, net of unearned income(1),(4)      $ 70,833  $6,151      8.68%  $ 70,686      $5,797    8.20%   $59,372    $5,451   9.18%
    Taxable investment securities(3)            21,235   1,066      5.02%    15,960         797    4.99%    14,213     1,166   8.20%
    Nontaxable investment securities(2),(3)      3,318     161      4.85%     2,431          99    4.07%     1,853       120   6.48%
    Federal funds sold and securities
     purchased with agreements to resell         3,512     121      3.45%     5,350          85    1.59%     3,458       113   3.27%
                                               -------  ------     -----    -------      ------    ----    -------    ------   ----
      Total interest earning assets(2)        $ 98,898  $7,499      7.58%  $ 94,427      $6,778    7.18%   $78,896    $6,850   8.68%
                                                        ------                           ------                       ------
  Noninterest earning assets
    Cash and due from banks                      4,916                        4,372                          4,164
    Premises and equipment                       2,598                        2,653                          2,387
    Other assets                                 1,330                        1,158                          1,390
    Less allowance for loan losses                (934)                        (900)                          (688)
                                               -------                      -------                        -------
      Total assets                            $106,808                     $101,710                        $86,149
                                               =======                      =======                        =======
LIABILITIES AND SHAREHOLDERS' CAPITAL
  Interest-bearing liabilities
    Money market accounts                     $ 10,055  $  403      4.01%  $  7,135      $  153    2.14%   $ 4,206    $  141   3.35%
    Savings deposits                             7,830     233      2.98%     7,304         209    2.86%     5,825       203   3.48%
    Certificates of deposit over $100,000        8,004     331      4.14%     6,528         231    3.54%     4,755       226   4.75%

    Other time deposits                         40,054   1,704      4.25%    40,812       1,467    3.59%    37,874     1,785   4.71%
    Other Interest bearing deposits             17,840     421      2.36%    18,676         509    2.73%    15,727       529   3.36%
    Borrowed money                               1,610     119      7.39%       556          27    4.86%       100         5   5.00%
                                               -------  ------     -----    -------      ------    ----    -------    ------   ----
      Total interest-bearing liabilities      $ 85,393  $3,211      3.76%  $ 81,011      $2,596    3.20%   $68,487    $2,889   4.22%
                                                        ------                           ------                       ------
  Noninterest-bearing liabilities
    Demand deposits                             13,246                       12,958                          9,800
    Other liabilities                              863                          912                          1,146
  Shareholders' capital                          7,306                        6,829                          6,716
                                               -------                      -------                        -------
      Total liabilities and shareholders'
         capital                              $106,808                     $101,710                        $86,149
                                               =======                      =======                        =======
NET INTEREST INCOME                                     $4,288                           $4,182                       $3,961
                                                        ======                           ======                       ======
NET YIELD ON INTEREST EARNING ASSETS                                4.34%                          4.43%                       5.02%
                                                                   =====                           ====                        ====

 (1) Loan fees for all three years are included in the interest amounts for loans, but in each case were immaterial in amount.
 (2)  These amounts have not been presented on a tax-equivalent basis.
 (3) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available-for-sale securities.
 (4)  Includes loans on non-accrual status.

  FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
  TABLE 2 - VOLUME AND YIELD/RATE VARIANCES
  (Dollars in thousands)


                                                             1994 Compared to 1993                     1993 Compared to 1992
                                                     -------------------------------------     ----------------------------------
                                                        Increase (Decrease) Due to (*)             Increase (Decrease) Due to (*)
                                                     -------------------------------------     ----------------------------------
                                                     Volume           Rate             Net      Volume         Rate          Net
                                                     ------           ----             ---     -------        ------        -----
  Interest earned on:
    Loans, net of unearned income                    $  12             $342            $354    $1,039         $  (693)      $ 346
    Taxable investment securities                      263                6             269       143            (512)       (369)

    Nontaxable investment securities                    36               26              62        37             (58)        (21)
    Federal funds sold and securities purchased
     with agreements to resell                         (29)              65              36        62             (90)        (28)
                                                     -----             ----            ----    ------         -------       -----
      Total income from interest-earning assets      $ 282             $439            $721    $1,281         $(1,353)      $ (72)
                                                     -----             ----            ----    ------         -------       -----
  Interest paid on:

    Money market accounts                            $  63             $187            $250    $   98         $   (86)      $  12
    Savings deposits                                    15                9              24        52             (46)          6
    Certificate of deposits of $100,000 and over        52               48             100        84             (79)          5
    Other time deposits                                (27)             264             237       138            (456)       (318)
    Other interest bearing deposits                    (23)             (65)            (88)       98            (118)        (20)
    Borrowed money                                      51               41              92        23              (1)         22
                                                     -----             ----            ----    ------         -------       -----
      Total expense on interest-bearing liabilities  $ 131             $484            $615    $  493         $  (786)      $(293)
                                                     -----             ----            ----    ------         -------       -----
      Net interest income                            $ 151             $(45)           $106    $  788         $  (567)      $ 221
                                                     =====             ====            ====    ======         =======       =====

  ___________________

  (*) The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 3
INVESTMENT SECURITIES AT BOOK VALUE
(Dollars in thousands)

                                                                        December 31,
                                                            ----------------------------------
                                                                 1994                  1993
                                                            ------------            ----------
 U.S. Treasury securities                                      $13,739              $11,453

 U.S. Government and Federal Agencies                            9,870                  998
 State and local governments                                     3,605                2,481
 Mortgage-backed securities                                      2,536                2,625
 Equity securities                                                 850                  828
                                                               -------              -------
    Total investments                                          $30,600              $18,385
                                                               =======              =======
TABLE 4
PORTFOLIO MATURITIES AND YIELDS
December 31, 1994
(Dollars in thousands)
                                                             Book Value           Average Yield(1)
                                                             ----------           ---------------
 U.S. Treasury Securities
   Within one year                                             $10,108                4.24%
   One to five years                                             3,498                4.79%
   Five to ten years                                               133                8.79%
                                                               -------
     Total                                                     $13,739
                                                               -------
 U.S. Government and Federal  Agencies
   Within one year                                             $   750                4.50%
   One to five years                                             7,620                7.45%
   Five to ten years                                             1,000                6.13%
   Over ten years                                                  500                5.79%
                                                               -------
     Total                                                     $ 9,870
                                                               -------
 State and local governments
   Within one year                                             $   329                3.69%
   One to five years                                             3,109                5.73%
   Five to ten years                                               167                6.00%
                                                               -------
     Total                                                     $ 3,605
                                                               -------

 Mortgage-backed securities
   One to five years                                           $ 1,576                7.18%
   Over ten years                                                  960                5.79%
                                                               -------
     Total                                                     $ 2,536
                                                               -------
 Equity securities
   Over ten years                                                  850                5.30%
                                                               -------
     Total investments                                         $30,600
                                                               =======

(1) The average yield is not presented on a tax-equivalent basis.

There are no investment securities other than securities of the U.S. Government and its agencies which have an aggregate book value as of December 31, 1994, exceeding ten percent of capital as of that date.

TABLE 5
GROSS LOANS BY CATEGORY
(Dollars in thousands)

                                                                               December 31,
                                                                   ----------------------------------
                                                                       1994                   1993
                                                                   -----------             ----------
 Real estate:

  Secured by single-family residential properties                     $29,105               $27,750

  Secured by multi-family residential properties                          723                   340

  Secured by non-farm residential properties                           10,505                12,693

  Construction, land development and other
    commercial                                                            248                   478

  Secured by farmland                                                   3,522                 3,502

 Commercial and industrial                                              9,720                 9,699

 Agricultural                                                           3,219                 3,330

 Consumer                                                              12,369                12,316

 Other loans                                                              794                 1,111
                                                                      -------               -------
    Total                                                             $70,205               $71,219

 Unearned income                                                          461                   524
                                                                      -------               -------
    Loans, net of unearned income                                     $69,744               $70,695
                                                                      =======               =======
- --------------

At December 31, 1994, there were no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of the total loans outstanding.

Table 6 sets forth loan maturity and interest rate sensitivity of loans as of December 31, 1994.

TABLE 6
LOAN MATURITY
DECEMBER 31, 1994
(Dollars in thousands)

 Fixed rate loans:
  Three months or less                                             $ 3,173
  After three months through one year                                5,070
  After one year through five years                                 11,697
  After five years                                                   4,280
                                                                   -------
    Total fixed rate loans                                         $24,220
 Floating rate loans
  With repricing quarterly or more frequently                       20,224
  With repricing annually or more frequently
   but less frequently than quarterly                               10,692
  With repricing every five years or more
   frequently, but less frequently than annually                    15,069
                                                                   -------
    Total loans                                                    $70,205
 Unearned income                                                       461
                                                                   -------
 Loans, net of unearned income                                     $69,744
                                                                   =======


Table 7 sets forth information on the nonperforming loans in FSB's loan portfolio as of December 31, 1994 and 1993. Although the amounts represent risks in the loan portfolio, the major portion of the loans are collateralized and should not be interpreted as losses.



TABLE 7
NONPERFORMING ASSETS
(Dollars in thousands)

                                                                       December 31,
                                                             --------------------------------
                                                                 1994                 1993
                                                             -----------           ----------
 Loans past due 90 days                                          $ 24                 $ 75

 Nonaccrual loans, excluding loans past due 90 days                91                  113
 Restructured loans                                                 -                    -

 Other real estate owned                                           96                    -
                                                                 ----                 ----
                                                                 $211                 $188
                                                                 ====                 ====

Management places loans on non-accrual status when it is expected that the interest will not be collected.

All potential problem loans have been disclosed in Table 7. Potential problem loans are those loans about which management has obtained information of possible credit problems of the borrower, resulting in serious doubts as to the ability of the borrower to comply with the present loan repayment terms.

TABLE 8
SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)


                                                                           For the year ended December 31,
                                                                         -----------------------------------
                                                                            1994                     1993
                                                                         -----------              ----------
 Balance, January 1                                                        $   900                $   728
 Provision for loan losses                                                     104                    165
 Sale of subsidiary                                                            (14)                     -
 Loans charged off:
   Commercial and industrial                                                    16                      1
   Consumer                                                                     81                     47
                                                                           -------                -------
   Total loans charged off                                                     (97)                   (48)
 Recoveries:
   Real Estate                                                                   -                     20
   Commercial and industrial                                                    13                      7
   Consumer                                                                     12                     28
                                                                           -------                -------
   Total recoveries                                                             25                     55
                                                                           -------                -------
   Net (charge-offs) recoveries                                                (72)                     7
                                                                           -------                -------
 Balance, December 31                                                      $   918                $   900
                                                                           =======                =======
 Loans, net of unearned income
   Year-end                                                                $69,744                $70,695
   Average during year                                                      70,833                 70,686

 Allowance for loan losses to year-end loans, net of unearned
 income                                                                       1.32%                  1.27%

 Net charge-offs (recoveries) to average loans, net of unearned
 income                                                                       0.10%                 (0.01)%

___________________

In determining the amount of the provision for loan losses and allowance for loan losses, management considers past loan charge- offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, adverse classification at recent regulatory examinations, general economic conditions and potential credit problems. The level of the allowance for loan losses is believed adequate in relation to the size, mix and quality of the loan portfolio.

Table 9 presents an allocation of the allowance for loan losses by different loan categories. The allocation is based on a number of qualitative factors, including management's review of the reserve. The amounts presented are not necessarily indicative of the actual amounts which will be charged to any particular loan category.


TABLE 9
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

                                                                December 31,
                                        ------------------------------------------------------------
                                                  1994                                 1993
                                        ----------------------               -----------------------
                                        Amount               %               Amount               %
                                        -----              ---               ------             ---
 Real estate                             $ 92               10                 $ 90              10
 Commercial and industrial                367               40                  360              40
 Agricultural                              92               10                   90              10
 Other                                    367               40                  360              40
                                         ----              ---                 ----             ---
    Total                                $918              100                 $900             100
                                         ====              ===                 ====             ===


LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

FSB views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements; that is, the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which FSB monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains a federal funds sold balance it believes necessary to meet FSB's daily cash needs. With the available-for-sale securities portfolio, management can, at their discretion, manage the liquidity and interest rate risk of the bank. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

As the parent company, FSB's sources of liquidity are management fees from the subsidiaries, dividends from subsidiaries, and working capital. At December 31, 1994, the parent company had cash of $36,770 and had working capital of $86,773. As of December 31, 1994, the subsidiary could have paid dividends to the parent company without prior regulatory approval of approximately $2 million.

DEPOSITS

Table 10 sets forth the average balances on FSB's deposit accounts for the periods indicated. Average rates paid on deposits by FSB are reflected in Table 1.


TABLE 10
AVERAGE DEPOSITS
(Dollars in thousands)

                                                             December 31,
                                                   ---------------------------------
 Interest bearing:                                  1994                      1993
                                                   -------                  --------
  Demand                                           $27,895                  $25,811
  Savings                                            7,830                    7,304
  Time                                              48,058                   47,340
 Non-interest bearing:
  Demand                                            13,246                   12,958
                                                   -------                  -------
    Total deposits                                 $97,029                  $93,413
                                                   =======                  =======

_________________
Included in time deposits are $8,004,000 of certificates of deposit of $100,000 or greater.

Table 11 sets forth the maturities of certificate of deposits over $100,000 as of December 31, 1994.

TABLE 11
TIME DEPOSIT MATURITY
$100,000 OR GREATER
AS OF DECEMBER 31, 1994
(Dollars in thousands)

 Three months or less                                            $4,509
 Over three months through twelve months                          4,249
 Over one year through five years                                   840
                                                                 ------
    Total                                                        $9,598
                                                                 ======

CAPITAL

The key to continued growth and profitability of FSB is to maintain adequate levels of capital. The capital adequacy of a bank holding company is determined based upon the level of capital as well as asset quality, liquidity, earnings history, and economic conditions. Management's goal is to maintain its bank in the "well-capitalized" category for regulatory capital. At year end, FSB and its subsidiary were in this category.

The regulatory capital guidelines divided capital into two tiers, Tier 1 capital and Tier 2 capital. Tier 1 capital of FSB consists of shareholders' equity including the unrealized loss on available-for-sale securities. Tier 2 capital includes the allowance for loan losses with certain limitations. In determining the risk-based capital requirements, assets are assigned risk weights of zero to 100 percent, depending upon the regulatory assigned levels of credit risk associated with such assets. Off balance sheet items are included in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies.

At December 31, 1994, FSB's Tier 1 and Total capital to risk-weighted assets ratios were 11.26% and 12.51%, respectively, compared to 10.45% and 11.70%, respectively at year end 1993. The regulatory agencies require
"well-capitalized" institutions to have Tier 1 and Total capital ratios of 6% and 10%, respectively.

In addition to the risk-based capital requirements, the regulatory agencies have established leverage capital requirements. This ratio is computed by dividing Tier 1 capital by unadjusted (not risk-weighted) quarterly average total assets. FSB's leverage ratio at December 31, 1994 was 6.97% compared to 7.05% at year end 1993, and compared to the regulatory guideline of 5% for "well- capitalized" institutions.

The FDIC monitors risk-based capital requirements and requires weaker institutions to pay higher deposit insurance premiums, while allowing well-capitalized institutions to pay less. The deposit insurance assessments currently range from 23 cents per $100 of deposits for "well-capitalized" institutions to 31 cents for the weakest institutions. These premiums are currently under review and it is expected that the premium for Bank Insurance Fund institutions would decrease from 23 cents to 4 cents per $100 of deposits. For 1994, FSB paid 23 cents per $100 of deposits and had $99.486 million of insured deposits as of December 31, 1994.

IMPACT OF ACCOUNTING STANDARDS TO BE ADOPTED

Financial Instruments - SFAS 107 requires disclosure regarding the market value of financial instruments. SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 (calendar 1992 statements); however, for any entity with less than $150 million in assets reported in the most recent balance sheet, the effective date is for financial statements issued for fiscal years ending after December 15, 1995 (calendar 1995 statements). FSB expects to adopt SFAS 107 prospectively in 1995. It is anticipated that the adoption of SFAS 107 will not have a material effect on FSB's financial condition, results of operations, or liquidity.

Postemployment Benefits - SFAS 112 "Employers' Accounting for Postemployment Benefits" established standards of accounting and reporting for the estimated cost of benefits provided by an employer to its former or inactive employees after employment but before retirement. SFAS 112 requires the accrual of a liability for postemployment benefits that meet certain conditions contained in SFAS 43. SFAS 112 was effective for fiscal years beginning after December 15, 1993. However, except as discussed in the notes to the financial statements, FSB does not provide material postemployment benefits to its former or inactive employees.

Postretirement Benefits - SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires that companies recognize the cost of providing postretirement benefits as employees render service, since such benefits are provided in exchange for employee service. The general provisions of SFAS 106 were effective for fiscal years beginning after December 15, 1992. However, for foreign plans and for defined benefit plans of nonpublic companies with no more than 500 participants in the aggregate, adoption is not required until fiscal years beginning after December 15, 1994. Except as discussed in
Note 16 to the financial statements, FSB does not provide material postretirement benefits other than pensions to its employees.

Impairment of Loans - SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (effective for fiscal years beginning after December 15, 1994), as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," prescribes a valuation methodology for impaired loans as defined by the standard. Generally a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms stipulated in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the loan's underlying collateral. FSB expects to adopt SFAS No. 114 prospectively in 1995. It is anticipated that the adoption of SFAS No. 114 will not have a material effect on FSB's financial condition, results of operations or liquidity.


                  VALIDITY OF THE UPC SERIES E PREFERRED STOCK

       The validity of the shares of Union Planters Corporation Series E Preferred Stock offered hereby will be passed upon by Gary A. Simanson, Esquire, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and receives compensation from UPC.


                                    EXPERTS

       The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of First State Bancorporation, Inc. and Subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Dunn, Creswell, Sparks, Smith, Horne & Downing, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES




APPENDIX
 NUMBER
- --------

A    -   First State Bancorporation, Inc. and Subsidiaries Audited Consolidated
         Financial Statements as of December 31, 1994 and 1993 and for Each of the Three Years in the period ended December 31, 1994


B    -   Agreement and Plan of Reorganization dated as of February 24, 1995 together with a Letter Amendment thereto dated April 4, 1995 and the Plan of Merger annexed thereto as Exhibit A. (Collective Exhibit)


C    -   Excerpt from Tennessee Business Corporation Act, as amended --
         Concerning Dissenters' Rights

                                  APPENDIX A

              FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES

                  Audited Consolidated Financial Statements
                       As of December 31, 1994 and 1993
                                   and for
                 Each of the Three Years in the Period Ended
                              December 31, 1994

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES

                  TABLE OF CONTENTS TO FINANCIAL STATEMENTS



INDEPENDENT AUDITORS' REPORT                                                   1

CONSOLIDATED BALANCE SHEETS                                                    2

CONSOLIDATED STATEMENTS OF INCOME                                              3

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL                                  4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                          5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                     6

                                                     DUNN CRESWELL SPARKS
                                                     SMITH HORNE & DOWNING
                                                                                                               Fulton, Kentucky
                                                                                                           Knoxville, Tennessee
624 Reelfoot Avenue                              Certified Public Accountants                               McKenzie, Tennessee
Post Office Box 896                                                                                        Nashville, Tennessee
Union City, TN  38261                 American Institute of Certified Public Accountants                       Paris, Tennessee
901-885-3661 phone                     Tennessee Society of Certified Public Accountants                     Trenton, Tennessee
901-885-6909 fax                          Private Companies Practice Section - AICPA                      Union City, Tennessee



                         Independent Auditors' Report

The Stockholders and Board of Directors
First State Bancorporation, Inc. and Subsidiaries
Tiptonville, Tennessee  38079

We have audited the accompanying consolidated balance sheets of First State Bancorporation, Inc. and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in capital and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First State Bancorporation, Inc. and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for income taxes in 1993 and investment securities in 1994 as required by the provisions of FASB SFAS 109 and SFAS 115, respectively.


/s/
- ----------------------------------------------
Dunn, Creswell, Sparks, Smith, Horne & Downing
Certified Public Accountants

February 7, 1995, except for Note 18, as to which the date is February 24, 1995

  FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  December 31, 1994 and 1993


  ASSETS                                                                          1994                    1993
                                                                            ---------------          ---------------
  Cash and due from banks                                                      $  5,137,950            $  4,572,808
  Federal funds sold                                                              1,275,000               5,350,000
  Investment securities:
     Held-to-maturity, at book value (market value $16,236,276 at                16,645,381              18,385,046
     December 31, 1994 and $18,688,273 at December 31, 1993)
     Available-for-sale, at market value (book value $13,954,378)                13,885,905                      --
  Loans, net of unearned interest of $461,233 and $523,650 and allowance for loan losses of $918,367 and $900,499 at December
  31, 1994 and 1993, respectively                                                68,825,180              69,794,361
  Bank premises and equipment, net of accumulated depreciation of
  $1,947,264 at December 31, 1994 and $1,671,968 at December 31, 1993             2,440,331               2,658,678
  Accrued interest receivable                                                     1,194,403                 893,572
  Deferred income taxes                                                             102,885                      --
  Other assets                                                                      259,414                 186,966
                                                                               ------------            ------------
      Total Assets                                                             $109,766,449            $101,841,431
                                                                               ============            ============
  LIABILITIES AND CAPITAL
  Liabilities
      Noninterest-bearing deposits                                             $ 13,880,046            $ 12,958,001
      Interest-bearing deposits                                                  56,882,229              54,952,772
      NOW deposits                                                               19,126,323              18,676,590
      Certificates of deposit over $100,000                                       9,597,571               6,528,209
                                                                               ------------            ------------
        Total deposits                                                         $ 99,486,169            $ 93,115,572
      Accrued interest payable                                                      520,006                 422,079
      Accrued taxes payable                                                          44,112                 147,751
      Excess of book value of asset acquired over cost, net                         233,269                 252,231
      Notes payable                                                               1,922,544                 746,800
      Deferred income taxes                                                              --                   1,852
      Other liabilities                                                              27,520                  36,657
                                                                               ------------            ------------
        Total Liabilities                                                      $102,233,620            $ 94,722,942
                                                                               ------------            ------------
  Commitments & Contingencies (Notes 8, 13, 16, 18)                            $         --            $         --
                                                                               ------------            ------------
  Capital
      Capital stock - 1,000,000 shares authorized; $1 par; 384,472
      shares issued; 343,500 shares outstanding                                $    384,472            $    384,472
      Surplus                                                                     1,861,307               1,861,307
      Undivided profits                                                           5,901,111               5,445,687
      Treasury stock, at cost                                                      (572,977)               (572,977)
      Unrealized gain (loss) on securities available-for-sale,
       net of deferred income taxes of $27,390                                      (41,084)                     --
                                                                               ------------            ------------
               Total Equity                                                    $  7,532,829            $  7,118,489
                                                                               ------------            ------------
               Total Liabilities and Equity                                    $109,766,449            $101,841,431
                                                                               ============            ============






See accompanying notes to financial statements                              -2-

  FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME
  For the years ended December 31, 1994, 1993 and 1992

                                                                      1994              1993               1992
                                                                  ----------         ----------         ----------
  Interest income
      Loans, including fees                                       $6,151,117         $5,796,558         $5,450,500
      Federal funds sold                                             120,600             85,230            113,490
      Investment securities - taxable                              1,066,002            797,317          1,166,415
      Investment securities - non-taxable                            160,786             99,000            119,642
                                                                  ----------         ----------         ----------
        Total interest income                                     $7,498,505         $6,778,105         $6,850,047
                                                                  ----------         ----------         ----------
  Interest expense
      Interest on deposits                                        $3,091,982         $2,568,672         $2,883,402
      Interest on borrowed funds                                     119,241             27,313              5,211
                                                                  ----------         ----------         ----------
        Total interest expense                                    $3,211,223         $2,595,985         $2,888,613
                                                                  ----------         ----------         ----------
        Net interest income                                       $4,287,282         $4,182,120         $3,961,434
  Provision for loan losses                                          104,000            165,000            155,000
                                                                  ----------         ----------         ----------
        Net interest income after provision for loan losses       $4,183,282         $4,017,120         $3,806,434
                                                                  ----------         ----------         ----------
  Noninterest income
      Service fees                                                $  817,176         $  642,615         $  585,744
      Rent income                                                      3,900              3,600              3,600
      Gain (Loss) on securities                                       (5,553)           194,047                 --
      Gain on sale of subsidiary                                      72,485                 --                 --
      Other                                                          179,337            126,912            159,939
                                                                  ----------         ----------         ----------
        Total Noninterest income                                  $1,067,345         $  967,174         $  749,283
                                                                  ----------         ----------         ----------
  Noninterest Expense
      Salaries                                                    $1,630,458         $1,588,292         $1,490,622
      Employee benefits                                              327,961            309,310            285,429
      Occupancy expenses                                             223,860            217,737            215,134
      Furniture and equipment                                        540,469            383,915            337,928
      Advertising and public relations                               130,971            147,594            114,312
      Stationery and supplies                                        181,660            169,718            131,847
      Outside service fees                                           114,020            118,123            113,612
      Loan and collection expense                                     10,086             78,096              7,341
      Postage and freight                                             63,943             57,396             59,370
      FDIC insurance                                                 212,299            184,515            176,671
      Insurance - other                                              113,133            110,065            115,908
      Personal development                                           107,017             67,302             61,164
      Other expenses                                                 273,563            192,109            175,811
                                                                  ----------         ----------         ----------
        Total noninterest expense                                 $3,929,440         $3,624,172         $3,285,149
                                                                  ----------         ----------         ----------
        Income before taxes and cumulative effect adjustment      $1,321,187         $1,360,122         $1,270,568
  Corporate income taxes                                             436,388            473,934            392,159
                                                                  ----------         ----------         ----------
        Income before effect of a change in accounting
         principle                                                $  884,799         $  886,188         $  878,409

  Cumulative effect of a change in accounting principle                   --            (53,988)                --
                                                                  ----------         ----------         ----------
        Net income                                                $  884,799         $  832,200         $  878,409
                                                                  ==========         ==========         ==========
        Weighted average shares outstanding                          343,500            343,500            343,500
                                                                  ==========         ==========         ==========
        Earnings per share
          Income before effect of a change in accounting
            principle                                             $     2.58         $     2.58         $     2.56
          Cumulative effect of a change in accounting
            principle                                                     --              (0.16)                --
                                                                  ----------         ----------         ----------
          Net income                                              $     2.58         $     2.42         $     2.56
                                                                  ==========         ==========         ==========




See accompanying notes to financial statements                               -3-

  FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL
  For the years ended December 31, 1994, 1993 and 1992




                                                                                                             Unrealized
                                                                                                                Gain
                                                                                                             (Loss) on
                                                                                                             Securities
                                                                                                             Available
                                         Capital                          Undivided         Treasury           -for-
                                          Stock           Surplus          Profits            Stock          Sale, net
                                        --------        ----------       ----------        ---------         ---------
  Balance - January 1, 1992             $384,472        $1,861,307       $4,679,702        $(572,977)        $     --

  Net income for 1992                         --                --          878,409               --               --

  Cash dividends paid -
    $1.25 per share                           --                --         (429,375)              --               --
                                        --------        ----------       ----------        ---------         --------
  Balance - December 31, 1992           $384,472        $1,861,307       $5,128,736        $(572,977)        $     --

  Net income for 1993                         --                --          832,200               --               --

  Cash dividends paid -
    $1.50 per share                           --                --         (515,249)              --               --
                                        --------        ----------       ----------        ---------         --------
  Balance - December 31, 1993           $384,472        $1,861,307       $5,445,687        $(572,977)        $     --

  Cumulative effect of adoption of            --                --               --               --
  SFAS 115 on January 1, 1994                                                                                  45,410


  Net income for 1994                         --                --          884,799               --               --

  Cash dividends paid -
    $1.25 per share                           --                --         (429,375)              --               --

  Change in unrealized gain (loss)
  on securities available-for-sale,
  net                                         --                --               --               --          (86,494)
                                        --------        ----------       ----------        ---------         --------
  Balance - December 31, 1994           $384,472        $1,861,307       $5,901,111        $(572,977)        $(41,084)
                                        ========        ==========       ==========        =========         ========





See accompanying notes to financial statements                               -4-

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1994, 1993 and 1992

                                                                                1994             1993            1992
                                                                           ------------     ------------     -----------
Cash flows from operating activities
   Net income                                                              $    884,799     $    832,200     $   878,409
                                                                           ------------     ------------     -----------
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation - fixed assets                                         $    311,829     $    229,305     $   195,343
       Amortization of negative goodwill                                        (18,962)         (18,962)        (18,962)
       Deferred income taxes                                                    (77,347)         (21,943)        (25,615)
       Cumulative effect of change in accounting principle                            -           53,988               -
       Provision for loan losses                                                104,000          165,000         155,000
       Demand deposit charge-offs                                                 7,687           16,378           4,576
       Gain on sale of subsidiary                                               (72,485)               -               -
       Net effect of amortization of premiums on investment securities          152,540          113,303          34,714
       (Gain) loss on securities                                                  5,553         (194,047)              -
       (Gain) loss on sale of assets                                             (6,223)             409               -
       (Increase) decrease in accrued interest receivable                      (300,831)        (102,504)        159,787
       Decrease in other assets                                                  23,638           51,125          71,978
       Increase (decrease) in accrued interest payable                           97,927           53,830        (220,611)
       Increase (decrease) in accrued taxes payable                            (103,938)         (59,759)        193,829
       Increase (decrease) in other liabilities                                  (9,137)           2,969        (103,027)
                                                                           ------------     ------------     -----------
         Total adjustments                                                 $    114,551     $    289,092     $   447,012
                                                                           ------------     ------------     -----------
           Net cash provided by operating activities                       $    999,350     $  1,121,292     $ 1,325,421
                                                                           ------------     ------------     -----------

Cash flows from investing activities
   Proceeds from calls and maturities
    of investment securities - HTM                                         $  2,677,808     $  5,183,103     $ 9,246,681
   Proceeds from sale of investment securities - HTM                                  -        4,188,634               -
   Proceeds from calls and maturities
    of investment securities - AFS                                            1,063,735                -               -
   Purchase of investment securities - HTM                                  (12,322,734)     (10,718,762)     (6,307,808)
   Purchase of investment securities - AFS                                   (3,791,615)               -               -
   Purchase of fixed assets                                                    (155,701)        (512,267)       (173,838)
   Proceeds from sale of fixed assets                                            61,125           25,185             300
   Proceeds from sale of subsidiary                                             630,017                -               -
   Net (increase) decrease in loans                                             218,878       (9,532,684)     (6,626,590)
                                                                           ------------     ------------     -----------
       Net cash used by investing activities                               $(11,618,487)    $(11,366,791)    $(3,861,255)
                                                                           ------------     ------------     -----------
Cash flows from financing activities
   Cash dividends paid                                                     $   (429,375)    $   (515,249)    $  (429,375)
   Repayment of long-term debt                                                  (38,100)          (4,875)        (77,625)
   Proceeds from borrowed money                                               1,213,844          246,800         500,000
   Net increase in deposits                                                   6,362,910        9,433,160       5,571,744
                                                                           ------------     ------------     -----------
       Net cash provided by financing activities                           $  7,109,279     $  9,159,836     $ 5,564,744
                                                                           ------------     ------------     -----------
       Net increase (decrease) in cash and cash equivalents                $ (3,509,858)    $ (1,085,663)    $ 3,028,910

Cash and cash equivalents at beginning of year                                9,922,808       11,008,471       7,979,561
                                                                           ------------     ------------     -----------
Cash and cash equivalents at end of year                                   $  6,412,950     $  9,922,808     $11,008,471
                                                                           ============     ============     ===========


Supplemental Disclosures of Cash Flow Information
 Cash paid for income taxes                                                $    620,225     $    532,619     $   163,835
                                                                           ============     ============     ===========
 Cash paid for interest                                                    $  3,113,296     $  2,542,155     $ 3,109,224
                                                                           ============     ============     ===========
 Non-cash investing activities:
   Net unrealized loss on securities available for sale                    $     68,473     $          -     $         -
                                                                           ============     ============     ===========
   Loans transferred to other real estate included in other assets         $     96,087     $          -     $         -
                                                                           ============     ============     ===========


See accompanying notes to financial statements.

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First State Bancorporation, Inc. (the Corporation) and its subsidiaries conform to generally accepted accounting principles and to banking industry practices and are summarized as follows:

A. Organization - First State Bancorporation, Inc. is a one-bank holding company chartered under the laws of the State of Tennessee. The Corporation owns all of the outstanding capital stock of First Exchange Bank. The Bank operates branches in the counties of Lake, Dyer, and Weakley.

         In July 1993, the Cardinal Credit Corporation was formed to operate a finance company in Union City, Tennessee. First Exchange Bank owned all of the authorized stock of the finance company, which was subsequently sold during the year ended December 31, 1994.

B. Principles of Consolidation - The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

C. Basis of Accounting - The books, records and financial statements of the Corporation are maintained on the accrual basis of accounting.

D. Cash Equivalents - The Corporation considers cash, due from banks and federal funds sold to be cash equivalents.

E. Investment Securities - The Corporation adopted SFAS 115 effective January 1, 1994. Upon adoption, $11,226,430 of investment securities were transferred to the securities available-for-sale category. The effect on the financial statements was a credit to equity in the amount of $45,410, net of deferred income taxes of $30,273. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method. Securities gains and losses are recognized on settlement date basis which does not vary materially from trade date basis.

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992



F. Impairment of Loans - In May 1993, the FASB issued SFAS No, 114, "Accounting by Creditors for Impairment of a Loan" (which takes effect for fiscal years beginning after December 15, 1994) as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" issued in October 1994. SFAS No. 114 prescribes a valuation methodology for impaired loans as defined by the standard. Generally, a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms stipulated in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or fair value of the loan's underlying collateral. The Corporation expects to adopt SFAS No. 114 prospectively in 1995. It is anticipated that the adoption of SFAS No. 114 will not have a material effect on the Corporation's financial condition, results of operations, or liquidity.

G. Interest Income on Loans - Interest income on real estate and commercial loans is accrued and credited to operations based on principal amount outstanding. Interest on installment loans is computed and recorded in income using the rule of 78's method, which does not represent a significant deviation from the interest method. Loans are placed on non-accrual status and interest accruals are discontinued when, in the opinion of management, it is not reasonable to expect that such interest will be collected.

H. Allowance for Loan Losses - The provision for loan losses, which is charged to operations, is based on management's assessment of the quality of the loan portfolio, current economic conditions, and other relevant factors. In management's judgement, the provision will maintain the allowance for loan losses at an adequate level to absorb potential losses which may exist in the portfolio.

I. Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method for financial reporting and accelerated methods for income tax purposes, with depreciation expense of $311,829, $229,305 and $195,343 for 1994, 1993 and 1992,
         respectively. Expenditures for maintenance and repairs are charged against income as incurred. Cost of major additions and improvements are capitalized and depreciated over their estimated useful lives.
         The estimated lives for each class of assets are as follows:

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


                              Class                              Life
                  Bank premises                               5 - 40 years

                  Furniture, equipment and autos              5 - 20 years

                  Leasehold improvements                     10 - 12 years

J. Foreclosed Real Estate - At the time of foreclosure, real estate is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are recorded in income on foreclosed real estate.

K. Negative Goodwill - The excess of book value of assets acquired over cost, arising from the acquisition of the Martin Bank, which later merged with First State Bank & Trust Company (now First Exchange
         Bank), is being amortized on a straight-line basis over twenty-five years.

L. Financial Instruments - SFAS 107 requires disclosure regarding the market value of financial instruments. SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 (calendar 1992 statements); however, for any entity with less than $150 million in assets reported in the most recent balance sheet, the effective date is for financial statements issued for fiscal years ending after December 15, 1995 (calendar 1995 statements). The Corporation expects to adopt SFAS 107 prospectively in 1995. It is anticipated that the adoption of SFAS 107 will not have a material effect on the Corporation's financial condition, results of operations, or liquidity.

M. Income Taxes - During 1993, the Corporation adopted FASB Statement 109, "Accounting for Income Taxes". Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, accretions of discounts and amortization of premiums on securities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. In 1992, the Corporation accounted for income taxes according to APB 11. Deferred taxes were computed for any significant differences between financial statement and taxable income arising from timing differences. On January 1, 1993, an adjustment was made for the cumulative effect of change in accounting principle. The

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


         1992 financial statements have not been restated.

N. Significant Concentrations of Credit Risk - First Exchange Bank grants agribusiness, commercial, residential and personal loans to customers throughout the state. A large majority of the Bank's loans, however, are concentrated in the immediate vicinity of Northwest Tennessee. Although the Bank has diversified loan portfolios, a substantial portion of their debtors' ability to honor their obligations is dependent upon the agribusiness sector of that geographic area.

         The Bank also maintains cash balances at several correspondent banks. Accounts at each institution are insured by federal depository insurance up to $100,000. Amounts in excess of this amount are uninsured; however, management evaluates the financial strength of those banks where deposits exceed $100,000.

O. Postemployment Benefits - SFAS 112 "Employers' Accounting for Postemployment Benefits" established standards of accounting and reporting for the estimated cost of benefits provided by an employer to its former or inactive employees after employment but before retirement. SFAS 112 requires the accrual of a liability for postemployment benefits that meet certain conditions contained in SFAS
         43. SFAS 112 is effective for fiscal years beginning after December 31, 1993. See Notes 16 and 18 for a description of these benefits.

P. Postretirement Benefits - SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires that companies recognize the cost of providing postretirement benefits as employees render service, since such benefits are provided in exchange for employee service. The general provisions of SFAS 106 are effective for fiscal years beginning after December 15, 1992. However, for foreign plans and for defined benefit plans of nonpublic companies with no more than 500 participants in the aggregate, adoption is not required until fiscal years beginning after December 15, 1994. See
         Note 16 for a description of these benefits.

Q. Reclassifications - Certain reclassifications have been made to the 1993 and 1992 financial statements to conform to the presentation adopted in 1994. These reclassifications had no effect on net income as previously reported.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiary is required to maintain noninterest-bearing average reserve balances with the Federal Reserve Bank. Average balances required to be maintained for such purposes during 1994 and 1993 were $981,000 and $1,214,000, respectively.

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


NOTE 3 - INVESTMENT SECURITIES

Securities held-to-maturity at December 31, 1994, consisted of the following :

                                                                     Gross               Gross
                                                                   Unrealized         Unrealized
       Type of Investment                    Book Value              Gains              Losses              Fair Value
   ------------------------                 -----------            ----------         ----------           -----------
   U.S. Treasury securities                 $ 3,131,539             $   442           $ (96,706)           $ 3,035,275

   U.S. government and federal
   agencies                                   7,870,396                   -            (196,274)             7,674,122

   State and local governments                3,604,571              21,762            (111,865)             3,514,468

   Mortgage-backed securities                 2,038,875                   -             (26,464)             2,012,411
                                            -----------             -------           ---------            -----------
   Total                                    $16,645,381             $22,204           $(431,309)           $16,236,276
                                            ===========             =======           =========            ===========

Securities held-to-maturity at December 31, 1993, were as follows:


                                                                     Gross               Gross
                                                                   Unrealized         Unrealized
       Type of Investment                    Book Value              Gains              Losses             Fair Value
   ------------------------                 -----------            ----------         ----------           ----------
   U.S. Treasury securities                 $11,453,172            $ 53,629            $      -            $11,506,801

   U.S. government and federal
   agencies                                     997,935                 160                (634)               997,461

   State and local governments                2,480,862             205,864             (53,460)             2,633,266

   Mortgage-backed securities                 2,624,577              97,668                   -              2,722,245

   Equity securities                            828,500                   -                   -                828,500
                                            -----------            --------            --------            -----------
   Total                                    $18,385,046            $357,321            $(54,094)           $18,688,273
                                            ===========            ========            ========            ===========

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


Securities available-for-sale at December 31, 1994, consisted of the following:

                                                                     Gross               Gross
                                                                   Unrealized         Unrealized
       Type of Investment                     Book Value             Gains              Losses             Fair Value
   ------------------------                  -----------           ----------         ----------           ----------
   U.S. Treasury securities                  $10,607,855             $3,947            $(68,694)           $10,543,108

   U.S. government and federal
   agencies                                    2,000,000                  -                    -             2,000,000

   State and local governments                         -                  -                    -                     -

   Mortgage-backed securities                    496,823                                 (3,726)               493,097

   Equity securities                             849,700                  -                    -               849,700
                                             -----------             ------            --------            -----------
   Total                                     $13,954,378             $3,947            $(72,420)           $13,885,905
                                             ===========             ======            ========            ===========


Included in the securities portfolio (held-to-maturity) are bonds issued under the name of Memphis, Tennessee Health, Education and Housing with a par value of $200,000 and a book value of $113,655 at December 31, 1994. These securities mature September 15, 1996. Payment of these obligations at maturity is dependent on the ability of Executive Life Insurance Company to satisfy its obligations, and due to financial losses suffered by Executive Life Insurance Company, this ability has come into serious question. At December 31, 1994, management feels that the value of these investments has experienced an other than temporary decline in value and has recognized a provision for such decline in the amount of $63,156.

The book value and estimated market value of debt and equity securities at December 31, 1994, by contractual maturity, are shown below - held-for-maturity
(HTM); available-for-sale (AFS):

                Contractual Maturity                                Book Value              Fair Value
   --------------------------------------------                     -----------             -----------
   One year or less
     U.S. Treasury securities - AFS                                 $10,107,855             $10,058,668

     U.S. government and federal agencies - HTM                         750,000                 745,812

     State and local governments - HTM                                  328,871                 336,289
                                                                    -----------             -----------
                                                                    $11,186,726             $11,140,769
                                                                    ===========             ===========

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

   After one year through five years
     U.S. Treasury securities - HTM                                                $ 2,998,651             $ 2,901,945
     U.S. Treasury securities - AFS                                                    500,000                 484,440
     U.S. government and federal agencies - HTM                                      5,620,396               5,502,860
     U.S. government and federal agencies - AFS                                      2,000,000               2,000,000
     State and local governments - HTM                                               3,108,475               3,008,945
     Mortgage-backed securities - HTM                                                1,575,851               1,552,859
                                                                                   -----------             -----------
                                                                                   $15,803,373             $15,451,049
                                                                                   -----------             -----------
   After five years through ten years
     U.S. Treasury securities - HTM                                                $   132,888             $   133,330
     U.S. government and federal agencies - HTM                                      1,000,000                 939,200
     State and local governments - HTM                                                 167,225                 169,234
                                                                                   -----------             -----------
                                                                                   $ 1,300,113             $ 1,241,764
                                                                                   -----------             -----------
   After ten years
     U.S. government and federal agencies - HTM                                    $   500,000             $   486,250
     Mortgage-backed securities - HTM                                                  463,024                 459,552
     Mortgage-backed securities - AFS                                                  496,823                 493,097
     Equity securities - AFS                                                           849,700                 849,700
                                                                                   -----------             -----------
                                                                                   $ 2,309,547             $ 2,288,599
                                                                                   -----------             -----------
   Totals                                                                          $30,599,759             $30,122,181
                                                                                   ===========             ===========

Mortgage-backed securities are shown above for 1994 by contractual maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

At December 31, 1994 and 1993, investment securities with a book value of $19,907,810 ($10,103,472 classified as held-to-maturity; $9,804,338 classified as available-for-sale) and $12,023,827, respectively, were pledged as collateral to secure public deposits and for other purposes as allowed by law.

The following table shows the realized gains and losses on securities sold or called:

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


                                                  1994             1993            1992
                                                 -------         --------          -----
                Realized gains                   $ 1,582         $198,833          $   -
                Realized losses                   (7,135)          (4,786)             -
                                                 -------         --------          -----
                Net gain (loss)                  $(5,553)        $194,047          $   -
                                                 =======         ========          =====


Income tax expense (benefit) applicable to securities transactions was ($2,055) for 1994 and $71,798 for 1993.

NOTE 4 - LOANS

Loans were classified as follows at December 31, 1994 and 1993:

                                                                                1994                      1993
                                                                             -----------               -----------
    Real Estate:
      Secured by single-family residential properties                        $29,105,440               $27,750,165
      Construction and land development                                          248,412                   477,408
      Secured by farmland                                                      3,521,470                 3,502,135
      Secured by multi-family residential properties                             722,867                   339,776
      Secured by non-farm residential properties                              10,504,548                12,692,794
    Commercial and industrial                                                  9,720,467                 9,699,036
    Agriculture                                                                3,219,122                 3,330,206
    Consumer                                                                  12,368,743                12,316,081
    Other loans                                                                  793,711                 1,110,909
                                                                             -----------               -----------
      Total loans                                                            $70,204,780               $71,218,510
    Unearned interest                                                           (461,233)                 (523,650)
    Allowance for loan losses                                                   (918,367)                 (900,499)
                                                                             -----------               -----------
      Net loans                                                              $68,825,180               $69,794,361
                                                                             ===========               ===========

An analysis of the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 is as follows:

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

                                                        1994                   1993                   1992
                                                      --------               --------               --------
          Beginning balance                           $900,499               $727,821               $674,048
          Charge-offs                                  (96,990)               (48,269)              (128,088)
          Recoveries                                    24,858                 55,947                 26,861
          Provision for loan losses                    104,000                165,000                155,000
          Sale of Subsidiary                           (14,000)                     -                      -
                                                      --------               --------               --------
          Ending balance                              $918,367               $900,499               $727,821
                                                      ========               ========               ========

The following is a loan portfolio by rates at December 31, 1994 and 1993:

                                                                          1994                      1993
                                                                       -----------              -----------
             Variable Rate                                             $45,893,109              $48,932,640
             Fixed Rate                                                 24,220,461               22,173,000
             Non-Accrual                                                    91,210                  112,870
             Unearned Discounts                                           (461,233)                (523,650)
                                                                       -----------              -----------
             Total                                                     $69,743,547              $70,694,860
                                                                       ===========              ===========

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 1994 and 1993:

                                                                         1994                     1993
                                                                      ----------               ----------
             Land                                                     $  407,650               $  407,650
             Building and improvements                                 1,807,471                1,793,434
             Leasehold improvements                                            -                    1,063
             Furniture and equipment                                   2,172,474                2,128,499
                                                                      ----------               ----------
               Total                                                  $4,387,595               $4,330,646
             Accumulated depreciation                                 (1,947,264)              (1,671,968)
                                                                      ----------               ----------
               Net premises and equipment                             $2,440,331               $2,658,678
                                                                      ==========               ==========

NOTE 6 - OTHER ASSETS

Other assets on the balance sheet consisted of the following at December 31, 1994 and 1993:

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

                                                                      1994                     1993
                                                                    --------                 --------
               Prepaid expenses                                     $105,224                  $75,227
               Cash value of life insurance                           46,214                   96,934
               Repossessions                                          18,560                        -
               Bank owned real estate                                 77,527                        -
               Other assets                                           11,889                   14,805
                                                                    --------                 --------
                 Total                                              $259,414                 $186,966
                                                                    ========                 ========

NOTE 7 - NOTES PAYABLE

First Exchange Bank has borrowed money from the Federal Home Loan Bank (FHLB) of Cincinnati to finance loans made for one-to-four family residential mortgages. A blanket agreement for advances and security agreement was executed on August 23, 1992, for an indefinite period. Advances are secured by all shares of FHLB stock owned by the Bank and 150% of the Bank's mortgage portfolio. At year-end, the Bank had adequate collateral to cover these advances. Following is a schedule of each advance outstanding at December 31, 1994 and 1993:

              Note       Maturity Date     Interest                          1994            1993
              Date                           Rate       Payment terms       Balance        Balance
            --------------------------------------------------------------------------------------

            10/20/92       10/20/95         5.30%       interest only      $500,000       $500,000

            11/01/93       12/01/03         5.40%          $605/month        51,658         56,000

            12/06/93       01/01/14         6.40%          $651/month        85,948         88,000

            12/06/93       01/01/09         6.10%          $526/month        59,615         62,000

            12/06/93       01/01/04         5.65%          $446/month        37,942         40,800

            01/14/94       02/01/03         6.05%        $1,375/month       156,712              -

            01/14/94       02/01/14         6.40%        $1,710/month       226,240              -

            02/11/94       03/01/14         6.65%        $1,113/month       144,782              -

            02/11/94       03/01/09         6.35%          $595/month        66,883              -

            04/01/94       05/01/04         6.95%          $371/month        30,680              -

            04/01/94       05/01/04         7.70%          $327/month        39,497              -

            05/02/94       06/01/14         8.10%        $1,726/month       202,774              -

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

            05/02/94       06/01/09       7.80%         $1,371/month          142,639              -
            05/02/94       06/01/04       7.40%           $313/month           25,560              -
            06/06/94       07/01/04       7.35%         $1,110/month           91,396              -
            06/06/94       07/01/09       7.70%           $574/month           60,218              -
                                                                           -------------------------
             Totals                                                        $1,922,544       $746,800
                                                                           =========================

Estimated principal payments for the next five years on the FHLB advances are as follows:

                                  1995             $563,258
                                  1996               61,922
                                  1997               66,235
                                  1998               70,853
                                  1999               75,798

NOTE 8 - LEASE COMMITMENTS

The Corporation entered into a lease agreement during 1994 for the use of an imaging system. The lease requires a monthly payment of $9,641 and extends for sixty months. Lease expense for 1994 on this lease was $72,748. Other lease expense incurred during the year amounted to $68,660. Total lease expense for 1993 and 1992 was $71,226 and $64,063, respectively. Minimum rentals on the imaging system lease for the next five years are estimated as follows:

                                  1995             $115,692
                                  1996              115,692
                                  1997              115,692
                                  1998              115,692
                                  1999               42,944

NOTE 9 - INCOME TAXES

The Corporation files a consolidated federal income tax return with its subsidiary. Each member of the controlled group provides for income taxes on a separate-return basis and remits to its affiliates amounts determined to be currently payable.

The consolidated provision for income taxes consisted of the following at December 31:

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


                                                     1994                1993                  1992
                                                   --------            --------              --------
        Current income tax expense                 $513,735            $495,877              $417,774
        Deferred income tax expense                 (77,347)            (21,943)              (25,615)
                                                   --------            --------              --------
         Total                                     $436,388            $473,934              $392,159
                                                   ========            ========              ========

The income tax provision is reconciled to that computed by applying statutory rates to income before income taxes, as shown below at December 31:

                                                               1994                1993                  1992
                                                            ----------          ----------            ----------
        Net income before income taxes                      $1,321,187          $1,360,122            $1,270,568
        Expected federal income tax rate                            34%                 34%                   34%
                                                            ----------          ----------            ----------
        Expected federal income tax                         $  449,204          $  462,441            $  431,993
        Effect of nondeductible
        expenses                                                23,773              24,773                22,227
        Effect of tax exempt income                            (82,113)            (62,721)             (107,453)
        State income taxes                                      45,524              49,441                45,392
                                                            ----------          ----------            ----------
        Total income tax expense                            $  436,388          $  473,934            $  392,159
                                                            ==========          ==========            ==========

Deferred tax assets have been provided for deductible temporary differences related to unrealized losses on available- for-sale securities, unamortized premiums on securities and allowance for loan losses. Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and unaccreted discounts on securities. The net deferred tax assets in the consolidated financial statements include the following components at December 31:

                                                                            1994                    1993
                                                                          ---------               --------
             Deferred Tax Assets:
              Provision for loan losses                                   $ 119,574               $ 85,410
              Amortization of premiums on securities                         65,440                  5,774
              Unrealized loss on securities AFS                              27,390                      -
             Deferred Tax Liabilities:
              Depreciation                                                 (101,983)               (92,904)
              Accretion of discounts on securities                           (7,536)                  (132)
                                                                          ---------               --------
              Net assets (liabilities)                                    $ 102,885               $ (1,852)
                                                                          =========               ========

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

NOTE 10 - EMPLOYEE BENEFIT PLAN

As of the balance sheet dates, First Exchange Bank maintained an employee profit sharing plan under the name of First State Bank and Trust Company which covers generally all employees of the Bank who have completed at least one year of service and who have reached the age of 21. Under this Plan, there is no fixed dollar amount of retirement benefits. The actual retirement benefit will depend on the amount of the employees' account balance at the time of retirement. The employees' account balance will reflect the annual allocations, the period of time the employees participate in the Plan and the success of the Plan in investing and reinvesting the assets of the trust fund.

For each plan year, the Employer may contribute for each participant a matching contribution equal to up to 100% of the participant's "eligible contributions," which equals the amount of the participant's elective deferrals for the plan year which does not exceed 6% of compensation. The Advisory Committee allocates the matching contributions to the participants' Regular Matching Contributions Account. As of January 1, 1992, the name was changed to First Exchange Bank 401(K) Profit Sharing Plan.

During the years ended December 31, 1994, 1993 and 1992, contributions were made to the plan in the amount of $47,489, $47,001 and $44,372, respectively.

NOTE 11 -  LIFE INSURANCE

First Exchange Bank holds life insurance policies on the directors of the former First State Bank & Trust Company. The bank is the beneficiary of these policies. First State Bancorporation holds life insurance policies on Percy E. Smith, President of the holding company. First State Bancorporation is the beneficiary of these policies. The cash surrender values at December 31, 1994 and 1993, were $46,214 and $96,934, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Bank has granted loans to its officers and directors. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,655,020 and $1,941,219 at December 31, 1994 and 1993, respectively. During 1994, new loans to officers and directors amounted to $429,805 while payments from officers and directors on loans was $716,004.

Total deposits by officers and directors were approximately $1,542,372 and $980,000 at

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

December 31, 1994 and 1993, respectively.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

First Exchange Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk which are not recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The same policies are utilized in making commitments and conditional obligations as are used for creating on-balance sheet instruments. Ordinarily, collateral or other security is not required to support financial instruments with off-balance sheet risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit-worthiness is evaluated on a case-by-case basis, and collateral required, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. At December 31, 1994 and 1993, the Bank had outstanding loan commitments of $3,751,264 and $4,542,877, respectively. Loan commitments outstanding at December 31, 1994, are scheduled to expire in 1 - 5 years.

Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, and the credit risk involved is essentially the same as that involved in extending loans to customers. The Bank requires collateral to secure these commitments when it is deemed necessary. At December 31, 1994 and 1993, outstanding standby letters of credit totaled $103,700 and $132,200, respectively. The letters of credit at December 31, 1994, will all expire during 1995.

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

NOTE 14 - FIRST STATE BANCORPORATION, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
                            CONDENSED BALANCE SHEET

                                                                   December 31,
          Assets                                           1994                  1993
          ------                                        --------------------------------
          Cash                                          $   36,770            $  292,763
          Investment in Bank                             7,679,325             7,146,887
          Due from Bank                                     78,198                     -
          Other assets                                      19,163                77,445
                                                        ----------            ----------
           Total assets                                 $7,813,456            $7,517,095

          Liabilities                                   ==========            ==========
          -----------
          Accrued taxes                                 $   47,358            $  146,375
          Negative goodwill, net                           233,269               252,231
                                                        ----------            ----------
           Total liabilities                            $  280,627            $  398,606

          Equity                                         7,532,829             7,118,489
          ------                                        ----------            ----------
           Total liabilities and equity                 $7,813,456            $7,517,095
                                                        ==========            ==========

                         CONDENSED STATEMENT OF INCOME

                                                                     Year ended December 31,
                                                        1994                  1993                  1992
                                                     -----------------------------------------------------
        Undistributed income - Bank                  $ 573,522             $ 303,039             $ 148,275
        Dividend income - Bank                         370,000               655,765               681,000
        Management fee income                           16,000                24,000               312,000
        Other income                                    57,257                35,064                21,137
        Operating expenses                            (150,816)             (302,538)             (311,036)
        Income tax benefit                              18,836               116,870                27,033
                                                     -----------------------------------------------------
        Net income                                   $ 884,799             $ 832,200             $ 878,409
                                                     =====================================================

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


                       CONDENSED STATEMENT OF CASH FLOWS

                                                                           Year ended December 31,
        Operating Activities                                  1994                  1993                  1992
                                                           -----------------------------------------------------
          Net income                                       $ 884,799             $ 832,200             $ 878,409
          Equity in undistributed
           income of Bank                                   (573,522)             (303,039)             (148,275)
          Depreciation                                         1,136                 1,136                11,360
          Amortization                                       (18,962)              (18,962)              (18,962)
          (Increase) decrease in due
           from Bank                                         (78,198)              222,191              (222,191)
          Decrease in other assets                            57,146                 5,289                 7,983
          Increase (decrease) in
           accrued taxes                                     (99,017)              (92,816)              158,630
          Decrease in other liabilities                            -               (19,600)                    -
                                                           -----------------------------------------------------
          Net cash provided by
           operating activities                            $ 173,382             $ 626,399             $ 666,954
                                                           -----------------------------------------------------
        Investing Activities
          Purchase of fixed assets                         $       -             $       -             $  (5,677)
          Increase in CSV of life
           insurance                                               -                     -                  (155)
                                                           -----------------------------------------------------
          Net cash used by investing
           activities                                      $       -             $       -             $  (5,832)
                                                           -----------------------------------------------------
        Financing Activities

          Cash dividends paid                              $(429,375)            $(515,249)            $(429,375)

          Payments on notes                                        -                     -               (77,625)
                                                           -----------------------------------------------------
          Net cash used by
           financing activities                            $(429,375)            $(515,249)            $(507,000)
                                                           -----------------------------------------------------
        Net change in cash                                 $(255,993)            $ 111,150             $ 154,122

        Cash - beginning                                     292,763               181,613                27,491
                                                           -----------------------------------------------------
        Cash - ending                                      $  36,770             $ 292,763             $ 181,613
                                                           =====================================================

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992


NOTE 15 - SALE OF SUBSIDIARY

As of August 1994, Cardinal Credit, Inc., a wholly-owned subsidiary of First Exchange Bank, was sold to People's Protective. The purchase price of $630,017 was allocated between fixed assets, notes receivable and unearned interest and was paid to First Exchange Bank. The liability of $550,216 payable to First Exchange Bank was assumed by People's Protective.

NOTE 16 - DEFERRED COMPENSATION PLANS

In 1993, First State Bancorporation adopted a Phantom Stock Appreciation Plan for one of its' officers. The plan states that deferred compensation units equal to 10% of the outstanding shares of common stock of the Company be allocated to the officer over a period of 10 years on January 1 of each year. The value of the deferred compensation units shall be determined by the fair market value of the common stock less the accumulated basis of the units awarded. The value as of December 31, 1994, was immaterial and therefore, not accrued in the financial statements. The deferred compensation units had no value as of December 31, 1993. This plan offers a provision for a fixed (parachute) payment to the officer in the event of a reduction of the CEO's stock ownership of First State Bancorporation below 50%. In this case, the officer shall forfeit all payments due him under the Phantom Stock Appreciation Plan.

First Exchange Bank has agreed to pay the former Directors of the First State Bank & Trust Company of Tiptonville currently over 65 years of age $83.33 per month for 10 years or until their death, whichever occurs first, upon their retirement from the Board of Directors of First Exchange Bank. The liability resulting from this as of December 31, 1994, 1993 and 1992, was immaterial and therefore, not accrued in these financial statements.

NOTE 17 - RESTRICTIONS ON DIVIDENDS

The amount of dividends which the Corporation and the Corporation's subsidiary may pay is limited by applicable laws and regulations. The payment of dividends by state-chartered bank subsidiaries is regulated by applicable laws in Tennessee and the regulations of the Federal Deposit Insurance Corporation
(FDIC).

At December 31, 1994, the Bank could have paid dividends to the Corporation aggregating $2,122,554 without prior regulatory approval. Future dividends will be dependent on the level of earnings of the subsidiary financial institution.

NOTE 18 - PENDING MERGER

In February 1995, the Board of Directors of First State Bancorporation, Inc. approved an Agreement and Plan of Reorganization (Merger Agreement) with another bank holding company

FIRST STATE BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

whereby the two parties intend to effectuate a merger of the Corporation with and into a subsidiary of the other bank holding company. The merger, which is to be accounted for as a purchase, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies. Additionally, the Corporation is restricted from certain activities prior to the consummation of the transaction.

In connection with the above transaction, First State Bancorporation, Inc. has not incurred any legal and professional fees as of December 31, 1994. However, in reference to Note 16, the pending merger could result in a parachute payment to one of the officers when the merger is consummated. This amount is approximately $332,000 and has not been accrued in the financial statements.

                                  APPENDIX B

Agreement and Plan of Reorganization dated as of February 24, 1995; Letter Agreement dated April 4, 1995, amending said Agreement and Plan of Reorganization; together with the Plan of Merger annexed to the Agreement and Plan of Reorganization as Exhibit A thereto. (Collective exhibit)

                      AGREEMENT AND PLAN OF REORGANIZATION


                         DATED as of February 24, 1995


                                    Between



                         UNION PLANTERS CORPORATION and
                         FSB ACQUISITION COMPANY, INC.


                                      and


                        FIRST STATE BANCORPORATION, INC.

                                 Joined in by:

                              FIRST EXCHANGE BANK

                                                          TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
                                                 AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . .    1

                                                              AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . .    3

                                                              ARTICLE 1
                                                             DEFINITIONS

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 -----------

                                                              ARTICLE 2
                                                     TERMS OF THE REORGANIZATION

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 ----------
         2.2     Charter, Bylaws, Directors, Officers and Name of the Surviving Corporation . . . . . . . . . . . . . . .    9
                 --------------------------------------------------------------------------
                 (a)      Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                          -------
                 (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                          ------
                 (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                          ----------------------
                 (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                          ----
         2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 --------------------
         2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 ---------------------------
         2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 ------------------------------------------------------
         2.6     Holding Period of UPC Series E Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 ----------------------------------------------
         2.7     FSB Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ------------------------------------

                                                              ARTICLE 3
                                                      DESCRIPTION OF TRANSACTION

         3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 -------------------
                 (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                          -------------------------------------
                 (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          ----------------------------
                 (c)      Conversion of Shares of INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          -------------------------------
                 (d)      Conversion and Cancellation of Shares of FSB  . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          --------------------------------------------
                 (e)      Conversion and Exchange of FSB Shares; Exchange Ratio . . . . . . . . . . . . . . . . . . . . .   13
                          -----------------------------------------------------
                 (f)      Mechanics of Payment of Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                          -------------------------------------
                 (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                          --------------------
                 (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                          ---------------------
                 (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                          ------------------
                 (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                          -------------------------
                 (k)      Dissenters' Rights of FSB Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                          --------------------------------------
         3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 -------------------------

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM

         4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 ------------------------------------
         4.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . .   19
                 -----------------------------------------------------------------------------
         4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 ------------
         4.4     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 --------------------
         4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 --------------
         4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 ------------------------
         4.7     Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 --------------------------------
         4.8     The UPC Common Stock and UPC Series E Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 -----------------------------------------------------
         4.9      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                  ----------
         4.10     Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                  ----------------------------
         4.11     Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                  ----------------------------------
         4.12     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                  ----------

                                                              ARTICLE 5
                                           REPRESENTATIONS AND WARRANTIES OF FSB COMPANIES

         5.1     Organization and Qualification of FSB and Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 ------------------------------------------------------
         5.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . .   26
                 -----------------------------------------------------------------------------
         5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 ------------
         5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 ------------------------------
         5.5     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 -------------------
         5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 -----------------
         5.7     FSB Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 ------------------------
         5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 --------------------------
         5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 --------
         5.10    Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 ----------
         5.11    FSB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 ----------------
         5.12    Condition of Fixed Assets and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 ---------------------------------------
         5.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 -----------
         5.14    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 ----------
         5.15    Hazardous Materials    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 -------------------
         5.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 ---------
         5.17    Labor and Employment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 ----------------------------
         5.18    Records and Documents    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 ---------------------
         5.19    Capitalization of FSB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 ---------------------
         5.20    Sole Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 --------------
         5.21    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 ----------
         5.22    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 ----------------------------------
         5.23    Allowance for Possible Loan or ORE Losses    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 -----------------------------------------
         5.24    Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 --------------------
         5.25    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 ----------------------
         5.26    Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                 ------------------
         5.27    Material Contract Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                 --------------------------
         5.28    Reports    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                 -------
         5.29    Exchange Act Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                 --------------------

         5.30    Statements True and Correct    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                 ---------------------------

                                                              ARTICLE 6
                                                           COVENANTS OF UPC

         6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                 --------------------
         6.2     Registration of UPC Series E Preferred Stock and UPC Common Stock under the Securities Laws . . . . . .    50
                 -------------------------------------------------------------------------------------------
         6.3     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
                 -----------------

                                                              ARTICLE 7
                                                      COVENANTS OF FSB COMPANIES

         7.1     Proxy Statement; FSB Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
                 -----------------------------------------
         7.2     Conduct of Business -- Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
                 --------------------------------------------
         7.3     Conduct of Business -- Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
                 -----------------------------------------

                                                              ARTICLE 8
                                                        CONDITIONS TO CLOSING

         8.1     Conditions to the Obligations of FSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 ------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                          ---------
                 (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                          -------------
                 (e)      Opinion of UPC's and INTERIM's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                          --------------------------------------
         8.2     Conditions to the Obligations of UPC and INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                 ------------------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                          ---------
                 (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
                          -----------------------
                 (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                          ---------------------
                 (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                          --------------------------
                 (g)      Opinion of FSB's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                          ------------------------
                 (h)      Other Business Combinations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
                          --------------------------------
                 (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
                          -------------------------------------
                 (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
                          ----------------------
                 (k)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
                          -----------
                 (l)      Receipt of Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
                          ----------------------------
         8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
                 ----------------------------------------
                 (a)      No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
                          -------------------------------
                 (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . . . . . .   64
                          ------------------------------------------------

                                                              ARTICLE 9
                                                             TERMINATION

         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
                 -----------
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
                 ---------------------

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
                      -------
         10.2         Assignability and Parties in Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
                      -------------------------------------
         10.3         Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
                      -------------
         10.4         Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
                      ------------
         10.5         Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
                      ------------
         10.6         Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
                      ---------
         10.7         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
                      ----------------
         10.8         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
                      ------------
         10.9         Modifications, Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                      -------------------------------------
         10.10        Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                      --------------
         10.11        Payment of Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                      -------------------
         10.12        Finders and Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                      -------------------
         10.13        Equitable Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                      ------------------
         10.14        Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
                      ---------------
         10.15        Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
                      ------------------------------------------
         10.16        No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
                      ---------
         10.17        Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
                      -------------------

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the 24th day of February, 1995, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; FSB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC; and FIRST STATE BANCORPORATION, INC. ("FSB" or "Surviving Corporation" as the context may require), a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 221 Church Street, Tiptonville, Lake County, Tennessee 38079.

FIRST EXCHANGE BANK ("FEB"), a state banking corporation chartered and existing under the laws of the State of Tennessee, having its main office at 221 Church Street, Tiptonville, Lake County, Tennessee 38079, and which is a wholly-owned subsidiary of FSB, for a valuable consideration, the receipt and sufficiency of which is hereby acknowledged by it, joins in this Reorganization Agreement for the sole purpose of making certain representations and warranties set forth in
Article 5 and elsewhere in this Reorganization Agreement and binding itself to perform certain covenants set forth in Articles 6 and 7 and elsewhere in this Reorganization Agreement as provided hereinafter.

         UPC, INTERIM, FSB and FEB are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. FSB is the beneficial owner and holder of record of 45 shares of the common stock, $5,000.00 par value per share, of FEB which constitute all of the shares of common stock of FEB issued and outstanding (the "FEB Common Stock") and desires to have itself and FEB acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 1

         B. UPC is the beneficial owner and holder of record of 1,000 shares of the common stock, $1.00 par value per share, of INTERIM which constitute all of the shares of common stock of INTERIM issued and outstanding (the "INTERIM Common Stock"), and desires to acquire FSB and FEB on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger.

         C. The Board of Directors of FSB deems it desirable and in the best interests of FSB and FEB and the shareholders of FSB (the "FSB Shareholders") that INTERIM be merged with and into FSB (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger (the "Merger").

         D. The Boards of Directors of UPC and INTERIM deem it desirable and in the best interests of UPC and INTERIM and the shareholders of UPC and INTERIM that INTERIM be merged with and into FSB on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         F. The respective Boards of Directors of UPC, INTERIM, FSB and FEB have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and the Plan of Merger, and have directed that this Reorganization Agreement and the Plan of Merger and all resolutions adopted by said Boards of Directors and by the FSB Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Tennessee Department of Financial Institutions (the "TDFI") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger and the transactions contemplated in this Reorganization Agreement in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 2

                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                    1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                    "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                    "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.

                    "AUDITED FINANCIAL STATEMENTS OF FSB" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                    "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                    "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                    "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee.

                    "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                    "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                    "CLOSING DATE" shall have the meaning assigned to such term in Section 3.2 of this Reorganization Agreement.

                    "COMPTROLLER" shall mean the Office of the Comptroller of the Currency, or any successor thereto.

                    "CONSIDERATION" shall mean the value to be received by the FSB Record Holders in exchange for their FSB Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 3

                    "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                    "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of FEB.

                    "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time of the Merger shall have occurred.

                    "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                    "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                    "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

                    "FEB" means First Exchange Bank, a state banking corporation, chartered and existing under the laws of the State of Tennessee, having its main office at 221 Church Street, Tiptonville, Lake County, Tennessee 38079, and which is a wholly-owned subsidiary of FSB.

                    "FEB COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                    "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                    "FIXED ASSETS" shall mean the furniture, fixtures and equipment of the referenced Party.

                    "FSB" means First State Bancorporation, Inc., a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 221 Church Street, Tiptonville, Lake County, Tennessee 38079.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 4

                    "FSB COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                    "FSB COMPANIES" shall mean FSB and all of its Subsidiaries, including FEB and all of its Subsidiaries.

                    "FSB EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by FSB or any FSB Subsidiary, to or for the benefit of the officers, directors or employees of FSB or any FSB Subsidiary.

                    "FSB RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of FSB Common Stock immediately prior to the Effective Time of the Merger.

                    "FSB SHAREHOLDERS" shall have the meaning assigned to such term in Recital D of this Reorganization Agreement.

                    "FSB STOCK OPTIONS" shall have the meaning assigned to such term in Section 2.7 of this Reorganization Agreement.

                    "GAAP" shall mean generally accepted accounting principles, consistently applied.

                    "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                    "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended and recodified.

                    "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                    "INTERIM" shall mean FSB Acquisition Company, Inc., a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC formed solely to effect the Merger.

                    "INTERIM COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                    "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 5

                    "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of INTERIM with and into FSB, which shall survive the Merger as the Surviving Corporation.

                    "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                    "1933 ACT" shall mean the Securities Act of 1933, as amended.

                    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                    "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                    "OTS" shall mean the Office of Thrift Supervision, or any successor thereto.

                    "PARTIES" shall mean FSB, FEB, UPC and INTERIM collectively; FSB and FEB on the one hand, or UPC and INTERIM on the other hand, may sometimes be referred to as a "PARTY."

                    "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                    "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                    "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of FSB, UPC and INTERIM and filed with the Tennessee Secretary of State along with the Articles of Merger in accordance with Section 48-21-105 of the Tennessee Code and providing for the Merger of INTERIM with and into FSB as contemplated by Section 2.1 of this Reorganization Agreement.

                    "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                    "PROXY STATEMENT" shall mean the proxy statement to be used by FSB to solicit proxies with a view to securing the approval of the FSB Shareholders of this Reorganization Agreement and the Plan of Merger.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 6

                    "REALTY" means the real property of FSB or any FSB Subsidiary owned or leased by FSB or any FSB Subsidiary.

                    "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of FSB or any FSB Subsidiary; original instruments and other documentation, pertaining to FSB or any FSB Subsidiary, FSB's or any FSB Subsidiary's assets (including plans and specifications relating to the Realty), FSB's or any FSB Subsidiary's liabilities, the FSB Common Stock, the FEB Common Stock, the Deposits and the loans; and all other business and financial records which are necessary or customary for use in the conduct of FSB's or any FSB Subsidiary's business by UPC or FSB on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                    "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the TDFI, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                    "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                    "REORGANIZATION" shall mean the Merger (as described in Section 2.1(a) of this Reorganization Agreement) and the transactions contemplated in this Reorganization Agreement and the Plan of Merger annexed hereto as Exhibit A.

                    "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                    "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

                    "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the Comptroller, the FDIC, the TDFI, the Federal Reserve or with any other Regulatory Authority pursuant to the Securities Laws.

                    "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 7 promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                    "SHAREHOLDERS MEETING" shall mean the meeting of the FSB Shareholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                    "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                    "SURVIVING CORPORATION" shall mean FSB as the corporation resulting from the consummation of the Merger as set forth in Section 2.1(a) of this Reorganization Agreement.

                    "TENNESSEE CODE" shall mean the Tennessee Code Annotated, as amended.

                    "TDFI" shall mean the Tennessee Department of Financial Institutions.

                    "TENNESSEE COMMISSIONER" shall mean the Commissioner of the TDFI.

                    "UPC" means Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                    "UPC COMMON STOCK" shall have the meaning set forth in
Section 4.5 of this Reorganization Agreement.

                    "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1992 and 1993 and each subsequent December 31 prior





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 8 to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1994, as filed by UPC in SEC Documents.

                    "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.

                    "UPC SERIES E PREFERRED STOCK" shall mean the Series E Preferred Stock of UPC.


                                   ARTICLE 2

                          TERMS OF THE REORGANIZATION

                    2.1 The Merger. Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, INTERIM shall be merged with and into FSB (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger.

                    2.2 Charter, Bylaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Charter.  At the Effective Time of the
Merger, the Charter of FSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Charter of FSB as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Charter.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of FSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of FSB as the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of INTERIM in office immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 9

                          (d)     Name.  The name of FSB as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                        FIRST STATE BANCORPORATION, INC.

                    2.3 Due Diligence Review. Each Party shall be entitled to conduct a preliminary due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by a Party pursuant to the provisions of this Section 2.3 shall be completed within thirty (30) days from the date of this Reorganization Agreement.

                    2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Except as expressly permitted by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4.

                    2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the unilateral right to revise the structure of the corporate Reorganization contemplated by this Reorganization Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of FSB, to make any revision to the structure of the Reorganization which (i) changes the amount of the Consideration which the FSB Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement);
(ii) changes the intended tax-free effects of the Merger to UPC, INTERIM, FSB or any FSB Subsidiary; or (iii) would permit UPC to pay the Consideration other than by delivery of shares of UPC Series E Preferred Stock registered with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement). UPC may exercise this right of revision by giving written Notice to FSB in the manner





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 10 provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                    2.6 Holding Period of UPC Series E Preferred Stock. FSB and each FSB Subsidiary hereby acknowledge and agree that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization, any FSB Record Holder who would be deemed an Affiliate of FSB at the time of Closing under the Securities Laws and who accepts shares of UPC Series E Preferred Stock as Consideration for the cancellation, exchange and conversion of his shares of FSB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Series E Preferred Stock to be received by such FSB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Series E Preferred Stock to be delivered by UPC to such FSB Record Holder pursuant to the terms and conditions of this Reorganization Agreement except in accordance with the Securities Laws and consistent with the transaction being recorded as a tax-free reorganization. FSB further acknowledges and agrees that any UPC Series E Preferred Stock certificates issued in connection with the Merger to FSB Record Holders who would be deemed Affiliates of FSB or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR UPON THE PRIOR DELIVERY TO UNION PLANTERS CORPORATION ("UPC") OF AN OPINION FROM LEGAL COUNSEL, SATISFACTORY TO UPC, IN FORM AND SUBSTANCE SATISFACTORY TO UPC AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THAT SUCH SALE OR OTHER DISPOSITION WILL NOT AFFECT THE TAX-FREE TREATMENT OF THE MERGER





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 11

                    2.7 FSB Stock Options and Treasury Stock. Except as described in Schedule 2.7 hereto, as of the date of this Reorganization Agreement, there are no validly issued and outstanding options to purchase shares of FSB Common Stock, and no other options, rights, warrants, scrip or similar rights to purchase shares of FSB Common Stock (collectively, the "FSB Stock Options") are (or have been) issued and outstanding by FSB. Therefore, at the Effective Time of the Merger, there will be no issued and outstanding FSB Stock Options other than as described in Schedule 2.7 hereto. Except as described in Schedule 2.7 hereto, within two (2) years prior to the date of this Reorganization Agreement, FSB has not repurchased FSB Stock Options, and FSB has not repurchased any shares of its capital stock. Therefore, as of the date of this Reorganization Agreement, there are no shares of FSB Common Stock held by FSB as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.



                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                    3.1   Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of FSB and INTERIM, and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute a Articles of Merger for filing with the Secretary of State of the State of Tennessee and promptly thereafter FSB and INTERIM shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 12

Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of a Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                          (c)     Conversion of Shares of INTERIM.  At the
Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

                          (d)     Conversion and Cancellation of Shares of FSB.
At the Effective Time of the Merger, each share of $1.00 par value per share common stock of FSB (the "FSB Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.

                          (e)     Conversion and Exchange of FSB Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of FSB Common Stock held by the FSB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FSB and shall, except for those shares held by any FSB Record Holder having properly perfected such holder's dissenters' rights and maintained the perfected status of such dissenters' rights through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the FSB Record Holders to receive in exchange for their shares of FSB Common Stock, whole shares of UPC Series E Preferred Stock and a cash payment in settlement of any remaining fractional share of UPC Series E Preferred Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Series E Preferred Stock and the cash settlement of any remaining fractional share of UPC Series E Preferred Stock deliverable by





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 13

UPC to the FSB Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Series E Preferred Stock to be exchanged for each share of FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 343,499.7 shares of FSB Common Stock issued and outstanding at the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (i)   In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be greater than or equal to $27.00 per share of UPC Series E Preferred Stock but less than or equal to $33.00 per share of UPC Series E Preferred Stock (the "Collar"), the Exchange Ratio shall be fixed at 1.185433 shares of UPC Series E Preferred Stock for each share of FSB Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be greater than $33.00 per share of UPC Series E Preferred Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 1.185433 shares of UPC Series E Preferred Stock for each share or FSB Common Stock; provided, however, UPC would have the right to either deliver the fixed Exchange Ratio of
         1.185433 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should UPC elect to terminate the transaction under this provision, FSB would have the unilateral right to reinstate the transaction by accepting in exchange for each share of FSB Common Stock issued and outstanding that number of shares of UPC Series E Preferred Stock at the Current Market Price Per Share sufficient to equal $39.12 per share of FSB Common Stock; and

                                  (iii) In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be less than $27.00 per share of UPC Series E Preferred Stock (the "Floor"), the Exchange Ratio shall be fixed at 1.1854333 shares of UPC Series E Preferred Stock for each share of FSB Common Stock; provided, however, FSB shall have the right to either accept the fixed Exchange Ratio of 1.1854333 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should FSB elect to terminate the transaction under this provision, UPC would have the unilateral right to reinstate the transaction





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 14 by delivering in exchange for each share of FSB Common Stock issued and outstanding that number of shares of UPC Series E Preferred Stock at the Current Market Price Per Share sufficient to equal $32.01 per share of FSB Common Stock.

The Exchange Ratio as determined in this Section 3.1(e) shall be based on an aggregate of no more than 343,499.7 shares of FSB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Series E Preferred Stock shall be issued and if, after aggregating all of the shares of UPC Series E Preferred Stock to which a FSB Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Series E Preferred Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in
Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Series E Preferred Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Series E Preferred Stock quoted on the NASDAQ/NMS (as published in The Wall Street Journal) for each of the ten (10) NASDAQ/NMS general market trading days next preceding the Closing Date on which the NASDAQ/NMS was open for business (the "Pricing Period"). In the event the UPC Series E Preferred Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Series E Preferred Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Series E Preferred Stock actually traded during the Pricing Period.

                                  (2)      EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should FSB Record Holders representing at least 10% of the shares of FSB Common Stock issued and outstanding at the time of Closing perfect such FSB Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to either terminate this Reorganization Agreement or, subject to the prior approval of the FSB Board of Directors, reduce the per share Consideration to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in excess of $35.56 per





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 15 share of FSB Common Stock in satisfaction of such Dissenters' Rights.

                                  (3) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF FSB. Should FSB effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes.

                          (f)     Mechanics of Payment of Consideration.
Within five days after the Effective Time of the Merger and the receipt of a certified list of all of the FSB Record Holders, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the FSB Record Holders such materials and information deemed necessary by the Exchange Agent to advise the FSB Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FSB Common Stock in order for the FSB Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FSB Record Holders at the addresses set forth on a certified shareholder list to be delivered by FSB to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the FSB Record Holders of all of the outstanding shares of FSB Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of FSB Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of FSB Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FSB Common Stock, the Exchange Agent shall, on or prior to the 5th day after the receipt of such certificates, mail to the former FSB Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FSB Record Holder's shares of FSB Common Stock evidenced by the certificate or certificates which were cancelled





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 16 and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of FSB Common Stock of a FSB Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FSB Record Holder's shares of FSB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FSB Record Holder's FSB Common Stock shall have been properly surrendered as provided above, the Consideration payable to the FSB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FSB Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each FSB Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FSB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FSB Record Holder is entitled, provided that each such FSB Record Holder shall deliver to UPC and to the Exchange
Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FSB Record Holder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of FSB shall be closed and no transfer of shares of FSB Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  At the Effective Time
of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into FSB which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 17 a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FSB and INTERIM.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of FSB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in FSB as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of FSB as well as those of INTERIM, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of FSB or INTERIM.

                          (k)     Dissenters' Rights of FSB Shareholders.  Any
FSB Record Holder of shares of FSB Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an FSB Shareholder is referred to herein as an "FSB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if FSB Record Holders holding or controlling more than ten percent (10%) of the shares of the FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

                          (l)     Reservation, Registration and Listing of
shares of UPC Series E Preferred Stock. UPC shall reserve for issuance, register under the Securities Laws and apply for listing for trading on the NYSE a sufficient number of shares of UPC Common Stock for the purpose of reserving such shares for issuance to any holder of shares of the UPC Series E Preferred Stock that should seek to convert such shares to shares of UPC Common Stock. UPC shall reserve for issuance, register under the Securities Laws and apply for listing for trading on the NASDAQ/NMS a sufficient number of shares of UPC Series E Preferred Stock for the purpose of issuing such shares to the FSB Record Holders in accordance with the terms and conditions of this Section 3.1.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 18

                    3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time or place as may be mutually agreed upon by the Parties.



                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM

                    As of the date hereof and as of the Effective Time of the Merger, UPC and INTERIM represent and warrant to FSB as follows:

                    4.1 Organization and Corporate Authority. UPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. INTERIM is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. UPC and INTERIM (i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charter and Bylaws of UPC and the Charter and Bylaws of INTERIM, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.

                    4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     UPC and INTERIM have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 19 to be executed in connection herewith by UPC and INTERIM, have been (or upon execution will have been) duly executed and delivered by UPC and INTERIM, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of UPC as sole shareholder of INTERIM and UPC's Board of Directors, no other corporate proceedings on the part of UPC or INTERIM are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and INTERIM, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or INTERIM is a party or by which they or their property or any of their assets are bound; the corporate Charter and Bylaws of UPC or the Charter and Bylaws of INTERIM; or any material judgment, decree, order or award of any court, governmental body or arbitrator by which UPC or INTERIM is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or INTERIM or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or INTERIM, except that the Government Approvals shall be required in order for UPC and INTERIM to consummate the Merger.

                    4.3 No Legal Bar. Neither UPC nor INTERIM is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Reorganization Agreement by UPC or INTERIM, its delivery to FSB and the FSB Companies or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against UPC or INTERIM in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 20

                    4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or INTERIM in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or INTERIM, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended; and (b) the prior approval of the Tennessee Department of Financial Institutions ("TDFI") under Sections 45-12-101 et seq of the Tennessee Code and the regulations promulgated by the TDFI thereunder (collectively, the "Government Approvals").

                    4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of December 31, 1995, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of December 31, 1995, 40,179,474 shares of UPC Common Stock were validly issued and outstanding.

         As of the date hereof, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for director qualifying shares.

                          (b)  The authorized capital stock of INTERIM consists
of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no preferred stock. As of the date hereof, INTERIM had issued all 1,000 shares of the authorized INTERIM Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the INTERIM Common Stock outstanding.

                    4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to FSB true and complete copies of: (i) UPC's audited Consolidated Financial Statements for the calendar years ended December 31, 1992 and 1993 (as originally issued, but without giving effect to subsequently effected business combinations accounted for as





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 21 poolings of interests); (ii) UPC's unaudited consolidated financial statements for each of the calendar quarters ending in calendar year 1994 and thereafter, ending prior to the Closing Date; and (iii) upon issuance thereof, UPC's audited Consolidated Financial Statements for the calendar year ending December 31, 1994. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained.

                    4.7   Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (c) The outstanding shares of UPC Series E Preferred Stock are quoted on the NASDAQ/NMS (under the symbol "UnPlantr PE") pursuant to the rules of the NASD and UPC has filed with the NASD all material forms and reports required by the NASD to be filed by UPC with the NASD, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                    4.8 The UPC Common Stock and UPC Series E Preferred Stock. All shares of UPC Series E Preferred Stock to be issued by UPC and delivered to the FSB Record Holders in exchange for





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 22 all of the FSB Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Series E Preferred Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Series E Preferred Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC Series E Preferred Stock outstanding immediately prior to the Effective Time of the Merger.

All shares of UPC Common Stock to be reserved for issuance by UPC for the conversion of any shares of UPC Series E Preferred Stock issued to the FSB Record Holders in exchange for all of the FSB Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock reserved for issuance shall have in all material respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger.

                    4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or any UPC Subsidiary threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or any UPC Subsidiary and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary.

                    4.10 Labor and Employment Matters. Except as reflected in Schedule 4.10 hereto, there is no (i) collective bargaining agreement or other labor agreement to which UPC or any UPC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which UPC or any UPC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of UPC or any UPC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23 time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither UPC nor any UPC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. UPC and each UPC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and UPC and each UPC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of UPC and each UPC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
Except as set forth in Schedule 4.10, there is no: unfair labor practice complaint against UPC or any UPC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting UPC or any UPC Subsidiary; labor grievance pending against UPC or any UPC Subsidiary; pending representation question respecting the employees of UPC or any UPC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party, or to the best knowledge of UPC, any basis for which a claim may be made under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party.

                    4.11 Absence of Undisclosed Liabilities. Except as described in Schedule 4.11 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to FSB prior to the date of this Reorganization Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1993, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 24 practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                    4.12 Disclosure. The information concerning, and the representations or warranties made by UPC and INTERIM as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and INTERIM to FSB pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to FSB by UPC and INTERIM pursuant hereto were or will be complete and accurate copies of such documents.



                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF FSB COMPANIES

         Both as of the date hereof and as of the Effective Time of the Merger, FSB and FEB represent and warrant to UPC and INTERIM as follows:

                    5.1   Organization and Qualification of FSB and
Subsidiaries.

                          (a)  FSB is a corporation duly organized, validly
existing and in good standing under the laws of the State of Tennessee and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted;
(ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary; and (iii) is a registered bank holding company with the Federal Reserve.

                          (b)  Each FSB Subsidiary is duly chartered, validly
existing and in good standing under the laws of the state or jurisdiction of its incorporation and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. FSB and each of its





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 25

Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted.

                          (c)  FEB is a state banking corporation, duly
organized, validly existing and in good standing under the laws of the State of Tennessee and engages only in activities (and holds properties only of the types) permitted by the Tennessee Code and the rules and regulations promulgated by the TDFI thereunder or the FDIC for insured depository institutions. FEB's deposit accounts are insured by the Bank Insurance Fund (the "BIF") as administered by the FDIC to the fullest extent permitted under applicable law.

                    5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     FSB and FEB have all requisite power and
authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transaction have been (or within thirty
(30) days from the date of this Reorganization Agreement will have been) duly authorized by majorities of the entire Boards of Directors of FSB and FEB and, except for the approval of the FSB Shareholders, no other corporate proceedings on the part of FSB are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by FSB or FEB have been (or upon execution will have been) duly executed and delivered by FSB and FEB and constitute (or upon execution will constitute) legal, valid and enforceable obligations of FSB and FEB, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     Except as described in Schedule 5.2(b)
hereto, the execution and delivery of this Reorganization Agreement and the Plan of Merger, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 26 conflict with, or permit the acceleration of, any obligation under any mortgage, lease, covenant, agreement, indenture or other instrument to which FSB or any FSB Subsidiary is a party or by which FSB or any FSB Subsidiary is bound; the Charter and Bylaws of FSB or the Charter and Bylaws of any FSB Subsidiary; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which FSB or any FSB Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to FSB or any FSB Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of FSB or any FSB Subsidiary.

                    5.3   No Legal Bar.   Neither FSB nor any FSB Subsidiary is
a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement by FSB or FEB, or the Plan of Merger by FSB, or the delivery thereof to UPC and INTERIM, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against FSB or any FSB Subsidiary in which the validity of this Reorganization Agreement, the transaction contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                    5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by FSB or any FSB Subsidiary in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to FSB or any FSB Subsidiary in order to avoid forfeiture or impairment of such rights. Neither FSB nor any FSB Subsidiary are aware of any facts, circumstances or reasons why such Government Approvals should not be forth coming or which would prevent or hinder such approvals from being obtained.

                    5.5 Compliance With Law. FSB and all FSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and FSB and each FSB Subsidiary, respectively, as the owners of





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 27 the Realty have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over FSB's or any FSB Subsidiary's properties or over any other part of FSB's or any FSB Subsidiary's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by FSB and each FSB Subsidiary subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither FSB nor any FSB Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                    5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Charter and Bylaws of FSB and the Articles of Association or Charter and Bylaws of each FSB Subsidiary, respectively. The Charter and Bylaws of FSB and the Articles of Association or Charter and Bylaws of each FSB Subsidiary, as amended to date, are in full force and effect.

                    5.7 FSB Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the comparative parent only balance sheets of FSB as of December 31, 1994, the comparative parent only balance sheets of FSB as of December 31, 1993, and selected financial data for FSB as of December 31, 1992, 1991 and 1990, and the related comparative statements of income and changes in stockholders' equity and cash flows of FSB for the years ended December 31, 1994, 1993 and 1992, audited financial statements of FEB for the year ended December 31, 1994, and Call Reports for the years ended December 31, 1994, 1993, 1992 and 1991 (the "Audited Financial Statements of FSB") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1994 and prior to the Closing Date. Such financial statements (i) were (or will be) prepared from the books and records of FSB and each FSB Subsidiary; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will present) FSB's and each FSB Subsidiary's financial condition and the results of their operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of FSB's and each FSB Subsidiary's financial condition and the results of FSB's and each FSB Subsidiary's operations and cash flows for the periods covered by such Financial Statements; (v) do contain and reflect (or will contain and reflect) adequate provisions for





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 28 loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.


                    5.8   Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1994 (the "Balance Sheet Date") there has not been:

                          (a)     any transaction by FSB or any FSB Subsidiary
not in the ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FSB or any FSB Subsidiary;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of FSB or any FSB Subsidiary or their future use and operation by FSB or any FSB Subsidiary;

                          (d)     any acquisition or disposition by FSB or any
FSB Subsidiary of any property or asset of FSB or any FSB Subsidiary, whether real or personal, having a fair market value, singularly or in the aggregate for each FSB Company, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of FSB or any FSB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to FSB or any FSB Subsidiary, to which FSB or any FSB Subsidiary is a party which would have an adverse effect upon the financial condition or operations of FSB or any FSB Subsidiary.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 29

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of FSB or any FSB Subsidiary, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by FSB or any FSB Subsidiary, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of FSB or any FSB Subsidiary, or in the accounting policies or practices therein reflected;

                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by FSB or any FSB Subsidiary of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by FSB or any FSB Subsidiary to any Officer, director or 2% shareholder of FSB or any FSB Subsidiary or any Affiliate of FSB or any FSB Subsidiary; or to any member of the immediate family of such Officer, director or 2% shareholder of FSB or any FSB Subsidiary or any Affiliate of FSB; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section 5.8, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                    5.9 Deposits. None of the Deposits of any FSB Subsidiary is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 30

Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of FSB or any FSB Subsidiary.

                    5.10 Properties. Except as described in Schedule 5.10 hereto or adequately reserved against in the Audited Financial Statements of FSB, FSB and each FSB Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Audited Financial Statements of FSB as being owned by FSB or any FSB Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of FSB and its Subsidiaries on a consolidated basis, held under leases or subleases by FSB or any FSB Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the FSB Companies provide adequate coverage against loss, and the fidelity bonds in effect as to which any of the FSB Companies is a named insured are believed to be sufficient.

                    5.11 FSB Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive FSB Subsidiaries (including any Subsidiary of a FSB Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each FSB Subsidiary. Except as described in Schedule 5.11 hereto, no equity securities of any of the FSB Subsidiaries are or may become required to be issued (other than to FSB or any FSB Subsidiary) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any FSB Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any FSB Subsidiary is bound to issue (other than to FSB) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Except as described in Schedule 5.11 hereto, all of the shares of capital stock of each FSB Subsidiary held by FSB or by any FSB Subsidiary are fully paid and nonassessable and are owned by FSB or such FSB Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 31

                    5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of FSB's or any FSB Subsidiary's fixed assets and equipment having a net book value in excess of Twenty Thousand Dollars ($20,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                    5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of FSB and each FSB Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to FSB or any FSB Subsidiary except as fully reserved for in the Audited Financial Statements of FSB. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither FSB nor any FSB Subsidiary has executed
an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for FSB and all FSB Subsidiaries for all periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 financial statements included in the Audited Financial Statements of FSB, and have been and will continue to be made with respect to periods ending after December 31, 1994.

                          (d)  Deferred taxes of FSB and each FSB Subsidiary
have been and will be provided for in accordance with GAAP.

                          (e)  To the best knowledge of FSB and any FSB
Subsidiary, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against FSB or any FSB Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 32 assessments, imposed upon FSB by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by FSB or any FSB Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Audited Financial Statements of FSB referred to in Section 5.7 of this Reorganization Agreement.

                    5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against FSB or any FSB Subsidiary, or to the best knowledge of FSB or any FSB Subsidiary threatened against or affecting FSB, any FSB Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against FSB or the FSB Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of FSB or any FSB Subsidiary and that are not reflected in the Audited Financial Statements of FSB or (ii) has been brought by or on behalf of any employee employed or formerly employed by FSB or any FSB Subsidiary.

                    5.15   Hazardous Materials.

                          (a)     FSB and all FSB Subsidiaries have obtained
all material permits, licenses and other authorizations which are required to be obtained by FSB or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by FSB or any FSB Subsidiary is in material compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 5.15 hereto. For purposes hereof, the following terms shall have the following meanings:

                    "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 33

Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Hazardous Waste Management Act of 1977, Sections 68-46-101 et seq. of the Tennessee Code; (n) the Hazardous Waste Management Act of 1983, Sections 68-46-201 et seq. of the Tennessee Code; (o) the Hazardous Waste Reduction Act of 1990, Sections 68-46-301 et seq. of the Tennessee Code; (p) the Petroleum Underground Storage Tank Act, Sections 68-58-101 et seq. of the Tennessee Code; (q) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (r) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                    "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of FSB or any FSB Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                    "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by FSB or a FSB Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 34

                                  (i)       No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by FSB or any FSB Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of FSB or any FSB Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by FSB or any Affiliate of FSB at the Property;

                                  (ii)      None of the Property has received
         or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to FSB's or any FSB Subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of FSB or any FSB Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)     There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)      No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)      Neither FSB nor any Affiliate of FSB has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 35

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, FSB or any Affiliate of FSB in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of FSB or any Affiliate of FSB relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of FSB, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of FSB or any Affiliate of FSB in relation to any Property, which have not been made available to UPC.

                          (h)     Neither FSB nor any FSB Subsidiary is aware
of any facts which might suggest that FSB or any FSB Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject FSB or any FSB Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990), as modified by 40 C.F.R. Part 300.

                    5.16 Insurance. FSB and each FSB Subsidiary have paid all material amounts due and payable under any insurance policies and guaranties applicable to FSB and any FSB Subsidiary and FSB's or any FSB Subsidiary's assets and operations; all such insurance policies and guaranties are in full force and effect; and FSB and each FSB Subsidiary and all of FSB's and each FSB Subsidiary's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience.

                    5.17 Labor and Employment Matters. Except as reflected in Schedule 5.17 hereto, there is no (i) collective





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36 bargaining agreement or other labor agreement to which FSB or any FSB Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which FSB or any FSB Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of FSB or any FSB Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither FSB nor any FSB Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. FSB and each FSB Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and FSB and each FSB Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of FSB and each FSB Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no: unfair labor practice complaint against FSB or any FSB Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting FSB or any FSB Subsidiary; labor grievance pending against FSB or any FSB Subsidiary; pending representation question respecting the employees of FSB or any FSB Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which FSB or any FSB Subsidiary is a party, or to the best knowledge of FSB, any basis for which a claim may be made under any collective bargaining agreement to which FSB or any FSB Subsidiary is a party.

                    5.18 Records and Documents. The Records of each FSB Subsidiary are and will be sufficient to enable such FSB Subsidiary to continue conducting its business under similar standards as such FSB Subsidiary has heretofore conducted such business.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 37

                    5.19 Capitalization of FSB. The authorized capital stock of FSB consists of 1,000,000 shares of common stock having a par value of $1.00 per share (the "FSB Common Stock"), no shares of preferred stock (the "FSB Preferred Stock") and no other class of equity security. As of the date of this Reorganization Agreement, 343,499.7 shares of FSB Common Stock were issued and outstanding, no shares of FSB Common Stock were held by FSB as treasury stock and no shares of FSB Preferred Stock were issued and outstanding. All of the outstanding FSB Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any FSB Shareholder. Except as described in Section 2.7 of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into FSB Common Stock or into any other equity or debt security of FSB, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued FSB Common Stock or any other equity or debt security of FSB. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than (nor less than) 343,499.7 shares of FSB Common Stock issued and outstanding. Except as set forth in Schedule 5.19 hereto, FSB owns and is the beneficial record holder of, and has good and freely transferable title to, all of the shares of FSB Subsidiary Common Stock outstanding, and recorded on the books and Records of each FSB Subsidiary as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could effect the ability of FSB to freely vote such stock in support of the transactions contemplated herein.

                    5.20 Sole Agreement. Except as described in Schedule 5.20 hereto, with the exception of this Reorganization Agreement, neither FSB, nor any FSB Subsidiary, nor any Subsidiary of either has been, is or will become a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of FSB or any FSB Subsidiary or any Subsidiary of any FSB Subsidiary (or any of their assets) in any business combination of any kind; or any agreement obligating FSB or any FSB Subsidiary to issue or sell or authorize the sale or transfer of FSB Common Stock or the capital stock of any FSB Subsidiary. Except as described in
Schedule 5.20 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of FSB outstanding, except for shares of FSB Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any)





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FSB or any FSB Subsidiary, or contracts, commitments, understandings, or arrangements by which FSB or any FSB Subsidiary is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which FSB or any FSB Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any FSB Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of FSB to vote or to dispose of any such shares.

                    5.21 Disclosure. The information concerning, and representations and warranties made by, FSB and any FSB Subsidiary set forth in this Reorganization Agreement, or in the Schedules of Exceptions of FSB hereto, or in any document, statement, certificate or other writing furnished or to be furnished by FSB or any FSB Subsidiary to UPC and INTERIM pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC or INTERIM by FSB or any FSB Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

                    5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither FSB nor any FSB Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of FSB or any FSB Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of FSB or any FSB Subsidiary (i) except as disclosed in the Audited Financial Statements of FSB delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1994, neither FSB nor any FSB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of FSB or such FSB Subsidiary, except for obligations paid in connection with transactions made by it in





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 39 the ordinary course of its business consistent with past practices, laws and regulations applicable to FSB or any FSB Subsidiary.

                    5.23 Allowance for Possible Loan or ORE Losses. The allowance for possible loan losses shown on the Audited Financial Statements of FSB is (with respect to periods ended on or before December 31, 1994) or will be (with respect to periods ending subsequent to December 31, 1994) adequate in all respects to provide for anticipated losses inherent in Loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as disclosed in
Schedule 5.23 hereto, as of the date thereof, neither FSB nor any FSB Subsidiary has any Loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses on other real estate ("ORE") shown on the Audited Financial Statements of FSB is (with respect to periods ended on or before December 31, 1994) or will be (with respect to periods ending subsequent to December 31, 1994) adequate in all respects to provide for anticipated losses inherent in ORE owned or held by FSB or any FSB Subsidiary and the net book value of ORE on the Balance Sheet of the Audited Financial Statements of FSB is the net realizable value of the ORE in accordance with Statement of Position 92-3.

                    5.24  Compliance with Laws.  FSB and each FSB Subsidiary:

                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of FSB or any FSB Subsidiary, or which would or could reasonably be expected to subject FSB or any FSB Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that FSB or any FSB Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on FSB or any FSB





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 40

Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of FSB or any FSB Subsidiary, or (iii) requiring FSB or any FSB Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.


                    5.25  Employee Benefit Plans.

                          (a)     FSB has previously provided to UPC true and
complete copies of each "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of FSB or any FSB Subsidiary or any other entity which is a member of a controlled group or is under common control with FSB or its Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code of 1986 (the "Code"). Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is listed in Schedule 5.25(a) hereto. FSB has also provided to UPC true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                          To the best knowledge of FSB and its Subsidiaries,
each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code have been provided to UPC. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by FSB and its Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to UPC. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                          Each of the Employee Pension Benefit Plans has been
operated in substantial conformity with the written provisions of the applicable plan documents which have been





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 41 delivered to UPC and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in Schedule 5.25(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Code.

                          With respect to Employee Pension Benefit Plans which
are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to UPC. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to UPC.

                          With respect to all Employee Pension Benefit Plans
which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC. No Employee Pension Benefit Plan constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                          No Employee Pension Benefit Plan subject to Part III
of Subtitle B of ERISA or Section 412 of the Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by FSB or its subsidiaries or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Code
Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

                          No "reportable event" (as described in Section
4043(b) of ERISA) has occurred with respect to any





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 42

Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither FSB nor any FSB Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code.

                          No condition exists with regard to any Employee
Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to Section 4042 of ERISA.

                          The fair market value of the assets of any Employee
Pension Benefit Plan which is subject to Title IV of ERISA (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under any such plan, determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. Neither FSB nor its Subsidiaries have incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The termination of any Code Section 401(a) qualified Employee Pension Benefit Plan previously terminated by FSB or any FSB Subsidiary did not adversely affect the qualification of such Employee Pension Benefit Plan. The distribution of the assets of any such Employee Pension Benefit Plan was made or is currently being made in conformity with the requirements of that Employee Pension Benefit Plan and of applicable legal requirements and has not resulted in, will not result in, and is reasonably not anticipated to result in the assessment of any tax, penalty, or excise tax against such pension plan, its related trusts, the fiduciary and administrators of the Employee Pension Benefit Plan, FSB or its Subsidiaries, or any disqualified person (as defined in Code Section 4975) with respect to the Employee Pension Benefit Plan.

                          No tax has been, will be, or is reasonably
anticipated to be imposed under Code Section 4978, 4978A, 4978B, or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by FSB or its Subsidiaries which is an employee stock ownership plan ("ESOP").

                          Except as disclosed in Schedule 5.25(a) hereto, all
Employee Pension Benefit Plans were in effect for substantially all of calendar year 1994. There has been no material amendment of any such plans (other than amendments





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 43 required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1994 for each such Employee Pension Benefit Plan.

                          FSB has provided to UPC copies of the annual
actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to UPC.

                          FSB has provided to UPC copies of all filings
regarding the Employee Pension Benefit Plans which have been made with the Securities and Exchange Commission for the three (3) plan years preceding the current date.

                    (b) FSB has furnished to UPC true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of FSB or any FSB Subsidiary or members of a controlled group or entities under common control with FSB or its Subsidiaries in the manner defined and further described in Section 414(b),
(c), or (m) of the Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in Schedule 5.25(b) hereto.

                          FSB has also provided to UPC true and complete copies
of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Code Section 125), and voluntary employee beneficiary associations (pursuant to Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to UPC and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Schedule 5.25(b) hereto. FSB has provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 44 to comply with the requirements of any Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

                          With respect to all Employee Welfare Benefit Plans
which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to UPC. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC.

                          Except as disclosed in Schedule 5.25(b) hereto, all
Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 1994. Except as disclosed in Schedule 5.25(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1995.

                          No Employee Welfare Benefit Plan or any trust created
thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction", as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither FSB nor any FSB Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to FSB or any of its Subsidiaries that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

                          Neither FSB nor any FSB Subsidiary has failed to make
any contribution to, or pay any amount due and owing by FSB or an FSB Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Section 5.25(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge, information and belief of FSB, constitute a liability for FSB or any FSB Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 45

                          Except as disclosed in Schedule 5.25(b) hereto, to
the best knowledge, information and belief of FSB, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither FSB or any FSB Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Code Section 4980B with respect to any current or former employee of FSB or any FSB Subsidiary, or the beneficiaries of such employee.

                    (c) FSB has furnished to UPC true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by FSB or any FSB Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of FSB or any FSB subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of FSB and FSB's Subsidiaries are listed on Schedule 5.25(c) hereto. Except as disclosed in Schedule 5.25(c) hereto, there are no other benefit arrangements of the FSB companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994. Except as disclosed in Schedule 5.25(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1995. There has been no material increase in the base salary and wage levels of FSB or any FSB Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1994. Except as disclosed in Schedule 5.25(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of FSB or any FSB subsidiary on or after January 1, 1995, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1995.

                          With respect to all Benefit Arrangements which are
subject to the annual return requirement of Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 46 years immediately preceding the current date have been delivered to UPC.

                    (d) Listed on Schedule 5.25(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of FSB or any FSB Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 5.25(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of FSB or any FSB Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in
Section 280G of the Code and Regulations proposed pursuant to that section.

                    (e) Except as described in Schedule 5.25(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by FSB (or by FSB as the Surviving Corporation) within a period of no more than thirty (30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by FSB or its Subsidiaries to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. Each Employee Pension Benefit Plan which is qualified under
Section 401(a) of the Code as a qualified defined benefit pension plan permits the reversion of excess assets to the employer maintaining the plan or its successors or assigns upon a plan termination and such provision has been included in the Employee Pension Benefit Plan for the period required under ERISA Section 4044(d).

                    (f) Except as disclosed in Schedule 5.25(f) hereto, neither FSB nor any FSB Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

                          Except as disclosed in Schedule 5.25(f) hereto, no
suits, actions, or claims have been filed in any court of law or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 47 with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best information, knowledge and belief of FSB, anticipated to be filed.

                    5.26 Material Contracts. Except as reflected in the Audited Financial Statements of FSB, or as described in Schedule 5.26 hereto, neither FSB nor any FSB Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by FSB as of the date of this Reorganization Agreement that has not already been filed as an exhibit to FSB's Form 10-K filed for the fiscal year ended December 31, 1994, or in any other SEC Document filed prior to the date of this Reorganization Agreement.

                    5.27 Material Contract Defaults. Neither FSB nor any FSB Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on FSB or any FSB Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                    5.28 Reports. Since January 1, 1990, FSB and each FSB Subsidiary have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the TDFI; (ii) the Federal Reserve, (iii) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Reports on Forms 2900 and FFIEC 034 and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 48 material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. FSB has previously provided to UPC true and correct copies of all such reports filed by FSB or any FSB Subsidiary after January 1, 1990.

                    5.29 Exchange Act Filings. The outstanding shares of FSB Common Stock are not registered with the SEC and are exempt from such registration pursuant to the 1934 Act.

                    5.30 Statements True and Correct. None of the information prepared by, or on behalf of, FSB or any FSB Subsidiary regarding FSB, any FSB Subsidiary or any Subsidiary of a FSB Subsidiary included or to be included in the Proxy Statement to be mailed to FSB's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which FSB or any FSB Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                    6.1 Regulatory Approvals. Within a reasonable time after execution of this Reorganization Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness.
UPC shall pay all fees and expenses arising in





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49 connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time.

                    6.2 Registration of UPC Series E Preferred Stock and UPC Common Stock under the Securities Laws. UPC shall cooperate with FSB in the preparation of the FSB Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Series E Preferred Stock and the reservation for issuance of shares of UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Series E Preferred Stock which may be delivered to the FSB Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the NASDAQ/NMS the UPC Series E Stock. UPC shall also list for trading on the NYSE the UPC Common Stock. Such registration, qualification and listing shall be effected prior to the Closing.

                    6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of FSB or the FSB Subsidiaries and all employees of FSB and the FSB Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of FSB as the Surviving Corporation or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with FSB or with any FSB Subsidiary prior to the Effective Time of the Merger by such former FSB Company employees will be deemed service with UPC for purposes of determining eligibility for participation and





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 50 vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of FSB and FSB's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The FSB Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plans are replaced by benefit plans maintained by UPC.


                                   ARTICLE 7

                           COVENANTS OF FSB COMPANIES

                    7.1 Proxy Statement; FSB Shareholder Approval. FSB shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and shall use its best efforts to ensure that such meeting is held not later than June 30, 1995, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) FSB shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to the FSB Shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the FSB Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of FSB shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to FSB Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) FSB shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such FSB Shareholders' approvals.

                    7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained and, except as otherwise contemplated herein:

                         (a)  FSB and each FSB Subsidiary shall, and shall
cause each FSB Subsidiary to:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 51

                                  (i)   Operate its business only in the usual,
         regular, and ordinary course;

                                  (ii)  Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii) Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)  Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)   Keep in full force and effect insurance
         coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of FSB or such FSB Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)  Use its best efforts to retain any FSB
         Subsidiary's present customer base and to facilitate the retention of such customers by any FSB Subsidiary and its branches after the Effective Time of the Merger; and

                                  (vii) Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to FSB, any FSB Subsidiary or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of any FSB Subsidiary's customer relationships;

                          (b)  FSB and each FSB Subsidiary agree to use their
best efforts to assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 52 hereby and do not know of any reason that such Government Approvals can not be obtained, and FSB and each FSB Subsidiary shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c) FSB and each FSB Subsidiary, at their own cost
and expense, shall use their best efforts to secure all necessary consents and all consents and releases, if any, required of FSB, any FSB Subsidiary or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d) At all times to and including, and as of, the
Closing, FSB and each FSB Subsidiary shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of FSB and any FSB Subsidiary; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Reorganization Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Reorganization Agreement as an amendment to this Reorganization Agreement;

                          (e) On and after the Closing Date, FSB and each FSB
Subsidiary shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transactions contemplated by this Reorganization Agreement;

                          (f) Between the date of this Reorganization
Agreement and the Closing Date, FSB and each FSB Subsidiary shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to FSB and any FSB Subsidiary. FSB and each FSB Subsidiary shall provide reasonable assistance to UPC in its investigation of matters relating to FSB and any FSB Subsidiary; and

                          (g) Subject to the terms and conditions of this
Reorganization Agreement, FSB and each FSB Subsidiary agree to





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 53 use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. FSB shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                    7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, FSB and each FSB Subsidiary covenant and agree that they will neither do, nor agree or commit to do, nor permit any FSB Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)  Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Charter or Bylaws; or

                          (b)  Impose, or suffer the imposition, on any share
of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)  (i) Repurchase, redeem, or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the FSB Common Stock; or (v) pay or declare any cash dividends or make or declare any other type of distribution on the FSB Common Stock except as expressly permitted in Section 8.2(i) of this Reorganization Agreement or the Plan of Merger; or





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 54

                          (d)  Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or

                          (e)  Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of FSB Common Stock, or any other capital stock of FSB or of any FSB Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to FSB or any FSB Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of FSB or of any FSB Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of FSB or any FSB Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)  Incur, or permit any FSB Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of FSB or any FSB Subsidiary to any FSB Subsidiary in excess of an aggregate of $50,000 (for FSB and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of FSB or such FSB Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)  Grant any increase in compensation or benefits
to any of its employees or officers, except in accordance with past practices or as required by law; pay any





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 55 bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of FSB or of any FSB Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)  Amend any existing employment contract between
it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that FSB or any FSB Subsidiary (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)  Adopt any new employee benefit plan or terminate
or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                          (j)  Enter into any new service contracts, purchase
or sale agreements or lease agreements that are material to FSB or any FSB Subsidiary; or

                          (k)  Make any capital expenditure except for ordinary
purchases, repairs, renewals or replacements; or

                          (l)  Enter into any transactions other than in the
ordinary course of business; or

                          (m)  Grant or commit to grant any new extension of
credit to any officer, director or holder of 2% or more of the outstanding FSB Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed $300,000, or amend the terms of any such credit outstanding on the date hereof.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 56

                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                    8.1 Conditions to the Obligations of FSB. Unless waived in writing by FSB, the obligation of FSB to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and INTERIM contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or INTERIM described elsewhere in this Reorganization Agreement, FSB shall have received the following documents and instruments:

                                  (i)   a certificate signed by the Secretary
         or an assistant secretary of UPC and INTERIM dated as of the Closing Date certifying that:

                                        (A)     UPC's and INTERIM's respective
                    Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                    Reorganization Agreement on behalf of UPC or INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 57

                                        (C)     the charter documents of UPC
                    and INTERIM attached to such certificate remain in full force and effect; and

                                        (D)     UPC and INTERIM are in good
                    standing under their respective corporate charters; and

                                  (ii)  a certificate signed respectively by
         duly authorized officers of UPC and INTERIM stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  FSB shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession proper authorization to issue certificates evidencing shares of UPC Series E Preferred Stock and cash or other good funds sufficient to meet the obligations of UPC to the FSB Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger; and

                          (e)     Opinion of UPC's and INTERIM's Counsel.  FSB
shall have been furnished with an opinion of counsel to UPC and INTERIM, dated as of the Closing Date, addressed to and in form and substance satisfactory to FSB, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and INTERIM is a Tennessee corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC, and INTERIM and (assuming this Reorganization Agreement is a binding obligation of FSB and FEB) constitutes a valid and binding obligation of UPC and INTERIM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
         by UPC or INTERIM of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or INTERIM in connection herewith violates or conflicts with UPC's, or INTERIM's corporate charters or bylaws or, to the best of the knowledge, information and belief (without making





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 58 special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or INTERIM; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and INTERIM of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or INTERIM in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or INTERIM or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                    8.2 Conditions to the Obligations of UPC and INTERIM. Unless waived in writing by UPC and INTERIM, the obligation of UPC and INTERIM to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of FSB and any FSB Subsidiary to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of FSB and any FSB Subsidiary contained in
Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)   a certificate signed by the
         Secretary or an assistant secretary of FSB and FEB dated as of the Closing Date certifying that:

                                        (A)     FSB's and each such FSB
                    Subsidiary'S respective Boards of Directors and shareholders have duly adopted resolutions (copies of





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 59
                    which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                    Reorganization Agreement on behalf of FSB or a FSB Subsidiary, is an officer of FSB or such FSB Subsidiary, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of FSB
                    and each FSB Subsidiary attached to such certificate remain in full force and effect; and

                                        (D)     FSB and all FSB Subsidiaries
                    are in good standing under their respective corporate charters; and

                                  (ii)  a certificate signed by the
         respective President, Chief Executive Officer or an Executive Vice President of each of FSB and each FSB Subsidiary stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of FSB or any FSB Subsidiary which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of FSB or any FSB Subsidiary; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC and INTERIM may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or
(ii) to terminate this Reorganization Agreement without penalty;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 60

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, FSB and each FSB Subsidiary shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to FSB and each FSB Subsidiary. FSB and each FSB Subsidiary shall have caused all FSB or any such FSB Subsidiary personnel to provide reasonable assistance to UPC in its investigation of matters relating to FSB and any FSB Subsidiary;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of FSB or any FSB Subsidiary taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to FSB or any FSB Subsidiary, UPC may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of FSB's Counsel.  UPC shall have
been furnished with an opinion of legal counsel to FSB and the FSB Subsidiaries, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                                  (i)       FSB is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Tennessee;

                                  (ii)      each FSB Subsidiary is duly
         organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

                                  (iii)    this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by FSB and FEB and (assuming that this Reorganization Agreement is a binding obligation of UPC and INTERIM and the Plan of Merger is a binding obligation of UPC and INTERIM) constitutes a valid and binding obligation of FSB and FEB, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 61

                                  (iv) to the knowledge of such counsel after
         due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by FSB or any FSB Subsidiary of this Reorganization Agreement or any of the documents to be executed and delivered by FSB and any FSB Subsidiary in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FSB or any FSB Subsidiary or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                          (h)     Other Business Combinations, Etc.  Neither FSB
nor any FSB Subsidiary shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which FSB or any FSB Subsidiary would merge; consolidate with; effect a business combination with; sell any substantial part of FSB's or any FSB Subsidiary's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti- takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of FSB or any FSB Subsidiary or the benefits of acquiring the FSB Common Stock;

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total assets of FSB shall be not less than $109,776,000; (ii) the equity capital of FSB and FEB shall have been not less than $7,844,000 as of December 31, 1994, and shall have increased since that time through normal earnings growth; (iii) the tangible equity capital of FSB and FEB shall be not less than its stated level as of December 31, 1994, and shall have increased since that time through normal earnings growth; (iv) neither FSB nor any FSB Subsidiary shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be not more than 343,499.7 shares of FSB Common Stock validly issued and outstanding at the Effective Time of the Merger); (v) from December 31, 1994, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring by either FSB or any FSB Subsidiary;
(vi) neither FSB nor any FSB Subsidiary shall have issued or granted since





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 62

December 31, 1994, through the Closing Date any FSB Stock Options; (vii) from the date hereof, except as permitted in Section 7.3(c)(v) of this Reorganization Agreement, FSB shall not have declared or paid any cash dividends prior to Closing; provided, however, in the event the Closing should not have occurred by June 30, 1995, FSB shall be permitted to declare and pay a cash dividend on shares of the FSB Common Stock for the period from June 30, 1995 to the Closing Date at a dividend rate calculated as if the FSB Record Holders had held shares of UPC Series Preferred Stock as of June 30, 1995, unless such dividend is accrued on the shares of UPC Series E Stock to be issued to the FSB Record Holders at Closing; and (viii) the Merger can be accounted for as a tax- free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that FSB and each FSB Subsidiary shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out of the ordinary borrowings or by the realization of extraordinary or nonrecurring gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                    (j) Non-Compete Agreements. Each member of the Board of Directors of FSB (other than members of the FSB Board of Directors who also serve as Officers of FSB) shall have entered into a non-compete agreement with UPC and FSB substantially in the form of UPC's standard form of non-compete agreement, a copy which is annexed hereto as Exhibit 8.2(j), providing for a term of three (3) years from Closing and covering the Counties in Tennessee in which FSB and FEB operate; and such Board Member shall not be involved in any way with the formation or organization of a new financial institution in such counties;

                    (k) Tax Opinion. UPC shall have received a written opinion from counsel to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the FSB Record Holders will not recognize any gain or loss to the extent that such FSB Record Holders exchange shares of FSB Common Stock for shares of UPC Series E Preferred Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of FSB Common Stock so exchanged by such FSB Record Holders are held by them as capital assets at the time of such exchange; or

                    (l) Receipt of Affiliate Letters. Pursuant to the provisions of Section 6.2 of this Reorganization Agreement, UPC





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 63 shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each FSB Record Holder who would be deemed an Affiliate of FSB at the time of Closing under the Securities Laws and who accepts shares of UPC Series E Preferred Stock as Consideration for the cancellation, exchange and conversion of his shares of FSB Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such FSB Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Series E Preferred Stock to be received by such FSB Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Series E Preferred Stock to be delivered by UPC to such FSB Record Holder pursuant to the terms and conditions of this Reorganization Agreement except in accordance with the Securities Laws and consistent with recording the Merger as a tax-free reorganization.

                    8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)     No Pending or Threatened Claims.  That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith; and

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 64

                                   ARTICLE 9

                                  TERMINATION

                    9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or INTERIM, should FSB or any FSB
Subsidiary fail to conduct its business pursuant to FSB's and such FSB Subsidiary's Covenants made in Article 7;

                          (c)     By UPC, INTERIM or FSB in the event the
Closing shall not have occurred by July 31, 1995 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner. If UPC shall have filed any and all applications to obtain the requisite Government Approvals within thirty (30) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then FSB and any FSB Subsidiary that is a party to this Reorganization Agreement shall, upon UPC's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired; provided, however, the Closing Date shall not be extended under the provisions of this Section 9.1(c) beyond December 31, 1995;

                          (d)     By either UPC, INTERIM or FSB, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either UPC or FSB may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or INTERIM in the event the conditions
set forth in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by FSB if the conditions set forth in Section 8.1 or
8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 65

                          (f)     By UPC or INTERIM in the event that there
shall have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FSB or any FSB Subsidiary taken as a whole, or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the FSB Common Stock which are the subject of the instant transaction;

                          (g)     By UPC, INTERIM or FSB in the event that
there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)     By UPC or INTERIM should FSB or any FSB
Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

                          (i)     By UPC or INTERIM should FSB or any FSB
Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring FSB or any FSB Subsidiary to raise additional capital or to sell a substantial portion of its assets;

                          (j)     By either Party, within thirty (30) days from
the date of this Reorganization Agreement, in the event such Party, based on the Party's opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party as provided for in Section 2.3 of this Reorganization Agreement, in good faith determines in it sole discretion that the results of the review conducted by such Party or its agents do not support and reinforce the reviewing Party's preliminary expectations as to the sustained growth and earnings prospects of the reviewed Party;

                          (k)     By FSB in the event that there shall have
been, in FSB's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise),





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 66 prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC; or

                          (l)     By FSB in the event that UPC shall have
entered into any letter of intent, agreement or understanding for a change in control of UPC by a third-party with a banking presence in Obion County, Tennessee.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) of this
Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                    9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.



                                   ARTICLE 10

                               GENERAL PROVISIONS

                    10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  Post Office Box 387 (mailing)
                                  Memphis, Tennessee  38147





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 67

                          7130 Goodlett Farms Parkway (deliveries)
                          Memphis, Tennessee  38018
                          Fax:  (901) 383-2877
                          Attn: Mr. Jackson W. Moore, President
                                Gary A. Simanson,
                                Associate General Counsel

If to FSB:                First State Bancorporation Inc.
                          213 Church Avenue North
                          Dyersburg, Tennessee 38025
                          Fax:  (901) 287-0772
                          Attn: Mr. Percy E. Smith
                                Chairman and Chief Executive Officer

With a copy to:           Baker, Donelson, Bearman & Caldwell
                          511 Union Street, Suite 1700
                          Post Office Box 190613
                          Nashville, Tennessee 37219
                          Fax:  (615) 726-0464
                          Attn: Steven J. Eisen, Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                    10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                    10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Tennessee.

                    10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 68

                    10.5 Best Efforts. FSB, each FSB Subsidiary, UPC and INTERIM each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC shall not obligate UPC or INTERIM to obtain or to provide FSB or any FSB Subsidiary additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC or INTERIM shall deem, in good faith, to be unreasonable in the circumstances.

                    10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Reorganization Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties.

                    10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                    10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 69

                    10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                    10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                    10.11 Payment of Expenses. Except as set forth herein, UPC and FSB shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                    10.12 Finders and Brokers. UPC, INTERIM, FSB and each FSB Subsidiary represent and warrant to each other that they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transactions contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                    10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by FSB or any FSB Subsidiary, UPC and INTERIM will be without an adequate remedy at law by reason of the unique nature of FSB and





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 70 each FSB Subsidiary. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and INTERIM, UPC, and INTERIM shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by FSB or any FSB Subsidiary, and no attempt on the part of UPC or INTERIM to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or INTERIM which would preclude UPC or INTERIM from obtaining any remedies at law to which it would otherwise be entitled. FSB and each FSB Subsidiary covenant that they shall not contend in any such proceeding that UPC or INTERIM is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                    10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                    10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire two (2) years after the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable statutes of limitation. Nothing in this Section 10.15 shall limit FSB's, any FSB Subsidiary's, UPC's or INTERIM's rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to the its termination.

                    10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 71

Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                    10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 72

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.



                                            FIRST STATE BANCORPORATION, INC.




                                            By:
                                                -------------------------------
                                                 Percy E. Smith
                                            Its: Chairman and Chief
                                                 Executive Officer

ATTEST:



- ------------------------------
Mack M. Forrester, Secretary




                                            FIRST EXCHANGE BANK




                                            By:
                                                -------------------------------
                                                 Percy E. Smith
                                            Its: Chairman and Chief
                                                 Executive Officer

ATTEST:



- ------------------------------
Mack M. Forrester, Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 73

                                              UNION PLANTERS CORPORATION




                                              By:
                                                  ---------------------------
                                                    Jackson W. Moore
                                              Its:  President

ATTEST:



- ------------------------------
E. James House, Secretary




                                              FSB ACQUISITION COMPANY, INC.




                                              By:
                                                  ---------------------------
                                                    Jackson W. Moore
                                              Its:  President

ATTEST:



- ------------------------------
E. James House, Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 74

       PLAN OF MERGER                                                  EXHIBIT A

            REVISED TO REFLECT LETTER AGREEMENT DATED APRIL 4, 1995

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                        FIRST STATE BANCORPORATION, INC.
                           (A TENNESSEE CORPORATION)

                                 WITH AND INTO

                         FSB ACQUISITION COMPANY, INC.
                           (A TENNESSEE CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 24th day of February, 1995, by and between FIRST STATE BANCORPORATION, INC. ("FSB"), a corporation chartered and existing under the laws of the State of Tennessee which is a registered bank holding company and whose principal offices are located at 221 Church Street, Tiptonville, Lake County, Tennessee 38079; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and FSB ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC. All of the authorized, issued and outstanding shares of capital stock of INTERIM are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, INTERIM and FSB have entered into an Agreement and Plan of Reorganization dated as of the 24th day of February, 1995 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as an integral part thereof, and which has been amended by Letter Agreement dated April 4, 1995, providing for the merger of FSB with and into INTERIM (which would be the Surviving Corporation) and the acquisition of all of the FSB Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Reorganization Agreement and this Plan of Merger; and





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused INTERIM to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, INTERIM and FSB are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if FSB were to be merged with and into INTERIM, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would continue as a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, FSB, UPC and INTERIM hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of FSB with and into INTERIM (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 FSB ACQUISITION COMPANY, INC.. The authorized capital stock of INTERIM consists of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of INTERIM Common Stock are issued and outstanding, and no shares of INTERIM Common Stock are held by it as treasury stock. All such issued and outstanding shares of INTERIM Common Stock are owned beneficially and of record by UPC.

         2.2 FIRST STATE BANCORPORATION, INC. The authorized capital stock of FSB consists of 1,000,000 shares of common stock having a par value of $1.00 per share (the "FSB Common Stock"), and no shares of preferred stock (the "FSB Preferred Stock). As of the date hereof, 343,499.7 shares of FSB Common Stock were issued and outstanding, no shares of FSB Common Stock were held by FSB as FSB Treasury Stock and no shares of FSB Preferred Stock were issued and outstanding.





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                         FSB ACQUISITION COMPANY, INC.
                                      and
                        FIRST STATE BANCORPORATION, INC.

         3.2        Surviving Corporation.  The Surviving Corporation shall be:

                         FSB ACQUISITION COMPANY, INC.

which as of the Effective Time of the Merger shall continue to be named:

                         FSB ACQUISITION COMPANY, INC.


         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of a Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, FSB shall be merged with and into INTERIM which will survive the Merger, and the separate existence of FSB shall cease thereupon, and without further action, INTERIM shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both FSB and INTERIM, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both FSB and INTERIM.

         3.4 Charter. At the Effective Time of the Merger, the Charter of INTERIM , as in effect immediately prior to the Effective Time of the Merger, shall constitute the Charter of INTERIM as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Charter.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of INTERIM, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

         3.6 Directors and Officers. The directors and officers of INTERIM in office immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of INTERIM as the Surviving Corporation following the Merger, shall remain:

                         FSB ACQUISITION COMPANY, INC.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION


         4.1 The INTERIM Common Stock. At the Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the
"INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall continue as outstanding common stock of the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of FSB. At the Effective Time of the Merger, each share of $10.00 par value common stock of FSB issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.3 hereof.

         4.3 Exchange of FSB Shares; Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of FSB Common Stock held by the FSB Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FSB and shall, except for those shares held by any FSB Record Holder having properly perfected such holder's dissenters' rights and maintained the perfected status of such dissenters' rights through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the FSB Record Holders to receive in exchange for their shares of FSB Common Stock, whole





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION shares of UPC Series E Preferred Stock and a cash payment in settlement of any remaining fractional share of UPC Series E Preferred Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Series E Preferred Stock and the cash settlement of any remaining fractional share of UPC Series E Preferred Stock deliverable by UPC to the FSB Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Series E Preferred Stock to be exchanged for each share of FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 343,499.7 shares of FSB Common Stock issued and outstanding at the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be greater than or equal to $27.00 per share of UPC Series E Preferred Stock but less than or equal to $33.00 per share of UPC Series E Preferred Stock (the "Collar"), the Exchange Ratio shall be fixed at 1.185433 shares of UPC Series E Preferred Stock for each share of FSB Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be greater than $33.00 per share of UPC Series E Preferred Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 1.185433 shares of UPC Series E Preferred Stock for each share or FSB Common Stock; provided, however, UPC would have the right to either deliver the fixed Exchange Ratio of
         1.185433 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should UPC elect to terminate the transaction under this provision, FSB would have the unilateral right to reinstate the transaction by accepting in exchange for each share of FSB Common Stock issued and outstanding that number of shares of UPC Series E Preferred Stock at the Current Market Price Per Share sufficient to equal $39.12 per share of FSB Common Stock; and

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Series E Preferred Stock should be less than $27.00 per share of UPC Series E Preferred Stock (the "Floor"), the Exchange Ratio shall be fixed at 1.1854333 shares of UPC Series E Preferred Stock for each share of FSB





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         Common Stock; provided, however, FSB shall have the right to either accept the fixed Exchange Ratio of 1.1854333 or to terminate the transaction contemplated in this Reorganization Agreement; provided, however, should FSB elect to terminate the transaction under this provision, UPC would have the unilateral right to reinstate the transaction by delivering in exchange for each share of FSB Common Stock issued and outstanding that number of shares of UPC Series E Preferred Stock at the Current Market Price Per Share sufficient to equal $32.01 per share of FSB Common Stock.

The Exchange Ratio as determined in this Section 4.3 shall be based on an aggregate of no more than 343,499.7 shares of FSB Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Series E Preferred Stock shall be issued and if, after aggregating all of the shares of UPC Series E Preferred Stock to which a FSB Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Series E Preferred Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Purchase Price set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Series E Preferred Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Series E Preferred Stock quoted on the NASDAQ/NMS (as published in The Wall Street Journal) for each of the ten (10) NASDAQ/NMS general market trading days next preceding the Closing Date on which the NASDAQ/NMS was open for business (the "Pricing Period"). In the event the UPC Series E Preferred Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Series E Preferred Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Series E Preferred Stock actually traded during the Pricing Period.

                                  (2)      EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should FSB Record Holders representing at least 10% of the shares of FSB Common Stock issued and outstanding at the time of Closing perfect such FSB Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to either





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

         terminate this Reorganization Agreement or, subject to the prior approval of the FSB Board of Directors, reduce the per share Consideration to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in excess of $35.56 per share of FSB Common Stock in satisfaction of such Dissenters' Rights.

                                  (3) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF FSB. Should FSB effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes.

         4.4 Mechanics of Payment of the Consideration. Within five days after the Effective Time of the Merger and the receipt of a certified list of all of the FSB Record Holders, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the FSB Record Holders such materials and information as may be deemed necessary by the Exchange Agent to advise the FSB Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FSB Common Stock in order for the FSB Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FSB Record Holders at the addresses set forth on a certified shareholder list to be delivered by FSB to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the FSB Record Holders of all of the outstanding shares of FSB Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates evidencing and representing all of the shares of FSB Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of FSB Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FSB Common Stock, the Exchange Agent shall, on





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                                    PAGE 81
or prior to the 5th day after the receipt of such certificates, mail to the former FSB Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FSB Shareholder's shares of FSB Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of FSB Common Stock of a FSB Record Holder, subject to the provisions of this Section 4.4, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FSB Record Holder's shares of FSB Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FSB Record Holder's FSB Common Stock shall have been surrendered as provided above, the Consideration payable to the FSB Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FSB Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each FSB Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FSB Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FSB Record Holder is entitled, provided that each such FSB Record Holder shall deliver to UPC and to the Exchange
Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FSB Shareholder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of FSB shall be closed and no transfer of shares of FSB Common Stock shall be made thereafter.

         4.6 Effects of the Merger. At the Effective Time of the Merger, the separate existence of FSB shall cease, and FSB shall





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                                    PAGE 82
be merged with and into INTERIM which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FSB and INTERIM.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of FSB and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in INTERIM as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of FSB as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of FSB or the Surviving Corporation.

         4.9 Dissenters' Rights of FSB Shareholders. Any FSB Record Holder of shares of FSB Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an FSB Shareholder is referred to herein as an "FSB Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if FSB Record Holders holding or controlling more than ten percent (10%) of the shares of the FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of FSB and INTERIM. In order to become effective, the Merger must be approved by the respective shareholders of FSB and of INTERIM at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Tennessee.

         4.11 FSB Stock Options. Except as described in Section 2.7 of the Reorganization Agreement, there are no validly issued and outstanding FSB Stock Options. Therefore, at the Effective Time





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                                    PAGE 83
of the Merger, there will be no FSB Stock Options issued and outstanding except as described in Section 2.7 of the Reorganization Agreement. It is expected that at the Effective Time of the Merger any validly issued and outstanding FSB Stock Options will either be exercised by the holders thereof, repurchased by FSB or converted into options to acquire shares of UPC Series E Preferred Stock at the election of the holders thereof.


                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                    5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and INTERIM as set forth in
Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.3 of this Plan of Merger relating to the manner or basis upon which shares of FSB Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the FSB Record Holders determined as provided in Section 4.3 of this Plan of Merger nor shall this Plan of Merger be amended to permit UPC to utilize assets other than shares of Series E Preferred Stock and cash or good funds to make payment of the Consideration as provided in Section 3.1(e) of the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval (except as provided for in the Reorganization Agreement) of the FSB Record Holders of the shares of FSB Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                    5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and INTERIM, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by FSB, to waive or extend the time for the compliance or fulfillment by FSB of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and INTERIM under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, FSB, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to





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                                    PAGE 84
amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or INTERIM, to waive or extend the time for the compliance or fulfillment by UPC or INTERIM of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of FSB under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.

                                   ARTICLE 6
                                 MISCELLANEOUS

                    6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:

If to UPC or INTERIM:

                          Union Planters Corporation
                          Post Office Box 387 (mailing)
                          Memphis, Tennessee  38147

                          7130 Goodlett Farms Parkway (deliveries)
                          Memphis, Tennessee  38018
                          Fax:  (901) 383-2877
                          Attn: Mr. Jackson W. Moore, President
                                Gary A. Simanson,
                                Associate General Counsel

If to FSB:                First State Bancorporation Inc.
                          213 Church Avenue North
                          Dyersburg, Tennessee 38025
                          Fax:  (901) 287-0772
                          Attn: Mr. Percy E. Smith
                                Chairman and Chief Executive Officer

With a copy to:           Baker, Donelson, Bearman & Caldwell
                          511 Union Street, Suite 1700
                          Post Office Box 190613
                          Nashville, Tennessee 37219
                          Fax:  (615) 726-0464
                          Attn: Steven J. Eisen, Esq.





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                                    PAGE 85
or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                    6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                    6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                    6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.


ATTEST:                                    UNION PLANTERS CORPORATION


__________________________                 By:___________________________
E. James House                                  Jackson W. Moore
Its:  Secretary                            Its: President



ATTEST:                                    FSB ACQUISITION COMPANY, INC.


__________________________                 By:___________________________
E. James House                                  Jackson W. Moore
Its:  Secretary                            Its: President



ATTEST:                                    FIRST STATE BANCORPORATION, INC.


_____________________________              By:___________________________
Mack M. Forrester                               Percy E. Smith
Its:  Secretary                            Its: Chairman and
                                                Chief Executive Officer





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                               (UNION PLANTERS
                              CORPORATION LOGO)

April 4, 1995

Percy E. Smith, President
First State Bancorp, Inc.
213 Church Avenue North
P. O. Box 1869
Dyersburg, Tennessee 38025

Re: Acquisition of First State Bancorp, Inc. by Union Planters Corporation -- Notice of Revised Structure of Transaction

Dear Mr. Smith:

Please be advised, Union Planters Corporation ("UPC") hereby exercises its right of election under Article 2, Section 2.5 and gives notice of such election in accordance with Article 10, Section 10.1, of that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of February 24, 1995, by and Between UPC, FSB Acquisition Company, Inc. ("INTERIM"), First State Bancorp, Inc. ("FSB") and First Exchange Bank ("FEB"), to revise the structure of the transaction from a reverse merger of INTERIM with and into FSB, to a forward merger of FSB with and into INTERIM, with INTERIM surviving the merger.

This Notice shall serve as an amendment to the Reorganization Agreement, and the Reorganization Agreement shall be deemed to reflect and set forth the merger of FSB with and into INTERIM in all contexts where the Reorganization Agreement previously set forth or described the effects of the merger of INTERIM with and into FSB. Prior to the Closing of the transaction, the parties to the Reorganization Agreement shall also execute a revised Plan of Merger (Exhibit A to the Reorganization Agreement) setting forth and reflecting the merger of FSB with and into INTERIM and the legal results thereof.


UNION PLANTERS CORPORATION


/s/ Gary A. Simanson
- --------------------
Gary A. Simanson
Associate General Counsel



ACKNOWLEDGED AND AGREED THIS 4TH DAY OF APRIL, 1995,


FIRST STATE BANCORP, INC.



Percy E. Smith
President


                   P.O. Box 387 * Memphis, Tennessee 38147

                                  APPENDIX C

           Tennessee Business Corporation Act -- Dissenters' Rights

                Tennessee Code Annotated Title 48, Chapter 23
                 including TCA Sections 48-23-101 through 302

                                   CHAPTER 23

                   BUSINESS CORPORATIONS--DISSENTERS' RIGHTS

SECTION.                                                     SECTION.

  PART 1--RIGHT TO DISSENT AND OBTAIN                       48-23-203.       Dissenters' notice.
          PAYMENT FOR SHARES                                48-23-204.       Duty to demand payment.
48-23-101.       Definitions.                               48-23-205.       Share restrictions.
48-23-102.       Right to dissent.                          48-23-206.       Payment.
48-23-103.       Dissent by nominees and                    48-23-207.       Failure to take action.
                 beneficial owners.                         48-23-208.       After-acquired shares.
                                                            48-23-209.       Procedure if shareholder
                                                                             dissatisfied with payment
                                                                             or offer.

  PART 2--PROCEDURE FOR EXERCISE OF
          DISSENTERS' RIGHTS                                PART 3--JUDICIAL APPRAISAL OF SHARES
48-23-201.       Notice of dissenters'                      48-23-301.       Court action.
                 rights.                                    48-23-302.       Court costs and counsel fees.
48-23-202.       Notice of intent to demand
                 payment.


             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. DEFINITIONS--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by secs. 48-23-201--48-23-209;
  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
  (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Acts 1986, ch. 887, sec. 13.01)

48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party:





                              Appendix C - Page 1

         (A) If shareholder approval is required for the merger by sec. 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-104;
  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
  (4) An amendment of the charter that materially and adversely effects rights in respect of a dissenter's shares because it:
         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or
  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended (Acts 1986, ch. 887, sec. 13.02)

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection





                              Appendix C - Page 2
are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:
  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.
(Acts 1986, ch. 887, sec. 13.03)

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. NOTICE OF DISSENTER'S RIGHTS.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
  (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.
  (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. (Acts 1986, ch. 887, sec. 13.20.)

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.
  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter. (Acts 1986, ch. 887, sec. 13.21.)

48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.
  (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters'





                              Appendix C - Page 3
rights certify whether or not he acquired beneficial ownership of the shares before that date;
  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201 (Acts 1986, ch. 887 sec. 13.22.)

  48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203 (b)(3), and deposit his certificates in accordance with the terms of the notice.
  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
  (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. (Acts 1986, ch. 887, sec. 13.23.)

  48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23- 207.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. (Acts 1986, ch. 887, sec. 13.24.)

  48-23-206.  PAYMENT.--(a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
  (b) The payment must be accompanied by:
  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation's estimate of the fair value of the shares;
  (3) An explanation of how the interest was calculated;
  (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and
  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203. (Acts 1986, ch. 887, sec. 13.25.)





                              Appendix C - Page 4

  48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure. (Acts 1986, ch. 887, sec. 13.26.)

  48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
  (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209. (Acts 1986, ch. 887, sec. 13.27.)

  48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of his shares and interest due, if:
  (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;
  (2) The corporation fails to make payment under sec. 48-23-206 within two
(2) months after the date set for demanding payment; or
  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares. (Acts 1986, ch. 887, sec. 13.28.)

                      PART 3--JUDICIAL APPRAISAL OF SHARES

  48-23-301. COURT ACTION.--(a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.





                              Appendix C - Page 5

  (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (e) Each dissenter made a party to the proceeding is entitled to judgment:
  (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.
(Acts 1986, ch. 887, sec. 13.03.)

  48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.
  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable:
  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of secs. 48-23-201--48-23-209; or
  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those service should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. (Acts 1986, ch. 887, 13.31.)





                              Appendix C - Page 6

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Charter of the Registrant provides as follows:

  TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.


Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or the in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------

   2        --      Agreement and Plan of Reorganization, dated February
                    24, 1995, by and between Union Planters Corporation,
                    FSB Acquisition Company, Inc., First State
                    Bancorporation, Inc., and First Exchange Bank, including Letter Amendment dated April 4,
                    1995 to same, along with the Plan of Merger annexed thereto as Exhibit A (included as collective Appendix
                    B to the Prospectus)

   3(a)     --      Restated Charter of Incorporation of Union Planters
                    Corporation, as amended December 17, 1992
                    (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of Union Planters
                    Corporation dated December 31, 1993)

   5        --      Opinion of Gary A. Simanson, Esquire, Associate
                    General Counsel to Union Planters Corporation, regarding legality of the 8% Cumulative, Convertible
                    Preferred Stock, Series E, having no par value of Union Planters Corporation

   12       --      Union Planters Corporation Computation of Ratio of Earnings
                    to Combined Fixed Charges and Preferred Stock Dividends.

   23(a)    --      Consent of Gary A. Simanson, Esq. (included in Exhibit
                    5)

   23(b)    --      Consent of Price Waterhouse LLP

   23(c)    --      Consent of Dunn, Creswell, Sparks, Smith, Horne &
                    Downing

   24       --      Power of Attorney (included in signature pages)

   99(a)    --      Form of Proxy


ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration in reliance upon Rule 430A and contained in the form of prospectus filed by the Registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by its is public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) To repond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 14th day of April, 1995.

DATE:  April 14, 1995

                              UNION PLANTERS CORPORATION

                              By: /s/
                                     ------------------------------------------
                                            Benjamin W. Rawlins, Jr.
                              Chairman of the Board and Chief Executive Officer

We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


Name                                   Capacity                                   Date
- ----                                   --------                                   ----
/s/                                    Chairman of the Board,                 April 14, 1995
- ------------------------               Chief Executive Officer,
Benjamin W. Rawlins, Jr.               Director (Principal
                                       Executive Officer)

/s/                                    Executive Vice President               April 14, 1995
- ------------------------               and Chief Financial
John W. Parker                         Officer (Principal
                                       Financial Officer)

/s/                                    Senior Vice President,                 April 14, 1995
- ------------------------               Treasurer and Chief
M. Kirk Walters                        Accounting Officer


/s/                                    Director                               April 14, 1995
- ------------------------
Albert M. Austin


                                       Director                               April   , 1995
- ------------------------                                                           ---
Marvin E. Bruce


                                       Director                               April   , 1995
- ------------------------                                                           ---
George W. Bryan

/s/                                             Director                                April 14, 1995
- ------------------------
Robert B. Colbert, Jr.

                                                Director                                April    , 1995
- ------------------------                                                                      --
C. J. Lowrance, III


/s/                                             President and Director                  April 14, 1995
- ------------------------
Jackson W. Moore


/s/                                             Director                                April 14, 1995
- ------------------------
Stanley D. Overton


                                                Director                                April    , 1995
- ------------------------                                                                      --
V. Lane Rawlins


/s/                                             Director                                April 14, 1995
- ------------------------
Mike P. Sturdivant


                                                Director                                April    , 1995
- ------------------------                                                                      --
Richard A. Trippeer, Jr.



/s/                                             Director                                April 14, 1995
- ------------------------
Milton J. Womack

                                EXHIBIT INDEX


    EXHIBIT                                                                         SEQUENTIALLY
    NUMBER                                 DESCRIPTION                              NUMBERED PAGE
    -------                                -----------                              -------------
      2        --      Agreement and Plan of Reorganization, dated February
                       24, 1995, by and between Union Planters Corporation,
                       FSB Acquisition Company, Inc., First State
                       Bancorporation, Inc., and First Exchange Bank of
                       Obion, including Letter Amendment dated April 4,
                       1995 to same, along with the Plan of Merger annexed
                       thereto as Exhibit A (included as collective Appendix
                       B to the Prospectus)

      3(a)     --      Restated Charter of Incorporation of Union Planters
                       Corporation, as amended December 17, 1992
                       (incorporated by reference to Exhibit 3(a) to the
                       Annual Report on Form 10-K of Union Planters
                       Corporation dated December 31, 1993)

      5        --      Opinion of Gary A. Simanson, Esquire, Associate
                       General Counsel to Union Planters Corporation,
                       regarding legality of the 8% Cumulative, Convertible
                       Preferred Stock, Series E, having no par value of
                       Union Planters Corporation

      12       --      Union Planters Corporation and Subsidiaries
                       Computation of Ratio of Earnings to Combined Fixed
                       Charges and Preferred Stock Dividends.

      23(a)    --      Consent of Gary A. Simanson, Esq. (included in Exhibit
                       5)

      23(b)    --      Consent of Price Waterhouse LLP

      23(c)    --      Consent of Dunn, Creswell, Sparks, Smith, Horne &
                       Downing

      24       --      Power of Attorney (included in signature pages)

      99(a)    --      Form of Proxy
